UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. _________)

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HMS HOLDINGS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Moving healthcare forward.

2020 Notice of Annual Meeting and Proxy Statement

A LETTER FROM THE CHAIRMAN, PRESIDENT AND CEO
TO OUR SHAREHOLDERS

Dear Fellow Shareholders:
On behalf of the Board of Directors and management, we cordially invite you to attend the HMS Holdings Corp. 2020 Annual Meeting of Shareholders to be held on Wednesday, May 27, 2020, beginning at 10:00 a.m., Central Daylight Time, at the Four Seasons Resort and Club Dallas at Las Colinas, located at 4150 N. MacArthur Boulevard, Irving, Texas 75038. The formal Notice of Annual Meeting is set forth in the enclosed materials. At the Annual Meeting, you will be asked to (1) elect ten directors, (2) approve, on an advisory basis, the 2019 compensation of our named executive officers, (3) ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and (4) consider such other business as may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.
It is important that your views be represented, whether or not you are able to attend the Annual Meeting. You may vote in person at the Annual Meeting, by proxy over the Internet or by telephone, or if you received a paper copy of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction form. Voting over the Internet, by telephone or by written proxy or voting instruction form will ensure your representation at the Annual Meeting regardless of whether you attend in person.
Although we are currently planning on holding our Annual Meeting in person, we are sensitive to concerns arising in connection with the coronavirus (COVID-19) and will continue to monitor the situation. If we determine that any changes to our Annual Meeting are necessary or appropriate, including changing the timing or location of the Annual Meeting, we will announce any changes, as more fully described in our Notice of Annual Meeting and proxy materials.

We appreciate your investment in HMS Holdings Corp. and look forward to seeing you at the Annual Meeting.

Sincerely,

William C. Lucia Chairman, President and Chief Executive Officer
April 17, 2020
Irving, Texas

A MESSAGE FROM OUR LEAD INDEPENDENT DIRECTOR ON BEHALF OF THE BOARD OF DIRECTORS
Dear Fellow Shareholders:	Cora M. Tellez Lead Independent Director

On behalf of HMS’s Board of Directors, I want to thank you for your investment and continued confidence in our company. We value your trust in us to oversee your interests in our business. As we are committed to operating with transparency, I am delighted to share some of the Board’s highlights for 2019.

Board Leadership and Structure
In the spirit of driving refreshment, in mid-2019, Mr. Stowe stepped down from the role of Lead Independent Director, after providing strong independent leadership to our Board for nearly four years. I am honored that our independent directors selected me to serve as Lead Independent Director in 2019 and will continue to work closely with my fellow directors to oversee our company and, together with William Lucia, our Chairman and CEO, provide leadership to the Board.

In 2019, we also expanded the Board to ten members and welcomed Katherine Baicker, Ph.D., and Jeffrey Rideout, M.D., as directors. Kate and Jeff bring fresh perspectives and critical skills and experience to our Board as we continue to grow our business and create long-term value for our shareholders and clients. Both are accomplished leaders in their fields of expertise. Kate brings extensive experience in healthcare policy and economic research to our Board, and Jeff brings a deep understanding of managed care, health information technology, value-based care, and quality clinical outcomes practices.

In response to our shareholders’ feedback, we will complete the declassification of the Board at our 2020 Annual meeting, and all directors will be elected for a one-year term. We believe this change fosters accountability and improves Board effectiveness.

Board Oversight of Long-Term Strategy
A significant component of our long-term strategy is executing on strategic acquisitions and partnerships. To place greater focus on this important area, we established a standing Mergers and Acquisitions Committee in 2019 to assist the Board in assessing new M&A opportunities. We had a notable year in 2019 overseeing the execution of our strategy, which included the completion of two key strategic acquisitions and a strategic investment in MedAdvisor. In 2019 we completed:

▪Our strategic acquisition of VitreosHealth, which enhances our predictive modeling and analytics capabilities within our Population Health Management solution suite and further drives customer value;
▪Our strategic acquisition of Accent, which enhances our capabilities across all of our COB and Payment Integrity solutions, expanding our range of edit and audit solutions, opening up a new coordination of benefits market for us with commercial payers and extending our push into the Medicare COB market; and
▪Our strategic investment in MedAdvisor, which furthers our strategy to evolve our Population Health Management capabilities and potentially expand our international presence.

Executive Compensation Program
We work to ensure alignment of our executive compensation program with the long-term interests of shareholders by aligning pay with performance. Based on shareholder feedback and our say-on-pay results in recent years, we did not make any significant changes to our program for 2019. For 2020, the Compensation Committee added new strategic objectives to the short-term incentive plan, linking a portion of our executive compensation to the company’s environmental and social initiatives.

Commitment to Shareholder Engagement
We welcome your feedback and invite you to share your perspectives with us at any time throughout the year by any means highlighted in our Proxy Statement.

Sincerely,

Cora M. Tellez Lead Independent Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF HMS HOLDINGS CORP.

Time and Date:	10:00 a.m. Central Daylight Time on Wednesday, May 27, 2020
Place:	Four Seasons Resort and Club Dallas at Las Colinas, located at 4150 N. MacArthur Boulevard, Irving, Texas 75038
Items of Business:	1.	To elect ten directors.
	2.	To approve, on an advisory basis, the 2019 compensation of our named executive officers.
	3.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
	4.	To consider such other business as may properly come before the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) or any postponement or adjournment thereof.

Record Date. Shareholders of record as of the close of business on April 2, 2020 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.
Meeting Admission. You are entitled to attend the Annual Meeting only if you were a shareholder of HMS as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admission. If you are not a shareholder of record, but hold shares through a broker, bank or other nominee (i.e., in street name), you should provide proof of beneficial ownership as of the close of business on the Record Date, such as your most recent account statement dated prior to April 2, 2020, a copy of the voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership. If, upon request, you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the Annual Meeting. Directions to the Annual Meeting may be obtained on our website at http://investor.hms.com/shareholder-services/annual-meeting or by sending an email to Investor Relations at robert.borchert@hms.com.
Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we encourage you to read the attached Proxy Statement and vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction form by mail, you may submit your vote by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided, or by following the instructions on your proxy card or voting instruction form for voting over the Internet or by telephone. For specific instructions on how to vote, please refer to the “General Information About the Annual Meeting” section beginning on page 1 of the Proxy Statement.

By the Order of the Board of Directors,
Meredith W. Bjorck
Executive Vice President, Chief Legal Officer
and Corporate Secretary

April 17, 2020
Irving, Texas
Special Note Regarding Possible Changes to our Annual Meeting. We are monitoring developments relating to the coronavirus (COVID-19) and how they may affect our Annual Meeting. If we determine that any changes to our Annual Meeting are necessary or appropriate, which may include changing the date and time of the meeting, including additional procedures for or limitations on meeting attendees, changing the location of the meeting or holding the meeting by remote communication, we will announce the changes, including how to participate in the meeting, in advance. Please monitor our website at http://investor.hms.com/shareholder-services/annual-meeting for updated information.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 27, 2020: This Notice of Annual Meeting and Proxy Statement and our 2019 Annual Report to Shareholders are available on our website at http://investor.hms.com/shareholder-services/annual-meeting. The information contained on our website is not incorporated by reference into this Proxy Statement.

(i)

(ii)

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2020

HMS HOLDINGS CORP.
5615 High Point Drive
Irving, Texas 75038

The Board of Directors of HMS Holdings Corp., a Delaware corporation (which may be referred to in this Proxy Statement as “we,” “us,” “our,” “HMS” or the "Company"), has made this Proxy Statement and our 2019 Annual Report to Shareholders (the “Annual Report”) available to you over the Internet or has delivered paper copies of these materials to you in connection with our 2020 Annual Meeting of Shareholders, or the 2020 Annual Meeting, to be held at 10:00 a.m. Central Daylight Time on Wednesday, May 27, 2020 at the Four Seasons Resort and Club Dallas at Las Colinas, located at 4150 N. MacArthur Boulevard, Irving, Texas 75038, and at which certain items of business will be voted on. When we ask for your proxy with respect to these items of business, we must provide you with a Proxy Statement that contains certain information specified by law.
As a shareholder, you are invited to attend the 2020 Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement.
This Proxy Statement and the notice about the Internet availability of our proxy materials, as applicable, are being mailed on or about April 17, 2020 to shareholders entitled to vote at the 2020 Annual Meeting.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Proxy Materials
Q: What information is contained in this Proxy Statement?
A: This Proxy Statement contains information relating to the proposals to be voted on at the 2020 Annual Meeting, the voting process, our Board of Directors ("Board") and Board committees, our corporate governance policies and practices, the compensation of our directors and executive officers, beneficial ownership of HMS and certain other required information.
Q: Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?
A: We are pleased to be again using the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. We are mailing to many of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet, how to request a paper copy of the materials or how to opt to receive future proxy materials in printed form by mail are provided in the notice.
Q: How can I access the proxy materials over the Internet?
A: This Proxy Statement and our Annual Report are available at www.proxyvote.com. Your notice about the Internet availability of the proxy materials, proxy card or voting instruction form will contain instructions on how to view our proxy materials over the Internet.
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GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Q: What should I do if I receive more than one notice about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?
A: You may receive more than one notice, paper copy of the proxy materials, proxy card or voting instruction form. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction form for each brokerage account in which you hold shares, or, if you are a shareholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one paper copy of the proxy materials.
To vote all of your shares by proxy, you must vote the shares represented by each notice that you receive, unless you have requested and received a proxy card or voting instruction form for the shares represented by one or more of those notices, in which case, you must complete, sign, date and return each proxy card and voting instruction form that you receive or follow the directions to vote these shares over the Internet or by telephone.
Q: How may I obtain a paper copy of the proxy materials or a copy of HMS’s Annual Report and other financial information?
A: Instructions about how to obtain a paper copy of the proxy materials are provided on the notice of Internet availability of the proxy materials. Shareholders may request a free copy of our Annual Report by contacting us at the address/phone number listed in the answer to the next question. We also will furnish any exhibits to the Annual Report if specifically requested. Alternatively, shareholders can access the Annual Report and other financial information on our Investor Relations website at http://investor.hms.com/index.cfm.
Q: I share an address with another shareholder, and we received only one notice of Internet availability of the proxy materials or only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
A: If you share an address with another shareholder, you may receive only one notice of Internet availability of the proxy materials or only one paper copy of proxy materials, unless you have provided contrary instructions.
If you wish to receive a separate set of proxy materials, please submit your request to our transfer agent, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), either by calling Broadridge at the toll-free number below, or by writing to Broadridge at the address below:
Broadridge Corporate Issuer Solutions, Inc.
Householding Department
51 Mercedes Way
Edgewood, New York 11717
Telephone: 800.542.1061
All shareholders may also call us at the number below or write to us at the address below to request a separate copy of these materials:
HMS Holdings Corp.
Attention: Investor Relations
5615 High Point Drive
Irving, Texas 75038
Email: robert.borchert@hms.com
Telephone: 214.453.3000

If you and other residents at your address have been receiving multiple copies of our proxy materials and desire to receive only a single copy of these materials, you may contact Broadridge or contact us at the above addresses or telephone numbers.
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Annual Meeting Information
Q: How can I attend the 2020 Annual Meeting?
A: You are entitled to attend the 2020 Annual Meeting if you were a shareholder of HMS as of the close of business on April 2, 2020 (the “Record Date”) or if you hold a valid proxy for the 2020 Annual Meeting. You should be prepared to present photo identification for admission. A list of shareholders eligible to vote at the 2020 Annual Meeting will be available for inspection at the 2020 Annual Meeting and for a period of ten calendar days prior to the 2020 Annual Meeting at our principal place of business during regular office hours, which is located at 5615 High Point Drive, Irving, Texas 75038.
If you are not a shareholder of record, but hold shares through a broker, bank or other nominee (i.e., in street name), in addition to photo identification, you should provide proof of beneficial ownership as of the close of business on the Record Date, such as your most recent account statement dated prior to April 2, 2020, a copy of the voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership. If, upon request, you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the 2020 Annual Meeting.
The 2020 Annual Meeting will begin promptly at 10:00 a.m., Central Daylight Time. Check-in will begin at 9:30 a.m., Central Daylight Time, and you should allow time for check-in procedures.
We currently intend to hold our 2020 Annual Meeting in person. However, we are monitoring developments relating to the coronavirus (COVID-19) and how they may affect our Annual Meeting. In the event we determine it is not possible or advisable to hold our 2020 Annual Meeting as currently proposed, we will publicly announce alternative arrangements for the meeting, which may include changing the date and time of the meeting, including additional procedures or limitations on meeting attendees, holding the meeting in a different location or holding the meeting solely by means of remote communication (i.e., a virtual-only annual meeting). Please monitor our website at http://investor.hms.com/shareholder-services/annual-meeting for updated information.
If you are planning to attend our 2020 Annual Meeting, please check our website prior to the meeting date. If we determine to hold our 2020 Annual Meeting by remote communication, we will provide information regarding how shareholders may listen live, submit questions and vote at the meeting. In addition, a list of our shareholders of record will be made available electronically during the meeting. Please be sure to retain the 16-digit number included on your proxy card, voting instruction form or notice in order to verify your identity in the event we hold the 2020 Annual Meeting by remote communication.
Q: How many shares must be present or represented to conduct business at the 2020 Annual Meeting?
A: Holders of a majority of our shares of common stock entitled to vote at the 2020 Annual Meeting must be present in person or represented by proxy at the 2020 Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. You are part of the quorum if you have voted by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. Broker non-votes result when shares are held in “street name” by brokers who are present in person or represented by proxy at a meeting, but who have not received a voting instruction on a particular item or matter on behalf of the customers who actually own our shares and the item or matter is not within the broker’s discretionary authority to vote. See “What if I am a beneficial shareholder and I do not give my broker voting instructions?” on page 6 for more information.
Q: What if a quorum is not present or represented by proxy at the 2020 Annual Meeting?
A: If a quorum is not present in person or represented by proxy at the 2020 Annual Meeting, the shareholders present or represented at the meeting and entitled to vote (although less than a quorum) or any officer entitled to preside or to act as chairman of such meeting, may adjourn the 2020 Annual Meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken and no other notice will be given, unless the adjournment is for more than 30 days from the date of the original
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GENERAL INFORMATION ABOUT THE ANNUAL MEETING
meeting or a new record date is set for the adjourned meeting, in which case, a notice of the adjourned meeting shall be given to each shareholder entitled to vote at the meeting.
Voting Information
Q: Who is entitled to vote at the 2020 Annual Meeting?
A: Only shareholders of record at the close of business on April 2, 2020 are entitled to vote at the 2020 Annual Meeting. We refer to the close of business on this date as our Record Date.
Q: What are the voting rights of HMS’s holders of common stock?
A: Each outstanding share of HMS common stock at the close of business on the Record Date will be entitled to one vote on each matter considered at the 2020 Annual Meeting. You may vote all shares of HMS common stock owned by you as of the Record Date, including (i) shares that are held directly in your name as the shareholder of record, and (ii) shares held for you as the beneficial owner through a broker, bank or other nominee. On the Record Date, we had 88,410,877 shares of common stock issued and outstanding.
Q: What items of business will be voted on at the 2020 Annual Meeting?
A: Shareholders are being asked to vote on the following matters at the 2020 Annual Meeting:

Proposal Number	Matter	Our Board of Directors Recommends
One
To elect as directors the ten nominees named in this Proxy Statement for a term expiring on the date of our 2021 Annual Meeting of Shareholders, or at such time as their successors have been duly elected and qualified
FOR EACH DIRECTOR NOMINEE
Two	To approve, on an advisory basis, the 2019 compensation of our named executive officers, as described in this Proxy Statement	FOR
Three	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020	FOR

We will also consider other business that properly comes before the 2020 Annual Meeting or any postponement or adjournment thereof.
Q: Assuming there is a proper quorum of shares represented at the meeting, how many shares are required to approve the proposals being voted on in this Proxy Statement and how are shares counted?
A: The following table reflects the vote required in accordance with the laws of the State of Delaware, our Certificate of Incorporation, our Bylaws and The Nasdaq Stock Market LLC Marketplace Rules (the “Nasdaq Marketplace Rules”), as applicable:

Proposal Number	Matter	Vote required	Is broker discretionary voting allowed?
One	Elect ten directors	Majority of votes cast	No
Two	Approve, on an advisory basis, the 2019 compensation of our named executive officers*	Majority of votes cast	No
Three	Ratify the selection of Grant Thornton LLP	Majority of votes cast	Yes
*Advisory and non-binding. Please see Proposal Two on page 73 for more information regarding the effect of your vote.
With respect to Proposal One, you may vote "for" or "against" each of the nominees, or you may "abstain" from voting for one or more nominees. Our Bylaws provide that a nominee will be elected as a director if he or she receives a majority of the votes cast on his or her election at the 2020 Annual Meeting. A majority of the votes cast
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means that the number of shares voted “for” a nominee’s election exceeds the number of votes cast “against” that nominee’s election (with abstentions and broker non-votes not counted as a vote either “for” or “against” that nominee’s election).
With respect to Proposals Two and Three, you may vote "for," "against" or "abstain" from voting on these proposals. Adoption of Proposals Two and Three requires the affirmative vote of the majority of the votes cast by the holders of all of the shares of stock present or represented at the 2020 Annual Meeting and voting affirmatively or negatively on such matters (meaning the number of shares voted "for" a proposal must exceed the number of shares voted "against" such proposal). Neither abstentions nor broker non-votes will have an effect on the outcome of such matters because approval is based solely on the number of votes cast affirmatively or negatively.
Q: What if a director nominee does not receive a majority of the votes cast?
A: If an incumbent director who has been nominated for re-election fails to receive a majority of the votes cast in an uncontested election “for” his/her re-election, Delaware law provides that the director continues to serve as a director in a hold-over capacity.
HMS has adopted a Board Resignation Policy that requires each incumbent nominee to submit an irrevocable contingent resignation letter that will be effective upon (i) his/her failure to receive the required vote at the next annual meeting at which he/she faces re-election and (ii) Board acceptance of such resignation. Therefore, if a nominee fails to receive the required vote for re-election, our Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board will publicly disclose its decision and rationale within a reasonable time period following certification of the election results. If a director’s resignation is accepted by the Board, the Board may fill the vacancy or decrease the size of the Board.
Q: What happens if a nominee is unable to stand for election?
A: If a nominee is unable to stand for election, the Board may either reduce the number of directors to be elected or designate a substitute nominee. If a substitute nominee is selected, the persons named as proxy holders, William C. Lucia, our Chairman, President and Chief Executive Officer, Jeffrey S. Sherman, our Executive Vice President, Chief Financial Officer and Treasurer, and Meredith W. Bjorck, our Executive Vice President, Chief Legal Officer and Corporate Secretary, intend to vote your proxy for the substitute nominee and the remaining nominees, unless otherwise instructed by you in the proxy.
Q: What happens if additional matters are presented at the 2020 Annual Meeting?
A: Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2020 Annual Meeting. If you grant a proxy, Messrs. Lucia and Sherman and Ms. Bjorck, the proxy holders, will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2020 Annual Meeting.
Q: What if I sign and return my proxy without making any voting decisions?
A: If you sign and return your proxy without making any voting decisions, your shares will be voted “FOR” each of the ten nominees for director named in Proposal One, and “FOR” Proposals Two and Three. If other matters properly come before the 2020 Annual Meeting, the persons named as proxy holders, Messrs. Lucia and Sherman and Ms. Bjorck, will have the authority to vote on those matters for you at their discretion. As of the date of this Proxy Statement, we are not aware of any matters that will come before the 2020 Annual Meeting other than those disclosed in this Proxy Statement.
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Q: What if I am a beneficial shareholder and I do not give my broker voting instructions?
A: If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange (NYSE) regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares on certain “routine” matters for which their customers do not provide voting instructions. A "broker non-vote" occurs when the broker does not vote on a particular proposal because that broker does not have discretionary voting power. Broker non-votes will be considered as present for purposes of determining a quorum.
The election of directors (Proposal One) and the advisory vote on executive compensation (Proposal Two) are considered “non-routine” matters under the applicable rules of the NYSE, so your broker cannot vote on these matters without your voting instructions. Your broker is permitted to vote your shares on the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2020 (Proposal Three), even if your broker does not receive voting instructions from you because this matter is considered “routine” under the applicable rules of the NYSE.
Q: What is the difference between holding shares as a shareholder of record and holding shares as a beneficial owner?
A: Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. We have summarized below some of the distinctions between being a shareholder of record and being a beneficial owner.
Shareholder of Record. If your shares are registered directly in your name, or as a joint holder, with our transfer agent, Broadridge, you are considered, with respect to those shares, the shareholder of record. As a shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2020 Annual Meeting.
Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the 2020 Annual Meeting.
Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the 2020 Annual Meeting. Your broker, bank or other nominee has provided a voting instruction form for you to use in directing the broker, bank or other nominee how to vote your shares.
Q: How can I vote?
A: Whether you hold shares directly as a shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2020 Annual Meeting. Even if you plan to attend the 2020 Annual Meeting, we recommend that you use one of the methods described below to submit your proxy so that your vote will be counted if you later decide not to attend the 2020 Annual Meeting.

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By Internet. Go to www.proxyvote.com and follow the instructions there. You will need the 16-digit number included on your proxy card, voting instruction form or notice. Votes submitted via the Internet must be received by 11:59 p.m. Eastern Daylight Time on May 26, 2020.

By telephone. Dial the phone number on your proxy card. You will need the 16-digit number included on your proxy card, voting instruction form or notice. Telephone voting for shareholders of record is available 24 hours a day. Votes submitted by telephone must be received by 11:59 p.m. Eastern Daylight Time on May 26, 2020. If your shares are held in an account at a bank or brokerage firm that offers telephone voting options, they will provide you with a voting instruction form that includes instructions on how to vote your shares by telephone by the deadline specified on the voting instruction form.

By mail. If you received a paper copy of a proxy card or voting instruction form, you may submit your proxy by completing, signing and dating the proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope. In order to ensure they are voted at the 2020 Annual Meeting, proxies submitted by mail must be received at the address provided no later than May 26, 2020, the last business day before the meeting.

In person. Shares held in your name as the shareholder of record may be voted in person at the 2020 Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares.

Q: Is my vote confidential?
A: Proxy cards, ballots and voting instructions and tabulations that identify individual shareholders will be tabulated by Broadridge and will be handled in a manner that protects your voting privacy.
Q: How are my votes cast when I submit my proxy over the Internet, by telephone or by mail?
A: When you submit your proxy over the Internet, by telephone or by signing and returning the proxy card, you appoint Messrs. Lucia and Sherman and Ms. Bjorck, or any of them, as your representatives at the 2020 Annual Meeting. Messrs. Lucia and Sherman and Ms. Bjorck, or any of them, will vote your shares at the 2020 Annual Meeting as you have instructed or as described above. They are also entitled to appoint a substitute to act on their behalf.
Q: May I change my vote?
A: Yes. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) prior to the applicable deadline, by providing a written notice of revocation to our Corporate Secretary, or by attending the 2020 Annual Meeting and voting in person. For your written notice of revocation to be effective, it must be received by our Corporate Secretary at our principal place of business no later than May 26, 2020, the last business day before the meeting. Attendance at the 2020 Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or if you cast a new vote. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with the directions provided by your broker, bank or other nominee, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the 2020 Annual Meeting and voting in person. If you are a shareholder of record, you may also change your vote at any time prior to 11:59 p.m. Eastern Daylight Time on May 26, 2020 by voting over the Internet or by telephone. If you change your vote prior to the deadline, your latest telephone or Internet proxy is counted.
| 2020 Proxy Statement 7

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Q: Who will bear the cost of soliciting votes for the 2020 Annual Meeting?
A: HMS is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees. These individuals will not receive any additional compensation for such solicitation activities. HMS has also retained Georgeson LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $18,500, plus administrative costs and any other reasonable out-of-pocket disbursements. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to shareholders.
Q: Where can I find the voting results of the 2020 Annual Meeting?
A: We intend to announce preliminary voting results at the 2020 Annual Meeting and publish final results, or the preliminary results if final results are unavailable, on a Current Report on Form 8-K to be filed with the SEC within four business days of the 2020 Annual Meeting.
Q: Who will serve as inspector of elections?
A: Broadridge will tabulate votes and a representative of Broadridge will act as inspector of elections.
Q: Who can help answer my questions?
A: If you have any other questions about the 2020 Annual Meeting, you should contact our Assistant Corporate Secretary, Kimberly Day, at 214.453.3000.
Q: What if I have questions for HMS’s transfer agent?
A: Broadridge serves as our transfer agent. Broadridge can be reached as follows:
HMS Holdings Corp.
c/o Broadridge Corporate Issuer Solutions
P.O. Box 1342
Brentwood, New York 11717
Telephone Inquiries: 855.418.5059 or TTY for hearing impaired: 855.627.5080
Foreign Shareholders: 720.378.5654
Website: http://www.broadridge.com
shareholder@broadridge.com

8 | 2020 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS
Our Board is currently composed of ten directors. At the 2018 annual meeting of shareholders, our Board recommended, and our shareholders approved, an amendment to our Certificate of Incorporation (as in effect at that time) to declassify the Board and provide for the annual election of all directors. Consequently, directors who were elected prior to the effectiveness of the amendment at the 2018 annual meeting of shareholders will complete their two-year terms at the 2020 Annual Meeting. Directors whose previous terms expired at the 2019 annual meeting of shareholders were re-elected at that meeting for a one-year term expiring at the 2020 Annual Meeting. Thus, beginning with the 2020 Annual Meeting, the entire Board will be elected annually as a single class.
At the 2020 Annual Meeting, our shareholders will be asked to consider and vote upon ten nominees for election as directors. Based on the recommendation of our Nominating and Governance Committee, our Board has nominated Katherine Baicker, Ph.D., Robert Becker, Craig R. Callen, William C. Lucia, William F. Miller III, Jeffrey A. Rideout, M.D., Ellen A. Rudnick, Bart M. Schwartz, Richard H. Stowe and Cora M. Tellez for election, or re-election, as directors at the 2020 Annual Meeting. Information regarding the experience, qualifications, attributes and skills of each of the nominees that led our Board to nominate each of them as a director, is included below under the heading “Our Board of Directors.” Each of the nominees is currently serving as a director of HMS. Messrs. Becker, Callen, Lucia and Schwartz were last elected at the 2018 annual meeting of shareholders, and Mses. Rudnick and Tellez and Messrs. Miller and Stowe were last elected at the 2019 annual meeting of shareholders. Effective June 20, 2019, pursuant to our Bylaws, the Board increased the number of directors of the Company from eight to ten and appointed both Dr. Baicker and Dr. Rideout as directors, upon the recommendation of the Nominating and Governance Committee. Drs. Baicker and Rideout were identified by the Nominating and Governance Committee's third party search firm as part of a thorough search process.
Each of the nominees has consented to being named in this Proxy Statement and to serve as a director if elected. If elected, each of the nominees will hold office for a one-year term expiring at the annual meeting of shareholders in 2021 and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board. The Board expects that each nominee will be available for election. HMS did not receive notice from any shareholder prior to the deadline for submitting notice of an intention to nominate any additional persons for election as directors at the 2020 Annual Meeting.
Vote Required
The affirmative vote of a majority of the votes cast with respect to his or her election at the 2020 Annual Meeting is required to elect each of the ten director nominees to the Board.

☑	The Board of Directors recommends a vote “FOR” each of the ten director nominees named in Proposal One.

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PROPOSAL ONE: ELECTION OF DIRECTORS
Our Board of Directors
The following table sets forth information with respect to each member of our Board as of the date of this Proxy Statement.

Name	Independ- ent	Age	Director Since	Principal Occupation	Committee Memberships	Outside Boards(1)
Katherine Baicker, Ph.D.	Yes	48	2019	Dean and Emmett Dedmon Professor, University of Chicago Harris School of Public Policy	N/A	▪ Eli Lilly and Company
Robert Becker	Yes	66	2016	Retired President & CEO, Wolters Kluwer Health	▪ Audit ▪ Compensation ▪ Nominating & Governance
Craig R. Callen	Yes	64	2013	Former Senior Advisor, Crestview Partners	▪ Compensation ▪ Mergers & Acquisitions ▪ Nominating & Governance	▪ Omega Healthcare Investors, Inc.
William C. Lucia	No	62	2008	Chairman, President & CEO, HMS Holdings Corp.	N/A
William F. Miller III	Yes	70	2000	Senior Executive Advisor, Beecken Petty O’Keefe & Company	▪ Compliance & Ethics ▪ Mergers & Acquisitions
Jeffrey A. Rideout, M.D.	Yes	58	2019	President and CEO, Integrated Healthcare Association	N/A	▪ Amedisys, Inc.
Ellen A. Rudnick	Yes	69	1997	Senior Advisor for Entrepreneurship, adjunct faculty, University of Chicago Booth School of Business	▪ Audit ▪ Compliance & Ethics ▪ Nominating & Governance	▪ First Midwest Bancorp, Inc. ▪ Patterson Companies, Inc.
Bart M. Schwartz	Yes	73	2010	Chairman & CEO, SolutionPoint International, LLC	▪ Audit ▪ Compliance & Ethics ▪ Nominating & Governance
Richard H. Stowe	Yes	76	1989	General Partner, Health Enterprise Partners, LP	▪ Mergers & Acquisitions ▪ Nominating & Governance
Cora M. Tellez	Yes	70	2012	President & CEO, Sterling HSA	▪ Audit ▪ Compensation ▪ Nominating & Governance	▪ Pacific Premier Bancorp, Inc.
(1) Includes corporations subject to the registration or reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or registered under the Investment Company Act of 1940 (as of the date of this Proxy Statement).

Summarized below is key information regarding the collective composition and qualifications of our Board. The Board believes that the combination of business skills and professional experience of our directors, as well as the gender, ethnicity and tenure diversity among its members, have been contributing factors to its effectiveness and provide a valuable resource to management in overseeing and developing strategy and long-term plans for HMS. Our directors have a combined wealth of leadership experience derived from extensive service guiding large, complex organizations as executive leaders or board members and in government and academia and possess substantive knowledge and skills applicable to our business, including experience in the following areas:

10 | 2020 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

Directors' Experience, Qualifications, Attributes and Skills

Healthcare or Healthcare Technology Industry Provides a relevant understanding of our business, strategy, operations and competitive environment	Academia Provides knowledge of current issues in academia and thought leadership

Public Company Board Contributes to the Board’s understanding of corporate governance and transparency and oversight of issues facing complex businesses	Accounting, Auditing, Financial Reporting Important in monitoring our operational and financial performance and overseeing the accuracy of financial reporting and robust controls

CEO, Executive Leadership
Provides a practical understanding through hands-on experience of core management areas, including strategic and operational planning, financial reporting, compliance, risk management and leadership development
Big Data, Technology, Cybersecurity Contributes to the Board’s understanding of our information technology and oversight of our cyber risks

Corporate Finance, Capital Markets, M&A Important in overseeing the financial position of the company and evaluating potential transactions	Risk Management Enables the Board to effectively oversee the risks facing our Company

Government, Legal & Regulatory Important in understanding the regulated nature of our industry, how it is impacted by government actions and complex legal matters and public policy issues	Global Provides insight on how we can continue to grow and manage our business outside the United States

Key statistics related to our Board are shown below.

Background Information Regarding Director Nominees
Biographical information of each nominee for director, including further information regarding his or her respective business experience and service on other boards, is below. Also included below is a description of the specific experience, qualifications, attributes or skills that led our Board to conclude that each director should serve as a member of our Board.

| 2020 Proxy Statement 11

PROPOSAL ONE: ELECTION OF DIRECTORS

Katherine Baicker, Ph.D.
Independent Director Since: June 2019 Age: 48 HMS Committees: None
Dr. Baicker has served as Dean and the Emmett Dedmon Professor at the University of Chicago Harris School of Public Policy since August 2017. From July 2007 through July 2017, Dr. Baicker served as a professor at Harvard University’s T.H. Chan School of Public Health, where from July 2014 through July 2016, she also served as the C. Boyden Gray Professor of Health Economics and Chair of the Department of Health Policy and Management. Dr. Baicker is a leading scholar in the economic analysis of health policy and currently serves as a research associate at the National Bureau of Economic Research. Dr. Baicker’s research has been published in journals such as the New England Journal of Medicine, JAMA, Science, Health Affairs, and the Quarterly Journal of Economics. She is an elected member of the National Academy of Medicine, National Academy of Social Insurance, the Council on Foreign Relations, and the American Academy of Arts and Sciences, and also currently serves on the Congressional Budget Office’s Panel of Health Advisers, the National Institute for Health Care Management Foundation Advisory Board, and as a Trustee of the Mayo Clinic. Dr. Baicker previously has served as a Senate-confirmed Member of the President’s Council of Economic Advisers, as a Commissioner on the Medicare Payment Advisory Commission, and as Chair of the Massachusetts Group Insurance Commission.
Board Qualifications and Skills:
Dr. Baicker brings extensive experience in healthcare policy and economic research to our Board. As a leading academic in the healthcare field, Dr. Baicker provides valuable insight to the Board on research trends and emerging areas of innovation relevant to our business. In addition, the experience gained through her government advisory roles enables Dr. Baicker to provide critical perspective on public policy issues relevant to our business.
Other Public Company Directorships:
Dr. Baicker currently serves on the Board of Eli Lilly & Company.

Robert Becker
Independent Director Since: January 2016 Age: 66 HMS Committees: Audit Compensation Nominating & Governance	Mr. Becker most recently served as President and CEO of Wolters Kluwer Health, a provider of information and point of care solutions to the healthcare industry, from December 2008 until his retirement in May 2015. In his role at Wolters Kluwer Health, Mr. Becker reported to the Chairman of the Executive Board and had global responsibility for Wolters Kluwer’s $1.2 billion Health division. From August 2003 to November 2008, he served as CEO of Wolters Kluwer Law & Business. Mr. Becker led the transformation of both the Health and Law & Business divisions from traditional publishers to world-class providers of digital content and software solutions through a combination of organic growth and mergers and acquisitions. Prior to joining Wolters Kluwer, Mr. Becker served as President and CEO of Jupiter Media Metrix, a provider of comprehensive research and measurement products and services designed to assist companies in utilizing Internet technologies to more effectively operate their businesses. Mr. Becker also spent 13 years with The Thomson Corporation, a publishing and information services company, serving 10 years as a CEO and three as a CFO of several global businesses. Mr. Becker, who is a CPA, began his career at PriceWaterhouse auditing numerous public and privately held companies. Mr. Becker previously served on the board of directors of Symphony Health, a privately held portfolio company of Symphony Technology Group providing pharmacy claims and patient longitudinal health records to the pharmaceutical industry.
Board Qualifications and Skills:
Mr. Becker’s executive leadership experience and strong background in technology and data analytics provide valuable insight into strategic planning and operations to the Board. Among other qualifications, Mr. Becker brings to the Board extensive financial expertise, including budgeting, forecasting and mergers and acquisitions.
Other Public Company Directorships:
None

12 | 2020 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

Craig R. Callen
Independent Director Since: October 2013 Age: 64 HMS Committees: Compensation (Chair) Mergers & Acquisitions (Chair) Nominating & Governance
Mr. Callen has served as one of our directors since October 2013. Mr. Callen was a Senior Advisor at Crestview Partners, a private equity firm, from 2009 through 2016. From 2004 to 2007, Mr. Callen was Senior Vice President and Head of Strategic Planning and Business Development and a member of the Executive Committee for Aetna, Inc. In his role at Aetna, Mr. Callen reported directly to the Chairman and CEO and was responsible for oversight and development of Aetna’s corporate strategy, including mergers and acquisitions. During his tenure, Mr. Callen and his team led the acquisitions of seven companies, investing over $2.0 billion, broadening Aetna’s revenue, global presence, product line, targeted markets and participation in government programs. Prior to joining Aetna, Mr. Callen was a Managing Director and Head of U.S. Healthcare Investment Banking at Credit Suisse First Boston and Co-Head of Healthcare Investment Banking at Donaldson, Lufkin & Jenrette.
Board Qualifications and Skills:
Mr. Callen brings over 20 years of healthcare investment banking experience and corporate development expertise to our Board, which are invaluable to us as we evaluate, develop and implement new solutions for clients. Mr. Callen also has extensive experience in a corporate setting and as an advisor to public/private healthcare companies.
Other Public Company Directorships:
Mr. Callen currently serves as Chairman of the Board of Directors of Omega Healthcare Investors, Inc.

William C. Lucia
Management Director Since: May 2008 Age: 62
Mr. Lucia has served as our Chairman, President and Chief Executive Officer since July 2015 and has been a member of our Board since May 2008. Prior to his current role, Mr. Lucia served as our President and Chief Executive Officer, from March 2009 to July 2015, and as our President and Chief Operating Officer from 2005 to 2009. In addition, since joining us in 1996, Mr. Lucia has held several other leadership positions with us across multiple divisions. During his tenure, Mr. Lucia has expanded our core business and product suite, both organically and through targeted acquisitions of businesses. Under Mr. Lucia’s leadership, HMS has become an industry leader in healthcare technology, analytics and engagement solutions, saving billions of dollars annually while helping health plan members lead healthier lives. Prior to joining HMS, Mr. Lucia served in various executive positions including Senior Vice President, Operations and Chief Information Officer for Celtic Life Insurance Company, and Senior Vice President, Insurance Operations for North American Company for Life and Health Insurance. Mr. Lucia is a Fellow of the Life Management Institute program through LOMA, an international association through which insurance and financial services companies around the world engage in research and educational activities to improve company operations. Mr. Lucia also serves on the boards of AllyAlign Health, and the Digital Health CRC, an Australian government cooperative research centre.
Board Qualifications and Skills:
With over 20 years of experience with HMS working across multiple divisions and his prior experience in the insurance industry, Mr. Lucia brings to our Board in-depth knowledge of HMS and the healthcare and insurance industries, the evolving healthcare landscape and the array of challenges to be faced and demonstrates an ability to formulate and implement key strategic initiatives, making him well-positioned to lead our management team and provide essential insight and leadership to the Board.
Other Public Company Directorships: None

| 2020 Proxy Statement 13

PROPOSAL ONE: ELECTION OF DIRECTORS

William F. Miller III
Independent Director Since: October 2000 Age: 70 HMS Committees: Compliance & Ethics Mergers & Acquisitions
Since 2017, Mr. Miller has served as a senior executive advisor at Beecken Petty O’Keefe & Company, a private equity management firm. Mr. Miller also served as a healthcare industry advisor for KKR Advisors, a global investment firm, from 2013 to 2018. From 2006 to 2013, Mr. Miller was a partner at Highlander Partners, a private equity group in Dallas, Texas focused on investments in healthcare products, services and technology. Mr. Miller served as our Chief Executive Officer from October 2000 to April 2005, and as our Chairman from December 2000 to April 2006. From 1983 to 1999, Mr. Miller served as President and Chief Operating Officer of EmCare Holdings, Inc., a national healthcare services firm focused on the provision of emergency physician medical services. Mr. Miller currently serves as a board member of Maxor National Pharmacy Services, a private pharmacy benefits management company and Medicus Healthcare Solutions, a private medical staffing services company.

Board Qualifications and Skills:
Mr. Miller brings to the Board both a thorough understanding of our business and the healthcare industry and extensive experience in the financial markets. His significant operational experience, both at HMS and at EmCare Holdings, makes him well-positioned to provide insight to the Board on financial, operational and strategic issues, among other matters.
Other Public Company Directorships:
None

Jeffrey A. Rideout, M.D.
Independent Director Since: June 2019 Age: 58 HMS Committees: None
Dr. Rideout has served as President and CEO of the Integrated Healthcare Association, a California-based multi-stakeholder leadership group that promotes quality improvement, accountability and affordability of health care, since May 2015. He is also a licensed physician in the State of California and holds academic appointments at Stanford University as a Consulting Professor, Department of Health Research and Policy, School of Medicine, and the University of California, Berkeley Haas School of Business, where he teaches on topics related to healthcare technology, services and innovation. From June 2013 to May 2015, he served as an independent consultant to several organizations, including as Senior Medical Advisor at Covered California, California’s State-based exchange, and as Senior Advisor to GE Ventures, where he focused on new business development related to Digital Health and Digital Therapeutics. Prior to that, Dr. Rideout had served as Chief Medical Officer for The TriZetto Group, a healthcare information technology company, as Chief Medical Officer of Cisco Systems and the global leader of Cisco’s Internet Business Solutions Group Healthcare Practice, and as SVP and Chief Medical Officer of Blue Shield of California.

Board Qualifications and Skills:
Dr. Rideout brings a deep understanding of managed care, health information technology, value-based care, and quality clinical outcomes practices to our Board, providing valuable perspective of the changing healthcare environment as we continue to grow our business.
Other Public Company Directorships:
Dr. Rideout currently serves on the Board of Directors of Amedisys, Inc.

14 | 2020 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

Ellen A. Rudnick
Independent Director Since: 1997 Age: 69 HMS Committees: Audit (Chair) Compliance & Ethics Nominating & Governance
Since 1999, Ms. Rudnick has served in various roles at the University of Chicago Booth School of Business, including her current role as Senior Advisor for Entrepreneurship, adjunct faculty, and her prior role as Executive Director and Clinical Professor, Polsky Center for Entrepreneurship and Innovation, from 1999 through July 2016. From 1993 to 1999, Ms. Rudnick served as Chairman of Pacific Biometrics, Inc., a publicly held healthcare biodiagnostics company and its predecessor, Bioquant, which she co-founded. From 1990 to 1992, she served as President and Chief Executive Officer of Healthcare Knowledge Resources (HKR), a privately held healthcare information technology corporation and subsequently served as President of HCIA, Inc. (HCIA) following the acquisition of HKR by HCIA. From 1975 to 1990, Ms. Rudnick served in various positions at Baxter Health Care Corporation, including Corporate Vice President and President of its Management Services Division.

Board Qualifications and Skills:
Ms. Rudnick brings to the Board extensive business understanding and demonstrated management expertise, having served in key leadership positions at a number of healthcare companies. Ms. Rudnick has a comprehensive understanding of the operational, financial and strategic challenges facing companies and knows how to make businesses work effectively and efficiently. Her management experience and service on other public company boards has provided her with a thorough understanding of the financial and other issues facing large companies.
Other Public Company Directorships:
Ms. Rudnick serves as a director of First Midwest Bancorp, Inc. and Patterson Companies, Inc.

Bart M. Schwartz
Independent Director Since: July 2010 Age: 73 HMS Committees: Audit Compliance & Ethics (Chair) Nominating & Governance
Since 2010, Mr. Schwartz has served as the Chairman and Chief Executive Officer of SolutionPoint International, LLC, which provides an integrated array of business intelligence, security and compliance, identity assurance and situational awareness through its wholly-owned subsidiary Guidepost Solutions LLC. In 2003, Mr. Schwartz founded his own law firm, which specializes in, among other areas, conducting independent investigations, monitoring and Independent Private Sector Inspector General engagements and developing, auditing and implementing compliance programs. From 1991 to 2003, Mr. Schwartz served as the Chief Executive Officer of Decision Strategies, an internationally recognized investigative and security firm, which was sold to SPX Corporation in 2001. Mr. Schwartz has over 30 years’ experience managing domestic and international investigations, prosecutions and assessments for clients in both the public and private sectors. He currently serves as the federally appointed Monitor of GM and as a court-appointed Receiver to several large hedge funds.
Board Qualifications and Skills:
Mr. Schwartz brings extensive legal and compliance experience to our Board, which is particularly valuable as we continue to expand our business.
Other Public Company Directorships:
Mr. Schwartz previously served as Chairman of the Board of Kadmon Holdings, Inc.

| 2020 Proxy Statement 15

PROPOSAL ONE: ELECTION OF DIRECTORS

Richard H. Stowe
Independent Director Since: 1989 Age: 76 HMS Committees: Mergers & Acquisitions Nominating & Governance (Chair)
Mr. Stowe has served as a general partner of funds managed by Health Enterprise Partners, a private equity firm, since 2005. Mr. Stowe has over 50 years of financial, capital markets and investment experience. From 1999 to 2005, Mr. Stowe was a private investor, a senior advisor to the predecessor funds to Health Enterprise Partners, and a senior advisor to Capital Counsel LLC, an asset management firm. From 1979 until 1998, Mr. Stowe was a general partner of Welsh, Carson, Anderson & Stowe. Prior to 1979, he was a Vice President in the venture capital and corporate finance groups of New Court Securities Corporation (now Rothschild, Inc.).
Board Qualifications and Skills:
Mr. Stowe brings over 50 years of financial, capital markets and investment experience to our Board. Mr. Stowe also has extensive company and industry knowledge through his service on our Board and as Lead Independent Director from July 2015 to June 2019, providing invaluable insight and perspective to our Board.
Other Public Company Directorships:
None

Cora M. Tellez
Lead Independent Director Director Since: October 2012 Age: 70 HMS Committees: Audit Compensation Nominating & Governance
Ms. Tellez is the President and Chief Executive Officer of Sterling HSA, an independent health savings accounts administrator which she founded in 2004. Prior to starting Sterling HSA, Ms. Tellez served as President of the health plans division of Health Net, Inc., an insurance provider. She later served as President of Prudential’s western health care operations, CEO of Blue Shield of California, Bay Region and Regional Manager for Kaiser Permanente of Hawaii. Ms. Tellez also served until 2018 as Chief Executive Officer of Amazing CARE Network, Inc., a company she founded in January 2015 (now a part of Sterling HSA). Ms. Tellez serves on the boards of various nonprofit organizations such as the Institute for Medical Quality and UC San Diego’s Center for Integrative Medicine.
Board Qualifications and Skills:
Ms. Tellez brings over 25 years of healthcare policy and operations experience to the Board. Her public company operational, financial and corporate governance experience and her financial expertise are valuable resources for our Board.
Other Public Company Directorships:
Ms. Tellez currently serves on the board of directors of Pacific Premier Bancorp, Inc. Ms. Tellez previously served as Chair of the Board of CorMedix Inc.

16 | 2020 Proxy Statement

CORPORATE GOVERNANCE
Shareholder Engagement
We believe that shareholder engagement is fundamental to maintaining strong compensation and governance practices and we highly value the variety of perspectives of our shareholders, which strengthen our understanding of their interests. We actively engage with our shareholders through our annual shareholder outreach and other means of communication. Shareholders are invited to communicate with us at any time throughout the year. See “Shareholder Communication with the Board of Directors” for additional information.
To continue our commitment to engage with our shareholders, in the spring of 2019, we reached out to our 25 largest institutional shareholders, representing approximately 66% of our outstanding shares, to discuss matters related to the 2019 annual meeting and solicit their points of view on topics of interest to them. While our shareholder outreach program is primarily a function of management, Mr. Stowe, as our Lead Independent Director and Chair of the Compensation Committee at that time, as well as each of the other committee Chairs, including Ms. Rudnick, Mr. Schwartz and Ms. Tellez, were available to participate in those conversations at the request of our shareholders. Feedback from our shareholders is shared with the Board and committees as appropriate.
As a result of our engagement with shareholders in recent years and to maintain leading corporate governance practices, we have taken the actions summarized below. A discussion of our shareholder engagement efforts on executive compensation practices is included below under the heading “Compensation Discussion and Analysis.”

Key Corporate Governance Actions
✓
Will complete the process of declassifying the Board at the 2020 Annual Meeting, following shareholder approval in 2018 of our proposal to declassify the Board from two classes to one class, as described in more detail under the heading “Proposal One: Election of Directors”

✓	Made significant progress on the implementation of our environmental management system, as described in more detail under the heading “Corporate Responsibility and Sustainability”
✓	Expanded the board from eight to ten directors and appointed Dr. Katherine Baicker and Dr. Jeffrey A. Rideout to the Board
✓	Appointed Ms. Cora Tellez as Lead Independent Director, following Mr. Richard Stowe's service from July 2015 through June 2019
✓	Established a Mergers and Acquisitions Committee to assist the Board in reviewing and assessing potential transactions

Corporate Governance Highlights
We are committed to maintaining leading corporate governance practices. Key highlights of our corporate governance profile and practices are summarized below.

| 2020 Proxy Statement 17

CORPORATE GOVERNANCE

Corporate Governance at a Glance
Director Independence	All of our directors are independent other than our Chairman and CEO. All of our standing board committees are comprised solely of independent directors.
Lead Independent Director	The independent directors elect a Lead Independent Director annually. The Lead Independent Director has a clearly defined role.
Diverse and Skilled Board	Three of our ten current directors are women. The Board reflects diversity of skills and experience, as well as age and tenure.
Board Effectiveness and Accountability
All directors are elected annually beginning at the 2020 Annual Meeting.
The Nominating and Governance Committee oversees annual evaluations of the Board, each standing committee and individual directors.
The Board meets in executive session without management after each regularly scheduled meeting.
The Board has adopted a majority voting standard in uncontested elections and a Board Resignation Policy.

Director Stock Ownership	100% of our directors are also our shareholders. The Board has adopted robust stock ownership guidelines applicable to the Board and our executive officers.
Shareholder Rights	We do not have a shareholder rights plan, also known as a "poison pill." We do not have supermajority vote requirements. We hold an annual say-on-pay advisory vote.
Annual Shareholder Outreach	We regularly engage with our shareholders through our annual outreach and other forms of communication.
Other Policies that Promote Alignment with Interests of Shareholders
We have a policy against hedging company stock applicable to directors and employees.
We have a policy against pledging company stock applicable to directors and employees.
We have a Clawback Policy applicable to all forms of executive incentive compensation.

Board Leadership
Our governance framework provides our Board with the flexibility to select the appropriate board leadership structure for HMS. In making leadership structure determinations, the Board considers many factors, including the recommendation of the Nominating and Governance Committee and the pros and cons of alternative leadership structures in light of the current needs of our Company and the best interest of our shareholders.
Mr. Lucia has served as our CEO since March 2009 and has served as both Chairman of the Board and CEO since July 2015. Given the complexity of our business, the rapidly changing healthcare environment in which we operate and the unique opportunities and challenges that we face, the Board believes that having a combined Chairman and CEO role serves the best interests of HMS and its shareholders at this time. Mr. Lucia’s long history with HMS and extensive knowledge of all aspects of our business, the healthcare industry and the macroeconomic environment in which we operate gives Mr. Lucia unique insight into both investor and customer viewpoints, provides HMS with unified leadership internally and externally, and provides HMS with the vision to execute our strategic initiatives and create shareholder value. Mr. Lucia’s service in both roles also enables HMS to speak with a unified voice to our shareholders, customers and employees.
18 | 2020 Proxy Statement

CORPORATE GOVERNANCE
Our Board understands the importance that our investors place on having a strong board leadership structure with independent oversight. To balance the combined Chairman and CEO position and ensure good governance, appropriate oversight and independence, the independent directors have appointed a Lead Independent Director with defined responsibilities. Our Board leadership structure is further strengthened by the independent oversight function of the Board, which consists entirely of independent directors other than Mr. Lucia, and our committees of the Board, which consist entirely of independent directors and chairs. The Board's oversight function includes independent oversight of the performance of the CEO. Our Board leadership structure is also strengthened by the practices of our Board and committees, including executive sessions of the independent directors, which generally occur at each regular Board and committee meeting.
Lead Independent Director
Our Corporate Governance Guidelines provide that if the offices of Chairman and Chief Executive Officer are held by the same person, the independent directors will appoint a lead director from among the independent directors to supplement the combined Chairman and Chief Executive Officer position and otherwise provide leadership to the independent directors on the Board. Although elected annually, the lead independent director is generally expected to serve for more than one year. Ms. Tellez was appointed as Lead Independent Director in June 2019, following Mr. Stowe's service in the position from July 2015 to June 2019.
Active involvement of the independent directors who work together and in tandem through their various functional areas of expertise, combined with the qualifications and significant responsibilities of our Lead Independent Director, creates an environment for increased engagement of the Board as a whole and further promotes strong, independent oversight of management and Company affairs. We believe this leadership structure—a combined Chairman and Chief Executive Officer and a Lead Independent Director—strikes the right balance between effective independent oversight and consistent corporate leadership and continues to be the appropriate leadership structure for HMS at this time. The duties of the Lead Independent Director include those listed below.

Lead Independent Director Responsibilities
▪ Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors
▪ Has authority to call meetings of the independent directors
▪ Serve as the principal liaison between the Chairman and the other directors
▪ Work with the Chairman to develop and approve meeting agendas and schedules, assuring sufficient time for discussion of all agenda items, and approve certain information sent to the Board
▪ Recommend directors for membership and chair positions for each Board committee
▪ Interview, together with the chair of the Nominating and Governance Committee, all director candidates and make recommendations to the Nominating and Governance Committee
▪ Be available for consultation and direct communication with our shareholders, when appropriate
▪ Has authority to retain outside advisors and consultants on certain Board issues
▪ Consult with the Chairman and CEO on matters relating to corporate governance and Board performance

Director Independence
A majority of our Board must be comprised of “independent directors” in accordance with the Nasdaq Marketplace Rules. Under Rule 5605(a)(2) of the Nasdaq Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on its review of the applicable independence standards and answers to annual questionnaires completed by the directors, our Board
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CORPORATE GOVERNANCE
has determined that each of our directors, other than Mr. Lucia, is an “independent director” as defined under the Nasdaq Marketplace Rules.
Board of Directors Meetings and Attendance
The Board convenes quarterly on a regular basis and may hold additional meetings as necessary from time to time. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which the director served during 2019 (or portion of 2019 during which he or she served as a director or committee member). Directors are encouraged but not required to attend our annual meetings of shareholders. Mr. Lucia attended our 2019 annual meeting of shareholders.
Executive Sessions of Non-Employee Directors
Following each regularly scheduled quarterly Board meeting (and following other meetings if necessary), our non-employee directors meet in an executive session to review key decisions, discuss their observations and shape future Board meeting agendas, all in a manner that is independent of management and where necessary, challenging management. The executive sessions are led by our Lead Independent Director.
Board Committees and Related Matters
The Board has the following standing committees: Audit Committee, Compensation Committee, Compliance and Ethics Committee, Mergers and Acquisitions Committee and Nominating and Governance Committee, each of which operates pursuant to a separate charter that has been approved by the Board. Each committee reviews the appropriateness of its charter on an annual basis, as required by its charter, and recommends any changes to the Board for approval.
The Board makes committee and committee chair assignments annually at its meeting following the annual meeting of shareholders, although further changes to committee assignments are made from time to time as deemed appropriate by the Board. The membership of each standing committee as of the date of this Proxy Statement and the number of meetings held by each standing committee during 2019 are summarized in the table below.

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(1)The Board has determined that the director is independent as defined in the Nasdaq Marketplace Rules.
(2)The Board has determined that each member of the Audit Committee meets Nasdaq’s financial knowledge and sophistication requirements and the additional, heightened independence criteria applicable to members of the Audit Committee under SEC and Nasdaq Marketplace Rules. In addition, the Board has determined that Mr. Becker and Ms. Tellez each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.
(3)The Board has determined that each member of the Compensation Committee is an independent director, as independence for compensation committee members is defined in the Nasdaq Marketplace Rules. Each of Messrs. Becker and Callen and Ms. Tellez also qualifies as a “non-employee” director under Rule 16b-3 of the Exchange Act. Mr. Stowe, who served as Chair and a member of the Compensation Committee during a portion of 2019, also satisfied the Nasdaq and Rule 16b-3 standards during his service on the Compensation Committee.

Audit Committee
As more fully described in its Charter, the Audit Committee’s function is to assist the Board with its oversight of our accounting and financial processes and the audits of our financial statements. The Audit Committee is responsible for oversight of our independent auditor, including sole and direct responsibility to (i) appoint, evaluate and terminate, when necessary, the engagement of our independent auditor, (ii) set the compensation of our independent auditor, (iii) pre-approve all audit and non-audit services to be provided by our independent auditor and (iv) oversee the work of our independent auditor. The responsibilities of the Audit Committee also include, among other things, review of our audited financial statements and quarterly unaudited financial statements that are prepared by management and audited or reviewed by our independent auditor, and oversight of our internal control over financial reporting and disclosure controls and procedures, oversight of the performance of our internal audit function and oversight of our Enterprise Risk Management program.
Additional information regarding the Audit Committee and its functions and responsibilities is included in this Proxy Statement under the headings “Proposal Three: Ratification of the Selection of Independent Registered Public Accounting Firm” and “Audit Committee Report.”
Compensation Committee
As more fully described in its Charter, the Compensation Committee’s function is to discharge the Board’s responsibilities relating to the compensation of our Chief Executive Officer and our other officers who are subject to Section 16 of the Exchange Act, with overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect the Chief Executive Officer and such other officers. All of our independent directors as a group approve the compensation of our Chief Executive Officer, taking into account the recommendation of the Compensation Committee. In addition, the Compensation Committee is responsible for (i) producing an annual report on executive compensation for inclusion in our proxy statement or annual report on Form 10-K, as applicable, (ii) reviewing and making recommendations to the Board with respect to compensation for directors, (iii) reviewing and making recommendations to the Board with respect to incentive compensation and equity-based plans that are subject to the approval by the Board and (iv) administering our compensation plans, to the extent authorized under the terms of such plans.
Compliance and Ethics Committee
As more fully described in its Charter, the Compliance and Ethics Committee’s function is to oversee (i) compliance and ethics programs, policies and procedures, (ii) compliance with federal and state laws and regulations applicable to the Company’s business, particularly those related to healthcare, and all applicable Medicare and Medicaid program requirements, (iii) the activities of the Chief Compliance Officer and the operation of the Compliance Department and (iv) compliance with our Code of Conduct and related policies and adherence to ethical standards.
Mergers and Acquisitions Committee
The Board established a standing Mergers and Acquisitions Committee in June 2019 to assist the Board in reviewing and assessing potential acquisitions, strategic investments, joint ventures and divestiture transactions.
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Nominating and Governance Committee
As more fully described in its Charter, the Nominating and Governance Committee’s functions are (i) to identify individuals qualified to become board members and recommend director nominees for election at the annual meeting of shareholders, (ii) to review and make recommendations to the Board on corporate governance related matters, (iii) to oversee an annual self-evaluation of the Board and its standing committees and (iv) to recommend the directors to serve on each Board committee and the chair of each committee. The processes and procedures followed by the Nominating and Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”
Succession Planning
The Nominating and Governance Committee oversees succession planning for our CEO and other executive officers. The CEO succession plan is reviewed at least annually, or more often if appropriate, with the full Board of Directors to ensure a smooth transition in the event of a planned or unplanned vacancy in the office of the CEO. Succession planning for our executive officers other than the CEO is reviewed at least annually and more often as necessary to identify potential successors and oversee their career development planning.
Board and Committee Self-Evaluations
Pursuant to our Corporate Governance Guidelines, the Board and each of its standing committees perform a rigorous self-evaluation annually, which may include an evaluation of individual directors to assess the qualifications, attributes, skills and experience represented on the Board. The process is guided and overseen by the Nominating and Governance Committee. The committee reviews the overall process annually to consider and determine the optimal method for conducting the evaluations in order to achieve maximum effectiveness. For 2019, the Lead Independent Director conducted guided one-on-one interviews with each member of the Board to solicit input regarding the performance and effectiveness of the Board, the standing Board committees and individual directors and provide an opportunity for directors to identify areas for improvement. The evaluation included an assessment of both board process and key performance areas, including but not limited to, corporate strategy, risk oversight, the composition, conduct and culture of the Board and committees, the use of appropriate information in performing relevant duties, follow-through and monitoring with respect to its recommendations and compliance with respective charter requirements. The Lead Independent Director reviews the evaluation results and feedback for discussion with the Nominating and Governance Committee to identify any opportunities for improvements, and the results of the discussion and any recommendations are reviewed with the Board. Any matters requiring additional consideration are discussed at a subsequent Board or committee meeting, as appropriate. The Board believes this process strengthens its effectiveness and facilitates continuous improvement.
Director Nomination Process
The Nominating and Governance Committee is responsible for identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board, and for recommending to the Board the nominees for election as directors at any meeting of shareholders and the persons to be elected by the Board to fill vacancies or newly created directorships. The Nominating and Governance Committee periodically reviews with the Board the size and composition of the Board as a whole and the requisite skills and criteria for new directors.
Review of Incumbent Directors
The Nominating and Governance Committee considers, among other things, the performance, experience, tenure, qualifications and skills of incumbent directors, including their respective attendance records and personal attributes as required under our Corporate Governance Guidelines, as well as the need for diversity and financial or other specialized expertise, before making a determination to recommend incumbent directors for nomination for election or re-election as directors. The Nominating and Governance Committee generally will nominate
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incumbent directors who continue to qualify based upon the criteria considered by the committee and who are willing to continue to serve on the Board, in addition to considering additional director candidates.
Shareholder Recommendations of Director Candidates
The Nominating and Governance Committee will consider director candidates suggested by you, our shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement in the Additional Information section under the heading “Shareholder Proposals and Director Nominations for 2021 Annual Meeting.” As set forth in the Nominating and Governance Committee Charter, the Nominating and Governance Committee will review and evaluate information available to it regarding candidates proposed by shareholders and will apply substantially the same criteria and follow substantially the same process in considering them, as it does for other candidates.
Criteria for Nomination to the Board
In evaluating prospective candidates, the Nominating and Governance Committee takes into account all factors it considers appropriate, including but not limited to the characteristics of independence, diversity, age, skills and experience, the needs and composition of the Board as a whole (including diversity of skills, background and experience), the performance and continued tenure of incumbent directors, the balance of management and independent directors and the need for financial or other specialized expertise. The Nominating and Governance Committee has not established specific minimum qualifications for a candidate to be recommended for nomination to the Board. Rather, the Nominating and Governance Committee recommends candidates that it believes will enhance our Board and benefit HMS and our shareholders based on the factors discussed above.
Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee also will review director candidates’ personal attributes in accordance with the following general criteria:
▪nominees should have a reputation for integrity, honesty and adherence to high ethical standards;
▪nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of HMS and should be willing and able to contribute positively to the decision-making process of HMS;
▪nominees should have a commitment to understand HMS and its industry and to regularly attend and participate in meetings of the Board and its committees;
▪nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of HMS, which include shareholders, employees, customers, governmental units, creditors, and the general public, and to act in the interests of all shareholders;
▪nominees should not have, nor appear to have, a conflict of interest that is not properly mitigated that would impair the nominee’s ability to represent the interests of all HMS’s shareholders and to fulfill the responsibilities of a director; and
▪nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other category protected by law.

Process for Identifying and Evaluating Nominees
Candidates for director may come to the attention of the Nominating and Governance Committee through current members of the Board, professional search firms, shareholders or industry sources. The Nominating and Governance Committee first evaluates director candidates by reviewing their biographical information and qualifications. Potentially qualified candidates are interviewed by the Chairman of the Board, the Lead Independent Director, and the Chair of the Nominating and Governance Committee and then, if appropriate, by at least a majority of the Nominating and Governance Committee, as well as other members of the Board. After completing the evaluation and interviews and checking the candidates’ references, the Nominating and Governance Committee determines which individuals are qualified to become board members and makes a
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recommendation to the Board, taking into account the recommendation of the Lead Independent Director (if so designated) as to the individuals who should be nominated for election by the shareholders at a meeting or elected by the Board to fill a vacancy or newly created directorship. The Board makes the final determination whether to nominate or elect a candidate after considering the Nominating and Governance Committee’s recommendation.
The Board of Directors’ Role in Risk Oversight
Our Board has overall responsibility for oversight of HMS’s exposure to risk. The Board, itself and through its committees, regularly discusses our material risk exposures, the potential impact on HMS and the efforts of management it deems appropriate to mitigate the risks that are identified.
HMS has established a formal Enterprise Risk Management (“ERM”) program that assists management in identifying, assessing and managing risk, subject to oversight by the Board and the Audit Committee. The Audit Committee has direct responsibility for overseeing the ERM program. The Audit Committee and the Board annually review the outputs of the ERM program, which is used as a basis for the internal audit plan for the year. Under the ERM program, led by our Risk Management and Internal Audit department, each risk is assigned to appropriate members of our senior leadership team who are responsible for the related operations or corporate function. Through the ERM program, the senior leadership team conducts risk assessments at both the corporate level and across HMS’s business units. The ERM program facilitates the ongoing development of the corporate risk appetite and risk mitigation strategies for key areas of Company risk and is incorporated into strategic and operating decision-making by the Board and management, as appropriate.
In general, the Board directly oversees risk management activities related to business strategy, cybersecurity, capital structure and allocation and sales and operational risk, among others, through regular reports by the senior leadership team and has delegated authority to its committees to oversee other risk areas that are within the scope of each committee’s responsibility.

The Audit Committee
oversees risk management activities relating to accounting, auditing, internal controls, financial reporting and public disclosure and significant financial exposure and has responsibility for the ERM program.
The Compensation Committee oversees risk management activities relating to our compensation policies and practices and our incentive compensation and equity-based compensation plans.
The Compliance Committee
oversees risk management activities relating to our Code of Conduct and Corporate Compliance Program, healthcare policies and procedures and non-financial compliance related to legal, regulatory and ethical requirements of our business operations.
The Mergers and Acquisitions Committee oversees risk management activities relating to our potential acquisition, strategic investment, joint venture and divestiture transactions.
The Nominating and Governance Committee
oversees risk management activities relating to corporate governance, board and committee membership, succession planning for the Board and management and overall Board effectiveness.

The Board is routinely informed of each committee's risk oversight activities through regular reports to the Board.

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Company Strategy
The Board oversees our corporate strategy, including major business and organizational initiatives, capital allocation priorities and potential business development opportunities. The Board engages in discussion regarding our corporate strategy at each regular meeting and receives a formal update on our operating plan and budget at least annually.
Cybersecurity
The Board is responsible for the oversight of our cybersecurity risk management, including cybersecurity preparedness, detection and response. The Board receives periodic updates from management on the Company’s cybersecurity risk management program, which focus on the threat environment and vulnerability assessments, cyber incidents, management’s efforts to monitor, detect and protect against cyber threats and disaster recovery plans.
Compensation-Related Risk
We regularly assess risks related to our compensation programs for all employees, including executive and non-executive officers and employees. In February 2020, HMS’s management and Compensation Committee, with the assistance of the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), conducted a comprehensive assessment of the risks associated with our compensation policies and practices as they relate to risk management practices and risk-taking incentives. The Compensation Committee took into consideration our current compensation structure and the possible risks and mitigation factors associated with each compensation element, including, among others, the mix of cash and equity, the balance of fixed compensation with short- and long-term incentives, the use of multi-year vesting periods for equity awards, the use of multiple performance metrics between our equity awards and short-term incentives, clawback provisions that apply to short- and long-term incentive awards, stock ownership guidelines for executive officers and a cap on bonus pool funding and individual payouts for all short-term incentive awards. Based on the results of this assessment, the Compensation Committee does not believe our compensation policies and practices for employees create risks that are reasonably likely to have a material adverse effect on our Company.
As discussed in more detail under the heading “Compensation Discussion and Analysis” below, the Compensation Committee reviews and approves executive compensation programs that focus on having the appropriate balance of features that mitigate compensation-related risk without diminishing the incentive nature of the compensation.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which govern the operations of the Board and its committees and address matters such as director responsibilities and qualifications, committee membership and structure, board composition and structure, director compensation, communications with outside parties and the annual self-evaluation of the Board and its standing committees. Our Corporate Governance Guidelines form an important and flexible framework for the Board’s corporate governance practices and guide the Board in the execution of its responsibilities. They provide, among other things, that:
▪the directors shall have full and free access to HMS’s management in discharging their obligation to oversee HMS management;
▪a majority of directors of the Board must be independent as defined by the standards established by Nasdaq and the SEC;
▪a director must limit the number of company boards on which he or she serves and must advise the Chairman and the Chair of the Nominating and Governance Committee in advance of joining another board;
▪a lead independent director shall be appointed annually by the independent directors to provide leadership to independent directors if the offices of Chairman and Chief Executive Officer are held by the same person;
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▪independent directors must promptly inform the Chairman and the Chair of the Nominating and Governance Committee of any matter that may cause a change in their status as independent directors or of an activity that may rise to the level of a material conflict of interest; and
▪the Nominating and Governance Committee will oversee an annual self-evaluation of the Board and its standing committees, which may include an evaluation of individual directors.
From time to time, the Nominating and Governance Committee will review and reassess our Corporate Governance Guidelines, and, if necessary, recommend changes to the Board.
Code of Conduct
Our Board has adopted a Code of Conduct applicable to all of our directors, officers and employees, including all employees, officers, directors, contractors, contingent workers and business affiliates of HMS subsidiaries. To the extent permissible under Nasdaq Marketplace Rules, we intend to disclose amendments to our Code of Conduct, as well as waivers of the provisions thereof, that relate to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions on the Company’s website under the “Investors—Corporate Governance” tabs at http://investor.hms.com/corporate-governance.cfm.
Certain Relationships and Related Transactions
Related Person Transaction Policy
The Audit Committee is responsible for reviewing all transactions with related persons on an ongoing basis for potential conflict of interest situations, and all such transactions must be approved by the Audit Committee. Our Board has adopted a written Related Person Transaction Policy to assist the Audit Committee in reviewing proposed transactions between HMS and certain individuals deemed to be “related persons.” The policy applies to our executive officers, directors, director nominees and 5% shareholders (and their immediate family members), each of whom we refer to as a “related person,” and governs the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. We refer to such a transaction, arrangement or relationship as a “related person transaction.”
Review and Approval of Related Person Transactions
Pursuant to our Related Person Transaction Policy, a related person must notify the Corporate Secretary of any plan to enter into, extend or modify any transaction with HMS or its affiliates that could be a related person transaction. The proposed transaction is reviewed and, if deemed appropriate, approved by the Audit Committee prior to entry into the transaction. Under the policy, any related person transactions that are ongoing in nature and previously approved by the Audit Committee will be reviewed annually. A transaction with a related person reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. The Audit Committee will review and consider all relevant information regarding the transaction, including the impact on a director’s independence or a Board committee’s composition in the event the related person is a director, as it deems appropriate under the circumstances.
The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of HMS. In connection with approving a transaction with a related person, the Audit Committee may impose any conditions on the transaction that it deems appropriate. All related person transactions will be disclosed in applicable SEC filings to the extent required by the Securities Act of 1933, as amended, and the Exchange Act and related rules and regulations. There have been no transactions with related persons since the beginning of fiscal 2019 reportable pursuant to applicable SEC rules.
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Governance Documents Available on our Website
Visit our website under the “Investors—Corporate Governance” tabs at http://investor.hms.com/corporate-governance.cfm to access copies of the following corporate documents and corporate governance policies:

▪Corporate Governance Guidelines
▪Code of Conduct
▪Stock Ownership Guidelines
▪Amended and Restated Certificate of Incorporation
▪Second Amended and Restated Bylaws
▪Charter for each of our Board committees
▪Lead Independent Director Charter

Hard copies of these documents can also be obtained free of charge by sending a written request to HMS Holdings Corp., 5615 High Point Drive, Irving, Texas 75038, Attention: EVP, Chief Legal Officer and Corporate Secretary.

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Corporate Responsibility and Sustainability
At HMS, we are dedicated to operating responsibly and sustainably. We believe doing so creates long-term value for our business, our shareholders and society. In 2019 and early 2020, we made significant progress towards the execution of our corporate responsibility program and environmental management system, while continuing our other responsible practices. Our initiatives, progress and ongoing commitments are summarized below, categorized into four pillars that are important to our business—People, Privacy and Information Security, Community, and Environment. Additional information on our progress and our other corporate responsibility and sustainability initiatives can be found on our website at www.hms.com/about.

Pillar	Highlights
People

Culture, Training and Development
We provide our employees continuous, year-round development through e-learning and instructor-led training. We have a catalog of more than 450 courses with programs that focus on leadership skills, emerging technologies, technical training, project management and many more topics. In 2019, our people completed 15,000 hours of training, averaging 6 hours of training per employee.
We have a strong focus on ethics and compliance, promoting and upholding the highest standards of integrity in everything we do. Each year, our employees are required to complete a robust compliance and ethics training program that reinforces our Code of Conduct. We also have a program that encourages our people to step forward and self-report any mistake or compliance issue—and recognizes them for doing so.
A unique aspect of our culture is that everybody has the opportunity to develop new competencies by collaborating with cross-functional teams that advance key company initiatives. Our people take on leadership roles, use existing skills in new ways and acquire new skills in the process.
We monitor employee engagement through annual employee surveys. In 2019, 88% of our employees completed the survey, and we achieved an overall engagement score of 76%. We have seen continued increases in employee engagement every year since 2015.
We promote the health and wellness of our workforce through nutrition and health-focused events, our on-site fitness center, monthly fit initiatives and ergonomic furniture.
Diversity and Inclusion
We are committed to gender equality. In fact, more than 50% of our workforce is comprised of women, and women make up 50% of all of our leaders.
Our Women’s Opportunity Network helps every woman at HMS feel valued, connected and appreciated, opening new opportunities for women to reach their desired level of personal and professional achievement. Our Women’s Opportunity Network offers monthly webcasts that cover such topics as career development, career advancement and ways to increase the impact and contributions of women leaders and influencers. We encourage both women and men to participate in these webcasts.
We are committed to hiring and retaining Veteran employees. Veteran-focused hiring initiatives, an employee resource group and our paid Veterans Day holiday are programs focused on growing and engaging our HMS Veteran employees.
We are committed to growing our supplier diversity program. We believe inclusive procurement practices help us create value for our customers and communities. In 2019, approximately 22% of our procurement spend was with diverse suppliers.
Human Rights and Labor Rights
Our Human Rights and Labor Rights policies underscore our commitment to the protection of human rights around the world and the rights of our employees to work in a safe, healthy and productive workplace and applies to all of our employees and contractors, as well as all of our vendors, subcontractors, consultants and any others acting on our behalf, as applicable.

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Pillar	Highlights
Privacy and Information Security

Our clients trust us to keep their information—and their customers' information—secure and private. Responsible for the healthcare data of one in three Americans, we undertake or undergo rigorous security practices, processes and certifications to help ensure this data is safe. Our certifications, awards and practices include:
▪HITRUST certification, the gold standard for managing security in the U.S. healthcare industry
▪CSO50 Award winner for our Physical Security project completed in 2019, recognizing risk and security excellence
▪Proactive and mandatory workforce security training throughout the year, including computer-based, role-based, live and event training
▪Robust threat and vulnerability management program aligned with our business
▪Business Continuity Management Solution to effectively prepare for and manage any business disruption
To further strengthen security at our corporate headquarters, in 2019 we installed turnstiles at all entrances that safely limit the number of people who can enter or exit the premises and prevent tailgating.

Community

At HMS, we believe in leading with both the head and the heart to make a positive difference in the communities where we live and work. Through our HMS Cares program, we give our time, talents and money to charities aligned with our mission of making healthcare work better for everyone and helping people lead healthy lives. Our people volunteer for causes that address the key social determinants of health, like hunger, poverty and housing. We also encourage and support our employees to make a meaningful impact by providing them with paid time off to volunteer.
Through these partnerships, we provide financial support to worthy programs and volunteer opportunities to our people nationwide.
Relieving Hunger
Hunger, poor nutrition and related health issues are realities for many families. That’s why we partner with Feeding America’s nationwide network of food banks, which feeds 37 million Americans every year. Each November, our people volunteer at their local food banks. We also make annual financial contributions to the North Texas Food Bank and support local food drives across the U.S.
Special Olympics
Each year, our team in Danvers, Massachusetts, helps host, sponsor and coordinate a number of events in partnership with Special Olympics. For example, we host an annual Bocce Ball tournament, where we play alongside the athletes. Through the power of sports and teamwork, our employees help people with intellectual disabilities achieve their full potential. We inspire their confidence and help them discover new strengths and abilities.
Disaster Relief
When disaster strikes, we help the American Red Cross bring urgent relief to those who need it most. Through our partnership with this organization, our employees’ generous donations—and company match—help operate shelters, deliver food, distribute relief supplies and support disaster health.
Annual Toy Drive
Each December, our team in Irving, Texas, hosts an annual toy drive for the kids at Children’s Medical Center Dallas who won’t be able to go home for the holidays. We collect hundreds of toys to do our small part to help lift the kids’ spirits, bringing smiles to those who are hospitalized.

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Pillar	Highlights
Environment

We are committed to conducting business in an environmentally responsible manner that complies with all applicable legal and regulatory requirements. Our goal is to create and maintain an environmental management system (“EMS”) that will raise awareness at all levels of the Company and continually improve our environmental performance. To implement this, HMS will:
▪Maintain an EMS that aligns with ISO 14001 and apply the EMS to all business operations
▪Ensure our business operations comply with all local, state and federal environmental regulations
▪Promote energy efficiency in all areas of business activity
▪Minimize pollution and waste by proactively promoting reduction, reuse, and recycling programs
▪Ensure our employees and business partners are aware of the environmental impacts of their work activities and inform them of ways to minimize those impacts
▪Inform our suppliers and contractors of our environmental expectations and give preference to environmentally aware suppliers whenever possible
▪Make efficient and environmentally responsible use of energy, water and other natural resources
▪Communicate our environmental performance within the company and to the external community. We have made significant progress toward our goal of creating an EMS.

During 2019 and early 2020, we established a framework for our EMS and adopted an Environmental Policy and Environmental Impact Statement describing our governance, risks and opportunities, goals and efficiency initiatives, as well as other important information, related to our efforts towards environmental sustainability. To operate sustainably and help reduce our carbon footprint, we have implemented a number of green business practices and initiatives. Some examples are highlighted below.
Greenhouse Gas (“GHG”) Emissions
▪Over 30% of our workforce, or nearly 1,000 employees, regularly work from home rather than commuting to an office. Recently, due to the COVID-19 outbreak, all of our workforce, or approximately 3,100 employees, began working from home.
▪We have installed and use audio/visual conferencing systems to reduce travel associated with meetings.
Energy and Water Usage
▪We are working towards obtaining Energy Star certification for our corporate headquarters building, which totals 242,260 square feet, or approximately half of the aggregate square footage leased or owned by HMS.
▪We have moved to 100% clean energy at our corporate headquarters through the purchase of electricity produced solely from renewable sources starting in March 2020.
▪At our corporate headquarters, we have installed energy efficient fans, automatic-off lighting controls, and an automated building management system that efficiently controls temperatures throughout the building, and in 2019 we retrofitted the lighting in the building to energy efficient LED lighting.
Waste and Recycling
▪We have removed single use cups from break rooms across our organization.
▪We have placed separate recycling and trash bins at each workstation and we recycle all cardboard at our corporate headquarters.

Please note that the information presented on our website is not part of our proxy solicitation materials.
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DIRECTOR COMPENSATION
The Compensation Committee has the responsibility for recommending to the Board the form and amount of compensation for directors, which are subject to review and adjustment by the Board from time to time. Directors who are employed by HMS do not receive compensation for their service on the Board. Directors who are not our employees (non-employee directors) receive cash and equity-based compensation for their services as a director. All of our directors are reimbursed for reasonable expenses incurred in connection with attendance at meetings of the Board or its committees.
Standard Compensation for Non-Employee Directors
Our standard compensation arrangements for non-employee directors for fiscal 2019 are summarized in the table below. Other than the meeting fees, the amounts shown in the table below are per annum.

Type of Fee	Board/Committee	Amount ($)
Board Cash Retainer(1)	Board Member	70,000
Committee Chair Cash Retainer(1)(2)	Audit	22,500
	Compensation	20,000
	Compliance and Ethics	15,000
	Mergers and Acquisitions(4)	20,000
	Nominating and Governance	15,000
Committee Member Cash Retainer(1)(3)	Audit	7,500
	Compensation	7,000
	Compliance and Ethics	5,000
	Mergers and Acquisitions(4)	7,000
	Nominating and Governance	5,000
Additional Cash Retainer(1)	Lead Independent Director	25,000
Meeting Fees	Per meeting fee for Board meetings in excess of eight during fiscal year; does not include committee meetings	2,000
Board Equity Retainer(3)	Board Member	190,000
(1) All cash retainer fees, unless deferred by a director pursuant to the Director Deferred Compensation Plan, are paid in quarterly installments in arrears. Cash retainer fees are pro-rated for partial periods of service.
(2) Committee chair cash retainers are paid in lieu of the respective committee member cash retainer.
(3) The annual equity retainer to non-employee directors is in the form of a substantially equal number of non-qualified stock options and restricted stock units. Equity retainer fees are pro-rated for a partial year of service.
(4) The Mergers and Acquisitions Committee was established in June 2019.

Equity-Based Compensation
Equity compensation provided to our non-employee directors consists of a substantially equal number of stock options and restricted stock units granted pursuant to the 2019 Omnibus Incentive Plan, or 2019 Omnibus Plan. Equity grants to our non-employee directors are effective on the date of the annual meeting of shareholders and vest in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next annual meeting of shareholders, provided that the non-employee director remains a member of our Board through the vesting date. Equity grants for new directors joining the Board are approved by the Compensation Committee at its next meeting following the director’s appointment or election, are effective three business days following the date of filing of our next quarterly report on Form 10-Q or annual report on Form 10-K with the SEC, whichever is sooner,
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and are pro-rated for the director’s partial year of service. For information regarding the annual equity grant to non-employee directors in 2019, see “2019 Director Compensation” below.
Director Compensation Limits
Under the terms of the 2019 Omnibus Plan, the maximum number of shares subject to awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, is limited to $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such award for financial reporting purposes). The Compensation Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
Deferred Compensation
Each of our non-employee directors is eligible to participate in our Director Deferred Compensation Plan, under which the non-employee director may elect annually to defer payment of all or a portion of his or her cash retainer fees and annual restricted stock unit grants until the termination of his or her service as a member of the Board. The amount of any cash compensation deferred by a non-employee director is converted into a number of deferred stock units, determined based upon the closing price of our common stock on the Nasdaq Global Select Market on the date such fees would otherwise have been payable, and credited to a deferred compensation account maintained in his or her name. Any restricted stock units that are deferred by a non-employee director are credited to the non-employee director’s account in the form of deferred stock units on a share-for-share basis on the date such restricted stock units would otherwise have been payable. The account will be credited with additional deferred stock units on the payment date for any dividends declared on our common stock, calculated based on the closing price of our common stock on the payment date. On the tenth business day of January of the year following a director’s termination of service for any reason, the amounts accumulated in the deferred compensation account will be paid in a lump sum in shares of our common stock under the 2019 Omnibus Plan equal to the number of whole deferred stock units in the account and cash in lieu of any fractional shares.
The following table sets forth the number of deferred stock units credited to the accounts of our non-employee directors as of December 31, 2019.

Name	Deferred Stock Units (#)
Dr. Baicker	3,182
Mr. Becker	27,290
Mr. Callen	35,330
Mr. Miller	4,058
Dr. Rideout	3,182
Ms. Rudnick	22,101
Mr. Schwartz	37,977
Mr. Stowe	81,408
Ms. Tellez	65,041

Stock Ownership Guidelines for Non-Employee Directors
The Board has established significant stock ownership guidelines for our non-employee directors to encourage non-employee directors to own and hold a meaningful ownership stake in HMS in order to further align their interests and actions with the interests of HMS and its shareholders. Our non-employee directors are required to own shares of HMS common stock equal in value to at least five times their annual cash retainer. For purposes of satisfying these guidelines, a non-employee director’s shares owned outright, directly or indirectly, restricted stock
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DIRECTOR COMPENSATION
and restricted stock units, whether or not vested, and deferred stock units are counted in determining the non-employee director’s stock ownership. Each non-employee director is required to achieve his or her respective ownership guidelines within five years after election to the Board, or in the case of non-employee directors serving at the time the guidelines were adopted (July 28, 2016), within five years of the date of adoption. To mitigate the impact of stock price fluctuation, the number of shares required to be held by each non-employee director to satisfy the guidelines is determined every three years based on the annual cash retainer and the stock ownership multiple on the determination date and the average closing price of the Company's common stock for the month immediately preceding the determination date. The latest determination date was December 1, 2019, and the number of shares required to be held remains fixed through December 1, 2022. The Compensation Committee monitors compliance with these guidelines on an annual basis.
The following graph summarizes the stock ownership of each of our non-employee directors as of December 1, 2019, as a multiple of the annual cash retainer in effect as of December 1, 2019, based on the average closing price of our common stock for the month of November 2019, of $28.47 per share, pursuant to our Stock Ownership Guidelines.

STOCK OWNERSHIP AS OF DECEMBER 1, 2019

K. Baicker(2)
5X
1X
R. Becker
5X
13X
C. Callen
5X
22X
W. Miller
5X
59X
J. Rideout(2)
5X
1X
E. Rudnick
5X
31X
B. Schwartz
5X
27X
R. Stowe
5X
32X
C. Tellez
5X
26X
Required
Actual(1)

(1) Rounded down to the nearest multiple

(2) Dr. Baicker and Dr. Rideout joined the Board on June 20, 2019. Pursuant to our stock ownership guidelines, Dr. Baicker and Dr. Rideout have until June 19, 2024 to satisfy the ownership guidelines.

| 2020 Proxy Statement 33

DIRECTOR COMPENSATION
2019 Director Compensation
The following table sets forth compensation earned by each of our non-employee directors for services as a director during fiscal 2019.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Option Awards(2)(4) ($)	Total ($)
Katherine Baicker(5)	38,944	122,825	52,615	214,384
Robert Becker	88,364	131,899	58,116	278,379
Craig R. Callen	101,479	131,899	58,116	291,494
William F. Miller III	80,711	131,899	58,116	270,726
Jeffrey A. Rideout(5)	38,944	122,825	52,615	214,384
Ellen A. Rudnick	104,500	131,899	58,116	294,515
Bart M. Schwartz	99,500	131,899	58,116	289,515
Richard H. Stowe	107,142	131,899	58,116	297,157
Cora M. Tellez	109,458	131,899	58,116	299,473
(1)The amounts in this column include (a) fees paid in cash to each non-employee director and (b) the value of fully vested deferred stock units received under our Director Deferred Compensation Plan in lieu of all or a specified portion of the non-employee director’s cash retainer fees, calculated based on the fair market value of the underlying shares on the dates the cash retainer fees would otherwise have been paid. The aggregate number of deferred stock units credited to non-employee directors in lieu of all or a specified portion of the non-employee director’s cash retainer fees for 2019, pursuant to each director’s election, and the aggregate fair market value (calculated as of the date the units were credited to the non-employee director) of such deferred stock units are shown in Figure 1 below.
(2)The number of outstanding stock options and unvested restricted stock units, whether or not deferred under the Director Deferred Compensation Plan, held by the non-employee directors as of December 31, 2019 is shown in Figure 2 below.
(3)The amounts in this column represent the grant date fair value of the restricted stock units granted to the non-employee directors during fiscal 2019, whether or not deferred, computed in accordance with FASB guidance on stock-based compensation. The relevant assumptions made in the valuations may be found in Note 1 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The number of restricted stock units granted to each non-employee director during fiscal 2019 and the number of such restricted stock units that were deferred under our Director Deferred Compensation Plan, pursuant to each director’s election, are shown in Figure 3 below. The restricted stock units granted on May 22, 2019 and August 8, 2019, whether or not deferred, vest in full on the earlier of (a) the first anniversary of the date of grant or (b) the date of the Company’s 2020 Annual Meeting. Vesting is subject to continued service on the Board through the vesting date.
(4)The amounts in this column represent the grant date fair value of the nonqualified stock options granted to the non-employee directors during fiscal 2019, computed in accordance with FASB guidance on stock-based compensation. The relevant assumptions made in the valuations may be found in Notes 1 and 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The number of nonqualified stock options granted to each non-employee director during fiscal 2019 is shown in Figure 3 below. The stock options granted on May 22, 2019 and August 8, 2019 vest in full on the earlier of (a) the first anniversary of the date of grant or (b) the date of the Company’s 2020 Annual Meeting. Vesting is subject to continued service on the Board through the vesting date.
(5)Katherine Baicker and Jeffrey A. Rideout were appointed to the Board effective June 20, 2019, and were granted equity awards as described above on August 8, 2019.

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DIRECTOR COMPENSATION
(Figure 1) Deferred Stock Units Received in Lieu of Cash During Fiscal 2019

Name	Deferred Stock Units Received in Lieu of 2019 Cash Compensation (#)	Aggregate Grant Date Fair Market Value ($)
Mr. Schwartz	1,588	49,782
Mr. Stowe	3,424	107,130
Ms. Tellez	3,484	109,458

(Figure 2) Outstanding Stock Options and Unvested Restricted Stock Units at December 31, 2019

Name	Outstanding Stock Options (#)	Unvested Restricted Stock Units (#)
Dr. Baicker	3,183	3,182
Mr. Becker	9,545	4,178
Mr. Callen	35,329	4,178
Mr. Miller	35,152	4,178
Dr. Rideout	3,183	3,182
Ms. Rudnick	20,962	4,178
Mr. Schwartz	17,918	4,178
Mr. Stowe	35,152	4,178
Ms. Tellez	9,645	4,178

(Figure 3) Stock Options and Restricted Stock Units Granted During Fiscal 2019

Name	Nonqualified Stock Options Granted(1) (#)	Restricted Stock Units Granted(1) (#)
Dr. Baicker	3,183	3,182
Mr. Becker	4,178	4,178
Mr. Callen	4,178	4,178
Mr. Miller	4,178	4,178
Dr. Rideout	3,183	3,182
Ms. Rudnick	4,178	4,178
Mr. Schwartz	4,178	4,178
Mr. Stowe	4,178	4,178
Ms. Tellez	4,178	4,178
(1)The amounts shown represent the number of nonqualified stock options and restricted stock units granted to each non-employee director, other than Dr. Baicker and Dr. Rideout, on May 22, 2019, the date of our 2019 annual meeting of shareholders. The amounts shown for Dr. Baicker and Dr. Rideout represent the number of nonqualified stock options and restricted stock units granted on August 8, 2019. Messrs. Becker, Callen, and Stowe, Ms. Tellez, Dr. Baicker and Dr. Rideout elected to defer 100% of the restricted stock units granted, and Ms. Rudnick and Mr. Schwartz elected to defer 50% of the restricted stock units granted, pursuant to the Director Deferred Compensation Plan.
| 2020 Proxy Statement 35

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to each person who currently serves as one of our executive officers as of the date of this Proxy Statement. Our executive officers are elected annually by our Board and generally serve at the discretion of our Board. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which they were selected as an officer. None of our directors or executive officers are related to any other director or executive officer of HMS or any of its subsidiaries by blood, marriage or adoption.

Name	Age	Position
William C. Lucia	62	Chairman, President and Chief Executive Officer
David A. Alexander	40	Senior Vice President, Chief Human Resources and Chief Compliance Officer
Meredith W. Bjorck	44	Executive Vice President, Chief Legal Officer and Corporate Secretary
Emmet W. O’Gara	51	Group President, Population Health Management
Maria E. Perrin	56	Executive Vice President, Chief Growth Officer
Jeffrey S. Sherman	54	Executive Vice President, Chief Financial Officer and Treasurer
Jacob J. Sims	39	Senior Vice President, Chief Technology Officer
Douglas M. Williams, Jr.	61	Executive Vice President, Chief Operating Officer

The principal occupations for the last five years, as well as certain other biographical information, for each of our current executive officers who are not directors are set forth below. See “Background Information Regarding Director Nominees” above for biographical information for Mr. Lucia.

David A. Alexander
Mr. Alexander has served as our Senior Vice President, Chief Human Resources and Chief Compliance Officer, since January 2019, with responsibility for overseeing the Company’s human resources organization and all aspects of the Company’s corporate compliance and ethics program. From April 2016 to January 2019, he served as our Vice President, Chief Compliance and Ethics Officer. Prior to joining HMS, Mr. Alexander served in various roles at Alcon Labs Inc., a global eye care provider, including as head of compliance for the United States and Canada from September 2013 to April 2016, and as Director, Global Integrity & Compliance from November 2011 to September 2013. During his tenure at Alcon, Mr. Alexander supported Alcon’s pharmaceutical and medical device business units, as well as global research and development. Prior to joining Alcon, Mr. Alexander was an attorney at Pfizer, Inc. and the law firms of DLA Piper US LLP and Hughes & Luce, LLP.

Meredith W. Bjorck
Ms. Bjorck has served as our Executive Vice President, Chief Legal Officer and Corporate Secretary since February 2019, and served as our Executive Vice President, General Counsel and Corporate Secretary from April 2016 until February 2019. Ms. Bjorck previously served as Senior Vice President, General Counsel and Corporate Secretary for Tuesday Morning Corporation, a national off-price retailer, from January 2013 to March 2016. From April 2008 until January 2013, Ms. Bjorck served in various capacities for CEC Entertainment, Inc., an international restaurant chain, including as Deputy General Counsel, Chief Compliance Officer and Corporate Secretary. Prior to joining CEC Entertainment, Ms. Bjorck was an attorney at Fulbright & Jaworski L.L.P. (now Norton Rose Fulbright) and Vinson & Elkins L.L.P., where she specialized in corporate securities and mergers and acquisitions.
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Emmet W. O’Gara
Mr. O’Gara has served as our Group President, Population Health Management (PHM) since February 2019, and served as our Executive Vice President, PHM, from January 2018 until February 2019, with responsibility for overseeing all aspects of the Company’s PHM business, including product innovation and growth, delivery, engineering and development. He brings more than 25 years of experience in the healthcare payer, provider, and employer markets. Prior to joining HMS, Mr. O’Gara served as Senior Vice President and Chief Revenue Officer of Cota Healthcare, a healthcare data and analytics company, from August 2017 to December 2017. From September 2009 through July 2017, he served as Senior Vice President and General Manager of Payer and Provider Solutions at MedeAnalytics, a leading healthcare analytics company. During his eight-year tenure, Mr. O’Gara drove new sales, expanded existing accounts, and accelerated revenue growth. Mr. O’Gara has also held key leadership roles at Blue Cross Blue Shield of Massachusetts, Accenture Consulting, and Cigna Healthcare.

Maria E. Perrin
Ms. Perrin has served as our Executive Vice President, Chief Growth Officer since January 2020, with responsibility for the Company’s commercial and government markets, corporate strategy, marketing and government relations. Ms. Perrin served as our Executive Vice President, Chief Marketing and Strategy Officer, from August 2019 to January 2020, and as our Senior Vice President, Chief Marketing and Strategy Officer from January 2019 to August 2019. Ms. Perrin rejoined HMS in 2019, after having served in various executive leadership roles at HMS from 2007 through 2014. Prior to rejoining HMS, she was founding Principal at Gide Public Affairs from September 2014 to December 2018, where she served as a strategy consultant to companies and government agencies in the healthcare, technology and consumer products sectors. Prior to her previous tenure at HMS, Ms. Perrin held senior leadership roles at Performant Financial Corporation, Bestfoods and Nissan Motor Corporation.

Jeffrey S. Sherman
Mr. Sherman has served as our Executive Vice President, Chief Financial Officer and Treasurer since September 2014, and is also responsible for corporate development, investor relations and risk management. Mr. Sherman has over 25 years of experience in healthcare operations, strategic planning and financial performance in senior financial executive positions. Prior to joining HMS, Mr. Sherman served as Executive Vice President and Chief Financial Officer of AccentCare, a healthcare delivery organization, from September 2013 to August 2014. From April 2009 to September 2013, he served as Executive Vice President and Chief Financial Officer of Lifepoint Hospitals, Inc. From September 2005 until April 2009, Mr. Sherman served as Vice President and Treasurer of Tenet Healthcare, where he managed all aspects of corporate finance, including cash flow management and capital structure, and was also responsible for risk management. From 1990 to September 2005, Mr. Sherman served in various capacities for Tenet Healthcare and its predecessor company, including as a hospital chief financial officer and regional vice president.
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EXECUTIVE OFFICERS

Jacob J. Sims
Mr. Sims has served as our Senior Vice President, Chief Technology Officer, since April 2018, and is responsible for all aspects of our information technology and security, including IT infrastructure, development and execution of our technology strategy and roadmap, evolution of data science and advanced analytics, development of new product and capabilities, service platforms, and IT security. Mr. Sims has significant experience leading large-scale healthcare IT organizations and specializes in transformative initiatives and data-centric product cultivation. Prior to joining HMS, Mr. Sims served as Chief Technology Officer and Interim Head of Product for WebMD Health Services, a provider of health information services, from July 2016 to April 2018. From July 2014 to July 2016, Mr. Sims served as Vice President of Development and Technology of Premise Health, a direct healthcare access provider, and from April 2013 to July 2014, he served as Vice President of Development and Technology for CHS Onsite, a provider of medical management services. Prior to CHS Onsite, Mr. Sims held leadership positions at Xerox, Inc. and CredenceHealth, Inc.

Douglas M. Williams, Jr.
Mr. Williams has served as our Executive Vice President, Chief Operating Officer since February 2019, with responsibility for product innovation, development and delivery for our coordination of benefits and payment integrity businesses, enterprise operations, and information technology, as well as leading account management and advisory services for all of our markets. Mr. Williams served as our President, Markets and Product from December 2016 until February 2019. From January 2015 to December 2016, Mr. Williams served as our Division President of Markets with responsibility for leading the state and federal government and commercial markets, sales and marketing. From December 2013 to January 2015, he served as our Division President of Commercial Solutions, responsible for leading our commercial product and business development strategy. Mr. Williams has over 30 years of experience in healthcare information technology, sales, general management and operations with a strong focus in healthcare consulting. Prior to joining HMS, Mr. Williams served as Chief Information Officer of Aveta Inc. (now part of Optum, Inc.), a provider of managed healthcare services, from 2010 to 2013.

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”), describes our 2019 executive compensation program and certain actions with respect to our 2019 executive compensation program and should be read in conjunction with the compensation tables that follow this CD&A. In particular, this CD&A explains how the Compensation Committee of the Board made its compensation decisions for our named executive officers for fiscal 2019.
For 2019, our named executive officers are:
▪William C. Lucia, Chairman, President and Chief Executive Officer (“CEO”)
▪Jeffrey S. Sherman, Executive Vice President, Chief Financial Officer and Treasurer
▪Emmet W. O’Gara, Group President, Population Health Management
▪Douglas M. Williams, Jr., Executive Vice President, Chief Operating Officer
▪Tracy A. South, Former Executive Vice President, Chief Administrative Officer

Ms. South resigned from her position as Executive Vice President, Chief Administrative Officer, on April 6, 2020.
This CD&A is organized into the following sections:

Executive Summary
2019 FINANCIAL PERFORMANCE OVERVIEW
Our full year 2019 financial performance included solid revenue and profit growth driven by our product innovation, application of new technologies and expansion within both current and new clients.
The following is an overview of our financial performance for the year ended December 31, 2019.
▪Revenue. Our total revenue increased 4.7 percent to a record $626.4 million from $598.3 million in 2018. During the second quarter of 2019, the Company released its remaining contract related balances under its original Medicare RAC Contract (the “2Q 2019 Reserve Release”). 2019 revenue included $10.5 million from the 2Q 2019 Reserve Release, while 2018 revenue included $8.4 million from the Medicare RAC reserve release in the first quarter of 2018 (the "1Q 2018 Reserve Release"). Excluding the 2Q 2019 Reserve Release and the 1Q 2018 Reserve Release (the "Reserve Releases"), total revenue increased 4.4 percent compared to the prior year.
▪Net income. Our net income increased 58.5 percent to $87.2 million or $0.98 per diluted share in 2019 from $55.0 million or $0.64 per diluted share in 2018. 2019 net income included $0.07 per diluted share related to the 2Q 2019 Reserve Release, a net benefit of $0.06 per diluted share related to a gain on the sale
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EXECUTIVE COMPENSATION
of an investment (the "3Q 2019 Gain on Investment"), and discrete tax benefits recorded in the first quarter totaling $0.07 per diluted share. 2018 net income included a net benefit of $0.05 per diluted share related to the 1Q 2018 Reserve Release, discrete tax benefits recorded during the year totaling $0.19 per diluted share and an expense of $20.0 million relating to the settlement of litigation in connection with an acquisition the Company completed in 2010 (the "Settlement Expense").
▪Adjusted EBITDA. Our earnings before interest, income taxes, depreciation and amortization, stock-based compensation, transaction and integration costs and Settlement Expense (“adjusted EBITDA”) increased 10.6 percent to $179.6 million including a net benefit of $8.2 million related to the 2Q 2019 Reserve Release and $7.7 million related to the 3Q 2019 Gain on Investment, compared to $162.3 million in 2018, including a net benefit of $6.3 million related to the 1Q 2018 Reserve Release. Excluding those benefits, Adjusted EBITDA increased 4.9 percent compared to the prior year.
▪Adjusted EPS. Our adjusted earnings per diluted share (“adjusted EPS”) grew to $1.32 per diluted share from $1.28 per diluted share in 2018. Adjusted EPS for 2019 included $0.07 per diluted share related to the 2Q 2019 Reserve Release, $0.06 per diluted share related to the 3Q 2019 Gain on Investment, and discrete tax benefits recorded in the first quarter totaling $0.07 per diluted share. Adjusted EPS for 2018 included a net benefit of $0.05 per diluted share related to the 1Q 2018 Reserve Release and discrete tax benefits recorded during the year totaling $0.19 per diluted share. Excluding the 2Q 2019 Reserve Release, the 3Q 2019 Gain on Investment, discrete tax items in 2019 and 2018, and the 1Q 2018 Reserve Release, adjusted EPS for 2019 was $1.12 per diluted share, compared to $1.04 per diluted share in the prior year (an increase of 7.7 percent).
▪Stock Price. Our stock price increased by 5.2 percent for the one-year period ended December 31, 2019, from $28.13 per share on December 31, 2018, to $29.60 per share.

A reconciliation of the non-GAAP financial measures (adjusted EBITDA and adjusted EPS) to the most directly comparable GAAP measures is set forth on ANNEX A of this Proxy Statement.

2019 BUSINESS AND STRATEGY HIGHLIGHTS
In 2019, we executed on a number of strategic initiatives. Our business and strategy highlights for 2019 include the following:
▪Expanding the scope of our relationships with existing clients and adding new ones. HMS continued to expand the scope of our relationships with our clients by delivering new solutions and that helped our clients reduce costs and improve health outcomes and quality. Additionally, we added new clients in multiple market segments including health plans, government agencies, employers and at-risk providers. All of HMS’ service lines grew top line revenue, and we delivered a measurable $5 billion in savings and recoveries to our clients.
▪Executing strategic acquisitions and partnerships. In 2019, we completed the acquisitions of VitreosHealth and Accent. Vitreos is a predictive risk analytics platform that identifies both existing and rising risk in healthcare consumers. Vitreos has been integrated into HMS’ Elli population risk solution, creating a powerful platform for population and consumer risk management. Accent provides payment accuracy solutions to the health plan market. Accent's coordination of benefits solutions, geared towards the commercial and Medicare Advantage markets, are a perfect complement to HMS’ Medicaid coordination benefits solutions. Additionally, we made a strategic investment in MedAdvisor, a medication adherence company. HMS intends to create an integrated medication adherence and engagement solution leveraging our Eliza product.
▪Introducing new products and services. Our efforts to organically expand the solutions available to existing and new market segments continued in 2019. We continued to expand our Population Health Management solutions with the launch of our Crisis Management engagement. This solution helps health plans,
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EXECUTIVE COMPENSATION
government agencies, retail pharmacies and other organizations provide essential information and communications in times of crisis, such as product recalls, pandemics or hurricanes. We also launched our new Coverage on Demand solution, which provides real-time coverage information for providers with an aim to make claim submissions more accurate and efficient.
▪Promoting automation and innovation to improve the efficiency and effectiveness of our services. In 2019, we continued to deploy technology and process improvements that increased efficiency, augmented results, bolstered accuracy and reduced cost. We invested in human resources, adding senior level talent to lead our analytics and artificial intelligence teams. Our use of machine learning, natural language processing, robotics processing automation and other advanced technology applications has improved our claims selection and submission processes and advanced our ability to identify and address population and consumer health risks.
▪Advancing our thought leadership brand. In 2019, we advanced our brand and impact on the healthcare system. We became the lead corporate partner in the Digital Health Care Research Cooperative (DHCRC), the largest digital health research cooperative in the world, which is funded by the Australian government and other public and private entities. In this initiative, we work with leading universities including Stanford University, Southern Methodist University and others, on research that will improve healthcare cost and outcomes. Initial research projects include identifying effective opioid addiction treatments and reducing hospital readmissions.

KEY 2019 COMPENSATION ACTIONS
The following highlights key actions taken by the Compensation Committee with respect to our executive compensation program for 2019. These actions were made in consultation with the Compensation Committee’s independent consultant, FW Cook, and are intended to maintain alignment of our compensation levels and practices with the market and support our corporate objectives.

Summary of Key 2019 Compensation Actions
Annual Base Salary
In February 2019 following its annual review of executive compensation, the Compensation Committee approved increases ranging from 4% to 7% in the annual base salaries of our named executive officers, effective February 25, 2019. Additional information regarding these increases is included below under the heading “2019 Annual Base Salary Changes.”

Short-Term Incentives and Target Opportunity
The Compensation Committee did not make any significant changes to the short-term incentive plan for 2019 (“2019 STIP”). Information regarding the 2019 STIP is included under the heading “Annual Short-Term Incentive Compensation.” The Committee increased Mr. Williams' target opportunity under the 2019 STIP from 65% to 75% in connection with his appointment as Chief Operating Officer.
See "Executive Compensation Changes for 2020" below for changes to the short-term incentive plan for 2020.

Long-Term Incentives
The Committee did not make any changes to the long-term incentive program for 2019. Information regarding the 2019 long-term incentive awards is included under the heading “Annual Long-Term Incentive Compensation.”

Executive Compensation Peer Group	The Committee did not make any changes to its 14-company executive compensation peer group for 2019.

KEY COMPENSATION PRACTICES AND GOVERNANCE FEATURES
Our executive compensation program reflects a number of best practices used by the Compensation Committee and the Board.
| 2020 Proxy Statement 41

EXECUTIVE COMPENSATION

What We Do	What We Don’t Do
Pay-for-Performance. Payment of a significant amount of our executives’ total direct compensation is contingent upon satisfaction of certain pre-determined financial and non-financial objectives.
Annual Say-on-Pay Votes. We have annual say-on-pay votes.
Independent Compensation Consultant. The Compensation Committee retains a compensation consultant that is independent from management to provide advice to the Committee on executive and director compensation, as well as other compensation and benefits matters.
Robust Stock Ownership Guidelines. Our CEO is required to hold five times his base salary in our common stock and all other executive officers are required to hold two times their base salary in our common stock, aligning the executive officer’s interests with those of our shareholders and mitigating the risk of focusing only on short-term goals.
Compensation Recovery (Clawback Policy). We are permitted to recover from any of HMS’s current or former executive officers any incentive bonus and equity compensation gains attributable to such executive officer’s misconduct occurring after January 1, 2015, that causes a subsequent restatement of our financial statements.
Employment Agreements. Each of our executive officers has entered into an employment agreement and restrictive covenant agreement with HMS.
CEO Compensation. All of our independent directors as a group approve the compensation of our CEO, taking into account the recommendation of the Compensation Committee.

No Repricing. We have not reduced the exercise price, repriced or provided cash payment for underwater stock options.
No Hedging or Pledging. We do not permit pledging of our securities as collateral for a loan or entering into hedging and derivative transactions with respect to our securities by employees or directors.
No Evergreen Equity Plans. Our equity plan does not permit evergreen share authorizations or liberal share recycling.
No Pensions or Supplemental Executive Retirement Plans. We only provide retirement benefits to executives that are generally available to all other employees.
No Change-in-Control-Related Excise Tax Gross-ups. We do not include change-in-control excise tax gross-up provisions in employment agreements.
No Single Trigger Change-in-Control Compensation. We provide double trigger change-in-control compensation.
No Excessive Perquisites. We offer limited executive perquisites in order to attract and retain top executive talent and to maintain competitiveness.

Shareholder Outreach Regarding Executive Compensation
We regularly engage with our shareholders on the executive compensation program through our annual shareholder outreach. In recent years, our shareholders generally have expressed positive feedback related to our executive compensation program, and their views were shared with the Compensation Committee and the Board. We believe that shareholder engagement is fundamental to maintaining strong compensation and governance practices and we highly value the variety of perspectives of our shareholders, which strengthen our understanding of their interests. As our shareholders’ views and market practices on executive compensation evolve, the Compensation Committee will continue to evaluate and, if needed, make changes to our executive compensation program, ensuring that the program continues to reflect our pay-for-performance compensation philosophy and objectives. Shareholders are invited to communicate with us at any time throughout the year. See “Shareholder Communication with the Board of Directors” for additional information.
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EXECUTIVE COMPENSATION

2019 Say-on-Pay Vote
At our 2019 annual meeting of shareholders, we held an annual advisory vote to approve named executive officer compensation, commonly known as "Say-on-Pay." Our shareholders approved the 2019 say-on-pay proposal, with approximately 98% of the votes cast voted in favor of our executive compensation program, up from 87% of the votes cast on the say-on-pay proposal in the prior year. The Compensation Committee believes that this strong support of our current executive compensation program, which was previewed in our 2019 annual proxy statement, is a result of our shareholder outreach and the changes we made to our executive compensation program over the past two years. The Compensation Committee will continue to consider the outcome of HMS’s say-on-pay votes when making future compensation decisions for executive officers.

Philosophy, Objectives and Principles of our Executive Compensation Program
Our mission is to make the healthcare system work better for everyone. In order to support that mission and Board-approved strategic objectives, while providing adequate returns to our shareholders, we must compete for, attract, develop, motivate and retain top quality executive talent at the corporate and operating business unit levels during periods of both favorable and unfavorable business conditions.
Our executive compensation program is a critical management tool in achieving these objectives. “Pay-for-performance” is the underlying philosophy for our executive compensation program. The program is designed and administered to:
▪reward performance that drives the achievement of our short and long-term goals;
▪align the interests of our senior executives with the interests of our shareholders, thus rewarding individual and team achievements that contribute to the attainment of our business goals;
▪attract, develop, motivate and retain high-performing senior executives by providing a balance of total compensation opportunities, including salary and short and long-term incentives that are competitive with similarly situated companies and reflective of our performance; and
▪motivate our senior executives to pursue objectives that create long-term shareholder value and discourage behavior that could lead to excessive risk, by balancing our fixed and at-risk pay (both short and long-term incentives) and choosing multiple financial metrics for our short and long-term incentives.
PAY-FOR-PERFORMANCE
We design our compensation programs to make a meaningful amount of target total direct compensation (salary, plus target annual incentive compensation, plus target annual long-term incentive compensation) dependent on the achievement of performance objectives.
In the chart that follows, we compare the aggregate target total direct compensation for our CEO for the last three fiscal years to the aggregate compensation for the last three fiscal years that had been earned or that may be considered realizable (based on the methodology described below) as of December 31, 2019. The chart illustrates that our annual and long-term incentive programs over the past three fiscal years have been designed to make a meaningful amount of our CEO’s target total direct compensation dependent on the achievement of corporate performance objectives and increasing shareholder return. This has resulted in realizable compensation over the three-year period that is higher than the aggregate target level compensation, which is reflective of the alignment with shareholder value creation over the same period. Our cumulative total shareholder return (“TSR”) for the three years ended December 31, 2019 was 63.0%.
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EXECUTIVE COMPENSATION
(1) “Target Level Compensation” equals the sum of (i) annual base salary in effect on December 31 of each of the last three fiscal years, (ii) the target value of short-term cash incentive awards for each of the last three fiscal years and (iii) stock awards and option awards granted in each of the last three fiscal years valued at the grant date fair value, the same value at which such awards are required to be reflected in the Summary Compensation Table included in this Proxy Statement, under applicable SEC regulations. Target Level Compensation does not include amounts under All Other Compensation in the Summary Compensation Table.
(2) “Realizable Compensation” equals the sum of (i) annual base salary in effect on December 31 of each of the last three fiscal years, (ii) actual short-term cash incentive awards earned in each of the last three fiscal years, as reflected in the Summary Compensation Table included in this Proxy Statement, (iii) the value as of their vesting date of any portion of stock awards granted in each of the last three fiscal years that vested prior to December 31, 2019, (iv) an assumed realizable value for any portion of stock awards granted in each of the last three fiscal years that remained unvested on December 31, 2019, based on the closing market price per share of our common stock on December 31, 2019, of $29.60 per share and (v) the intrinsic value of option awards granted during fiscal 2017 and 2018 based on the difference between the option exercise prices of $19.04 per share and $19.48 per share, respectively, and the closing market price per share of our common stock on December 31, 2019 of $29.60 per share. For purposes of this chart, the intrinsic value of the option award granted during 2019 is zero because the award has an exercise price per share that is greater than the closing market price per share of our common stock on December 30, 2019. All performance-based stock awards and option awards granted during the relevant 3-year period have met the respective performance criteria and are considered earned, subject to continued vesting requirements as applicable. The value that may be realized by our CEO on such stock awards and option awards in the future, if any, will depend on the extent to which the stock awards and option awards vest, the market price of our common stock on the vesting date for stock awards and the extent to which there is appreciation in the market price of our common stock over the respective exercise price per share of stock options at the time such options are exercised.
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How We Determine Executive Compensation
ROLE OF SHAREHOLDERS
As discussed above under "Shareholder Outreach Regarding Executive Compensation," in 2019 we reached out to a number of our largest institutional shareholders to solicit their points of view on topics of interest to them, including executive compensation matters. We are committed to continuing our engagement with our shareholders from time to time on matters of executive compensation and corporate governance. As our shareholders’ views and market practices on executive compensation evolve, the Compensation Committee will continue to evaluate and, if needed, make changes to our executive compensation program, ensuring that the program continues to reflect our pay-for-performance compensation philosophy and objectives.
ROLE OF MANAGEMENT
Our CEO, together with our Chief Financial Officer and head of Human Resources, develop recommendations regarding the design of our executive compensation program. In addition, they are involved in setting the financial and strategic objectives that, subject to the approval of the Board and the Compensation Committee, are used as the performance measures for the short and long-term incentive plans. Both the CEO and the Chief Financial Officer provide the Compensation Committee with information relevant to determining the achievement of financial and non-financial performance objectives and related funding levels under our short-term cash incentive plan. Also, as part of its review process in determining executive compensation, the Compensation Committee receives from our CEO an assessment of each other executive officer’s performance and compensation recommendations for such officer, including base salary and short and long-term incentives.
ROLE OF THE COMPENSATION COMMITTEE
Our executive compensation program is administered by the Compensation Committee, which is composed entirely of independent directors. The Compensation Committee is responsible for designing our executive compensation program, including each element of the program, and determining and approving total executive remuneration. Each year, the Compensation Committee reviews a competitive analysis and assessment of the compensation provided to executive officers and approves executive compensation based on this review, as well as an evaluation of recommendations presented by our CEO with respect to the other executive officers and the advice of FW Cook. Our CEO does not participate in the Compensation Committee’s deliberations or decisions with regard to his own compensation, and the Compensation Committee’s decisions with respect to our CEO’s compensation are reviewed and approved by the independent members of the Board as a group.
ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT
The Compensation Committee is authorized to engage its own independent advisors to assist in carrying out its responsibilities. The Compensation Committee has retained FW Cook as its independent compensation consultant. Representatives of FW Cook regularly attend Compensation Committee meetings and communicate with the Chair of the Compensation Committee outside of meetings. FW Cook reports directly to the Compensation Committee and the Compensation Committee oversees the fees paid for its services. FW Cook provides the Compensation Committee with independent and objective guidance on a variety of matters related to our executive and director compensation programs and general compensation and benefits matters. In addition, FW Cook provides objective guidance regarding management’s executive compensation recommendations, with the instruction that FW Cook is to advise the Compensation Committee independent of management and to provide such advice for the benefit of HMS and its shareholders. FW Cook does not provide any consulting services to HMS beyond its role as a consultant to the Compensation Committee. The Compensation Committee conducts an assessment of the independence of its compensation consultant annually, pursuant to SEC rules and, following its most recent assessment in February 2019, concluded that no conflict of interest exists that would prevent FW Cook from serving as an independent consultant to the Compensation Committee.
During fiscal 2019, FW Cook provided the following services to the Compensation Committee:
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EXECUTIVE COMPENSATION
▪assisted in the design and development of all elements of the 2019 executive and director compensation programs;
▪consulted on executive compensation target levels and payouts;
▪consulted on the composition of the peer group and provided competitive benchmarking analyses based on the peer group and third-party surveys;
▪evaluated management’s compensation recommendations and proposals;
▪reviewed and provided advice on the design of the 2019 short-term and long-term incentive programs;
▪reviewed agendas for and participated in the Compensation Committee meetings held in 2019;
▪provided updates regarding evolving regulatory requirements, proxy advisor policies, emerging trends and best practices in executive compensation;
▪provided advice related to the 2019 Say-on-Pay Vote; and
▪reviewed and provided advice on HMS’s executive compensation-related disclosures in this Proxy Statement.
COMPETITIVE PAY POSITIONING AND PEER GROUP ANALYSES
The Compensation Committee believes that competitive pay positioning is a key factor in helping to achieve our executive compensation program objectives. As part of our annual pay-setting process, the Compensation Committee uses benchmarking data from a custom peer group and data from third-party technology surveys to evaluate each executive officer’s target compensation levels compared to similarly situated executives.
Our peer group companies are selected by the Compensation Committee based on their similarity to us in size, financial profile and scope of operations, as well as potential to compete for executive talent. The Compensation Committee’s general practice is to select companies that position HMS at approximately the peer group median across these metrics. The Compensation Committee reviews the peer group annually with guidance from FW Cook and may make modifications from time to time to ensure that it continues to provide an appropriate benchmark for competitive pay analyses.
In October 2018, the Compensation Committee, with guidance from FW Cook, reviewed the peer group and determined not to make any changes for 2019. At that time, based upon available information, our revenue was at the 27th percentile of our peer group, our net income from continuing operations before extraordinary items was at the 45th percentile of our peer group, our market capitalization was at the 44th percentile of our peer group (calculated as of August 31, 2018), and our EBITDA was at the 55th percentile of our peer group. For 2019, the peer group consists of the 14 companies listed below, grouped by sub-industry (the “2019 Peer Group”).

2019 Peer Group Companies
Heath Care Technology	Application Software	Data Processing and Outsourced Services
Allscripts Healthcare Solutions, Inc. athenahealth, Inc. Computer Programs & Systems, Inc. HealthStream, Inc. Medidata Solutions, Inc. NextGen Healthcare(1) Omnicell, Inc.	Blackbaud, Inc. Bottomline Technologies (de), Inc. RealPage, Inc. Tyler Technologies, Inc.	ExlService Holdings, Inc. MAXIMUS, Inc. WEX Inc.
(1) Formerly Quality Systems, Inc. (changed corporate name in 2018).

During the first quarter of 2019, with guidance from FW Cook, the Compensation Committee evaluated the competitiveness of target compensation levels for our executive officers relative to the compensation of similarly situated executives in the 2019 Peer Group and the technology industry based on data from a third-party survey.
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The Committee also reviewed an analysis of aggregate costs and the dilutive implications associated with our long-term incentive program.

The Compensation Committee does not target the level of total direct compensation (or any specific element of compensation) for our executive officers to a specific percentile of our peer group. Instead, the Compensation Committee exercises its discretion in setting target compensation levels annually based on a variety of factors to achieve our compensation objectives:
▪each executive’s competitive pay positioning relative to similarly situated executives among our peer companies;
▪each executive’s scope of responsibilities, individual performance and expected contributions going forward;
▪each executive's tenure;
▪relative internal pay levels;
▪recommendations by the CEO for the other executive officers; and
▪prior year target and actual compensation levels.

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EXECUTIVE COMPENSATION
2019 Executive Compensation Program
The elements of our executive compensation program for 2019 are summarized in the table below.

Element	Type	Objective	Page No.
Annual Base Salary	Fixed cash compensation for performing day-to-day responsibilities	Helps attract and retain executive talent and recognizes skills, experience, knowledge and responsibilities; balances performance-based compensation risk	49
Annual Short-Term Incentive Compensation	Performance-based cash compensation awards based on the achievement of annual financial goals and strategic objectives Performance measures for plan funding: 25% Revenue 25% Adjusted EBITDA 25% Adjusted EPS 25% Strategic	Promotes and rewards short-term corporate performance based on achievement of both financial and non-financial objectives and provides incentive for individual and business unit performance	50
Annual Long-Term Incentive Compensation	Restricted stock units (time-based) Premium-priced nonqualified stock options (performance-based component) (115% of grant date stock price) Performance measure: Increased shareholder value	Provides alignment with shareholders by building executive stock ownership and tying compensation to the creation of shareholder value; helps retain executive talent	54
Limited Executive Perquisites	Executive disability income insurance Executive financial consulting services Preventative health program benefits	Maintains competitiveness in the market among our peer companies for both retention and recruitment purposes; optimizes physical health	56
Other Elements of Compensation	Broad-based benefits available to all employees Severance, and change-in-control benefits	Attractive benefits package attracts and retains talent Supports executive retention and encourages executive independence and objectivity in considering a potential change in control transaction	56

COMPENSATION MIX
The Compensation Committee does not have a formal or informal policy or target for allocating target total direct compensation between short-term and long-term compensation, fixed and variable compensation, cash and non-cash compensation, or among the different forms of non-cash compensation. In allocating compensation between the different forms of compensation, the Compensation Committee, with guidance from FW Cook, determines what it believes in its business judgment is the appropriate level with respect to each element of total direct compensation (annual base salary plus target annual and long-term incentive compensation) to achieve the objectives of our executive compensation program. The allocation of the primary elements of compensation for 2019 at target levels for both our CEO and the average of our other named executive officers is shown below.
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2019 COMPENSATION MIX

CEO TARGET PAY MIX
Base Salary
13.3%
Target Annual Cash Incentive
13.3%
LTI / Restricted Stock Units
36.7%
LTI / Premium-Priced Stock Options
36.7%
86.7%
AVERAGE NEO(1) TARGET PAY MIX
Base Salary
22.2%
Target Annual Cash Incentive
15.7%
LTI / Restricted Stock Units
31.0%
LTI / Premium-Priced Stock Options
31.1%
77.8%
Variable Compensation

(1) Includes named executive officers other than the CEO.

ANNUAL BASE SALARY
Base salary is used to recognize the experience, skills, knowledge and responsibilities of our employees, including our named executive officers, and to provide a competitive level of fixed compensation to balance performance-based risks. The key factors in determining base salary are individual and Company performance, job responsibilities, the competitive rate among our peers for positions of like responsibility and internal pay equity among our employees with similar responsibilities and tenure. As noted above, the Compensation Committee does not target the amount of base salary or other components of compensation for our executive officers to a specific percentile of our peer group, but rather considers the peer group analysis together with a variety of other factors in determining compensation.
The Compensation Committee reviews base salaries annually and, if appropriate, makes adjustments to reflect market levels after taking into account individual responsibilities, performance and experience, the recommendations of the CEO and the benchmarking data provided by FW Cook. The Compensation Committee also reviews salaries on an interim basis as it determines appropriate based on significant changes in an executive’s scope of responsibilities.
2019 Annual Base Salary Changes
In February 2019, the Compensation Committee approved increases in the annual base salaries of each of the named executive officers ranging from 4% to 7%, primarily based on market competitiveness and internal equity. The Committee also considered the expanded scope of responsibility associated with Mr. Williams' new role as Chief Operating Officer and Mr. O'Gara's responsibility for consolidating and aligning our Essette and Eliza solutions, which were acquired prior to his joining HMS, and our newly developed Elli product into our Population Health Management suite. The table below shows the annual base salaries at 2018 year end compared to 2019 for our named executive officers.
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EXECUTIVE COMPENSATION

Named Executive Officer	2018 Year End Salary ($)	Change(1) (%)	2019 Salary ($)
Mr. Lucia	700,000	4.0	725,000
Mr. Sherman	530,450	4.0	550,000
Mr. O’Gara	400,000	6.0	425,000
Mr. Williams	515,000	7.0	550,000
Ms. South	401,700	4.0	417,750
(1) Effective February 25, 2019.
ANNUAL SHORT-TERM INCENTIVE COMPENSATION
The Compensation Committee awards annual short-term cash incentive compensation to our named executive officers that reflects financial and strategic achievements based on both objective and subjective criteria, as well as individual performance. Our annual short-term incentive compensation is at-risk compensation. The Compensation Committee believes that this element of our executive compensation program promotes our performance-based compensation philosophy by providing named executive officers with direct financial incentives to achieve specific short-term performance goals intended to increase shareholder value and rewards both overall short-term corporate performance and individual contributions to attaining such performance. Our annual short-term cash incentive awards are paid in a lump sum during the first quarter following the completion of the fiscal year.
Each of our named executive officers was eligible to participate in the 2019 STIP. The target incentive opportunity for each of the named executive officers under the 2019 STIP, as approved by the Compensation Committee, is shown in the table below, expressed as a percentage of base salary. The target incentive opportunities were determined based upon a number of factors, including salary levels, job responsibilities and the appropriate targeted level of short-term incentive opportunity for each named executive officer. In February 2019, the Compensation Committee increased Mr. Williams’ target bonus opportunity from 65% to 75% for 2019, in connection with his appointment as Chief Operating Officer.

Named Executive Officer	Target Incentive Opportunity (as a % of base salary)
Mr. Lucia	100%
Mr. Sherman	75%
Mr. O’Gara	65%
Mr. Williams	75%
Ms. South	65%

Bonus payouts under the 2019 STIP were subject to the achievement of predetermined performance goals based on the following metrics and relative weights:
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We chose revenue, adjusted EBITDA and adjusted EPS as financial metrics under the 2019 STIP because we believe each is a strong indicator of our overall financial performance, a key indicator used by industry analysts to evaluate our operating performance and motivates our executives to drive company growth and profitability. Adjusted EBITDA and adjusted EPS are non-GAAP financial measures that are reported to our shareholders in press releases, financial presentations and annual reports, and provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. In addition, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, these non-GAAP financial measures provide a more complete understanding of the results of operations and trends affecting the Company’s business. Consistent with 2018, the Committee determined that payout of 50% of the bonus pool should be based on performance against earnings targets in order to drive profitability and long-term shareholder value. Pursuant to the terms of the 2019 STIP, the Compensation Committee may adjust these measures to exclude the impact of extraordinary and other items or events that affect our financial results during the year.

We define adjusted EBITDA, which is a non-GAAP measure, as earnings before interest, income taxes, depreciation and amortization, stock-based compensation expense, certain transaction and integration costs and non-recurring settlement expense.
We define adjusted EPS, which is a non-GAAP measure, as diluted earnings per share adjusted for stock-based compensation expense, certain transaction and integration costs, non-recurring settlement expense, amortization of acquisition related software and intangible assets and for the related taxes.

We also chose to include strategic objectives under the 2019 STIP, some of which are directly tied to financial performance, which are designed to enhance profitability and create long-term shareholder value.
Financial Performance Targets. Performance targets for the financial metrics are established based on the annual financial plan approved by the Board during the first quarter of the year and are intended to be challenging. We take a bottom up approach to our annual budgeting process and carefully evaluate all aspects of our expected financial performance. For 2019, the performance targets for revenue, adjusted EBITDA and adjusted EPS were set higher than our actual performance level for 2018 under the 2018 short-term incentive plan, based on a number of factors, including expectations of overall revenue growth and margin improvement in 2019 driven by implementations, yield improvement, pipeline revenue and new sales. The 2019 performance targets and actual results under the 2019 STIP are shown under “Results Under the 2019 Short-Term Incentive Plan”.
A threshold level of performance against each of the financial performance targets is required in order for the respective portion of the plan to be funded. If the threshold level is met, the actual payout amount is calculated based on the performance curves below. The funding curves for adjusted EBITDA and adjusted EPS align with market practice and provide for increasing payout opportunity for increasing levels of above-target performance, balanced by a lower payout opportunity for a threshold level of performance. To ensure a minimum amount of earnings is achieved before bonuses are paid and to align the plan design with shareholder interests, the Committee determined that if either the adjusted EBITDA or adjusted EPS results for fiscal 2019 did not meet the minimum threshold for funding under the 2019 STIP, the Committee could use negative discretion to reduce the entire bonus plan funding from the calculated amount.

	Adjusted EBITDA and Adjusted EPS		Revenue
Performance Targets	% of Target Achieved	% Funding of Plan	% of Target Achieved	% Funding of Plan
Threshold	85%	33%	90%	50%
Target	100%	100%	100%	100%
Maximum	122.4%	200%	120%	200%
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EXECUTIVE COMPENSATION
Strategic Objectives. The Compensation Committee established the following strategic objectives under the 2019 STIP, comprising 25% of the total bonus pool funding, along with specific, unweighted measures by which to determine the results: (i) capture new market segments; grow revenue with existing and new customers; (ii) execute strategic technology initiatives to expand margins and increase capabilities; (iii) accelerate product line growth through innovation, M&A and partnerships; (iv) sustain employee engagement and build employer brand to attract and retain top talent; and (v) increase customer loyalty and retention. The level of achievement of the strategic objectives is determined by the Compensation Committee in its sole discretion and limited to 200% of target.
Results Under the 2019 Short-Term Incentive Plan
The financial results under the 2019 STIP compared to 2018 for the performance metrics used in determining payouts under our 2019 STIP are shown below. These results may differ from the comparable GAAP and non-GAAP measures reported above and in our financial statements, as the measures below are adjusted to exclude the impact of extraordinary and other items or events that affected our financial results, as described in the footnotes to the table below, in accordance with the terms of the 2019 STIP.
The Compensation Committee evaluated performance against the predetermined strategic objectives, including the achievements listed below, among others, and determined strategic performance to be 110% of target.
▪Our strategic acquisition of VitreosHealth, enhancing our predictive modeling and analytics capabilities within our Population Health Management solution suite and further driving customer value;
▪Our strategic acquisition of Accent, enhancing our capabilities across all of our COB and Payment Integrity solutions, expanding our range of edit and audit solutions, opening up a new coordination of benefits market for us with commercial payers and extending our push into the Medicare COB market; and
▪Our strategic investment in MedAdvisor, furthering our strategy to evolve our Population Health Management capabilities and potentially expand our international presence.
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The calculated funding level under the 2019 STIP is set forth below.
(Dollar amounts shown in millions, except EPS)

Measure	Results under 2018 STIP		Pre-Established Performance Targets under 2019 STIP			Results under 2019 STIP		Percent Achieve- ment	Weight- ing	Weighted Funding Result(1)
			Threshold	Target	Maximum
Revenue	$598.3		$580.5	$645.0	$774.0	$624.7	(3)	96.8%	25%	21.1%
Adjusted EBITDA	$162.3		$149.7	$176.1	$215.6	$171.4	(4)	97.3%	25%	22.0%
Adjusted EPS	$1.09	(2)	$0.96	$1.13	$1.38	$1.18	(5)	104.4%	25%	30.0%
Strategic Objectives	90%		—	100%	200%	110%		110.0%	25%	27.5%
					Total Funding Percentage					100.5%
(1)Based on performance curves shown under the heading “Performance Targets” and rounded.
(2)Excludes $0.19 per diluted share associated with certain discrete tax benefits.
(3)Excludes certain revenue from acquired business operations of approximately $1.7M.
(4)Excludes (i) the net impact of certain revenue and expense from acquired business operations of approximately $0.6M and (ii) the gain on sale of our InstaMed investment of $7.7M.
(5)Excludes (i) $0.01 per diluted share related to certain revenue and expense from acquired business operations, (ii) $0.06 per diluted share related to the gain on sale of our InstaMed investment and (iii) $0.07 per diluted share associated with certain discrete tax benefits recorded in the first quarter.
2019 Bonus Payouts
Bonus payouts for 2019 reflect the Company’s overall target-level achievement of pre-established financial and strategic objectives for fiscal 2019 under the 2019 STIP.
Each of the named executive officers’ short-term incentive awards for 2019 were determined by applying the formula set forth below, which, as provided under the 2019 STIP, includes the Committee’s ability to use discretion to modify the calculated payout based on business unit and individual performance.

Base Salary	x	Target Incentive Opportunity	x	2019 STIP funding percentage of 100.5% based on achievement of: ▪ 25% Adjusted EBITDA Target ▪ 25% Adjusted EPS Target ▪ 25% Revenue Target ▪ 25% Strategic Objectives	=	Cash Incentive Award (may be modified based on business unit and individual performance)

The Compensation Committee considered the CEO’s recommendations regarding individual bonus amounts for the named executive officers (other than himself) based on both corporate performance (as determined by the level of achievement under the 2019 STIP) and the officers’ business unit and individual performance. Mr. Lucia’s bonus amount is determined solely based on corporate performance under the 2019 STIP. The Compensation Committee determined to slightly modify the bonus payout amounts for each of the named executive officers from 100.5% to 100.0%, and all of the independent members of the Board as a group approved and ratified the Compensation Committee’s decision with respect to the CEO’s bonus amount. The table below compares target bonus amounts to actual bonus amounts paid to the named executive officers under the 2019 STIP.
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EXECUTIVE COMPENSATION

Named Executive Officer	2019 Target Bonus ($)	Actual Percentage of 2019 Target Bonus Paid (%)	Actual 2019 Bonus ($)
Mr. Lucia	725,000	100.0	725,000
Mr. Sherman	412,500	100.0	412,500
Mr. O’Gara	276,250	100.0	276,250
Mr. Williams	412,500	100.0	412,500
Ms. South	271,538	100.0	271,538

Other Considerations
The 2019 STIP operates as a sub-plan under our Annual Incentive Compensation Plan as amended and restated (the “AIP”), which was adopted by the Board and approved by our shareholders in order to qualify incentive awards as performance-based compensation intended to be deductible (to the extent possible) for federal income tax purposes under the Code. Each of the named executive officers was a participant in the AIP for 2019 and was eligible to receive a maximum bonus award of $5,000,000 for the 2019 performance period, subject to the Compensation Committee’s authority to use negative discretion, if the predetermined objective goal for the fiscal year was met. This limit is in addition to the limit on performance-based cash awards under the 2019 Omnibus Plan. EBITDA was selected as the performance metric under the AIP for fiscal 2019 because it is one of the primary metrics used to measure our operating performance and although it is a non-GAAP financial measure, its components are calculated based on generally accepted accounting principles (GAAP). EBITDA is defined as income before interest, income taxes, depreciation and amortization. The Compensation Committee establishes an initial performance requirement under the AIP, pursuant to which an executive may earn the initial right to receive the maximum bonus under the AIP. The performance requirement for fiscal 2019 was established at $50 million in EBITDA. The 2019 STIP then establishes a second performance requirement, consisting of the performance goals and objectives described above. The potentially achievable incentive compensation under this second performance requirement is less than or equal to the maximum possible bonus specified in the AIP which was approved by the shareholders.

ANNUAL LONG-TERM INCENTIVE COMPENSATION
We believe that equity awards provide our named executive officers with a strong link to our long-term performance in order to create an ownership culture and help to align their interests with those of our shareholders. Beginning in May 2019, annual long-term incentive awards have been granted pursuant to our 2019 Omnibus Incentive Plan ("2019 Omnibus Plan"), which replaced and superseded our 2016 Omnibus Incentive Plan ("2016 Omnibus Plan"). The 2019 Omnibus Plan, which is administered by the Compensation Committee, is intended to furnish a material incentive to employees by making available to them the benefits of a larger common stock ownership in HMS through stock options and other awards. The Board and the Compensation Committee believe that these increased incentives align compensation with the achievement of our long-term financial goal of creating shareholder value and our strategic objectives as measured over multi-year periods, as well as assist in the retention of employees.
2019 Annual Long-Term Incentive Compensation Decisions
In consideration of the views expressed by our shareholders and our say-on-pay results in recent years, the Compensation Committee continued granting 50% of the total annual long-term incentive award value in 2019 to our named executive officers in premium-priced stock options having an exercise price of 115% of the closing price on the date of grant and 50% in restricted stock units. We believe that the mix of performance-based and non-performance-based long-term incentives is appropriate because it represents a balanced approach that reinforces our emphasis on pay-for-performance while retaining, incentivizing and compensating named executive officers for achievement of long-term goals intended to increase shareholder value.

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Premium-Priced Stock Options
Premium-priced stock options strongly support our objective of ensuring that pay is aligned with increasing shareholder value and encouraging stock ownership, while also fostering executive retention. We set the exercise price of the stock options at 115% of the closing price of our common stock on the Nasdaq Global Select Market on the day of the grant. Accordingly, a stock option is intended to provide a return to the executive only if the market price of our common stock appreciates significantly from the exercise price of the stock option and the executive remains employed during the vesting period. To foster retention and long-term performance, premium-priced stock options generally vest in one-third increments on the first, second and third anniversaries of the date of grant, subject to continued employment with the Company, and have a ten-year term.

Restricted Stock Units
Restricted stock units support the goal of retaining our named executive officers and further align the interests of our executives with shareholders by increasing their stock ownership. Restricted stock units will provide a return to the executive only if the executive remains employed during the vesting period. The value of restricted stock unit awards increases or decreases as the market price of our common stock increases or decreases, further supporting our objective of ensuring that pay is aligned with changes in shareholder value. In addition, restricted stock units generally are perceived as more valuable than stock options during periods of stock price volatility. The restricted stock units generally vest in one-third increments on the first, second and third anniversaries of the date of grant, subject to continued employment with the Company.

The 2019 annual long-term incentive awards for the named executive officers were determined based upon the Compensation Committee’s subjective evaluation of the factors set forth below and guidance from FW Cook:
▪competitive positioning among our peer group companies;
▪corporate performance for the prior year, including record revenue and solid growth in net income, adjusted EBITDA and adjusted EPS and execution on a number of strategic initiatives for 2018;
▪our total shareholder return for the one-year period ended December 31, 2018 of 66% (for the CEO’s evaluation);
▪recommendations of the CEO, based on individual performance, expected contributions going forward and appropriateness of the grant depending upon the scope and level of responsibility (for executives other than the CEO);
▪perceived retention value of the award;
▪comparative share ownership and outstanding equity awards of HMS executives;
▪awards granted to each executive in prior years; and
▪potential wealth creation.
Based on these factors, the Compensation Committee increased the long-term incentive target levels for each of the named executive officers compared to their respective 2018 long-term incentive targets. All of the independent directors as a group approved and ratified the 2019 annual long-term incentive award for the CEO. The following long-term incentive awards were granted to our named executive officers, effective February 28, 2019:
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EXECUTIVE COMPENSATION

Named Executive Officer	Value of Premium-Priced Options Granted ($)	Number of Premium-Priced Options Granted(1)(2) (#)	Value of Restricted Stock Units Granted ($)	Number of Restricted Stock Units Granted(1)(2) (#)
Mr. Lucia	2,000,000	145,033	2,000,000	58,038
Mr. Sherman	900,000	65,265	900,000	26,117
Mr. O’Gara	550,000	39,884	550,000	15,961
Mr. Williams	800,000	58,013	800,000	23,215
Ms. South	475,000	34,445	475,000	13,784
(1)See “Grants of Plan Based Awards For the Year Ended December 31, 2019” for a description of the vesting and other terms of the premium-priced option and restricted stock unit awards.
(2)The options have an exercise price of $39.63 per share.

LIMITED EXECUTIVE PERQUISITES
In order to enhance our ability to recruit and retain highly qualified executive talent, we offer Guaranteed Standard Issue, or individual disability income insurance, to employees earning more than $300,000 in annualized base salary, and financial counseling services to the CEO and any officers who report directly to the CEO. In addition, we also offer preventative health program benefits to our CEO and executives who report directly to the CEO. The Compensation Committee believes these benefits are reasonable and comparable to benefits offered by companies of a similar size to ours and better enable us to maintain competitiveness by providing high-performing executives with benefits that will facilitate strong, focused performance, while optimizing physical health. The cost of these perquisites constitutes a small percentage of each executive’s total compensation. Each of the named executive officers is eligible to receive these benefits. Messrs. O’Gara and Williams opted not to receive financial counseling services during 2019, and Messrs. Lucia and Sherman opted not to complete the preventative health program during 2019, as reflected in the Fiscal 2019 All Other Compensation Table.
OTHER ELEMENTS OF COMPENSATION
Benefits and Other Compensation
We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.
Severance and Change-in-Control Benefits
To enable us to offer competitive total compensation packages to our senior executives, as well as to ensure the ongoing retention of these individuals when considering transactions that may create uncertainty as to their future employment with us, the Compensation Committee approved standardizing the terms of employment of our senior executives, which included providing consistent separation and change-in-control protection.
Based on information provided by FW Cook, the Compensation Committee believes that the protection afforded by the terms of employment described above provides a level of benefits that are estimated to be within a reasonable range based on competitive practices with respect to comparable positions. We believe that the benefits provided under these agreements are consistent with our objective of attracting and retaining highly qualified executives and provide reasonable assurance so that our senior executives are not distracted from their duties during the uncertainty that may accompany a possible change in control and as well as encourage executive independence and objectivity in considering any such transaction. The agreements and equity plans provide a "double trigger" for the payment of benefits upon a change in control, so that vesting occurs if a qualifying termination event occurs in connection with the change in control. The Compensation Committee believes that a “double trigger” is more appropriate than a “single trigger” because a double trigger prevents the
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unnecessary payment of benefits to an executive officer in the event that the change in control does not result in a qualifying termination event with respect to the executive's employment.
We have provided detailed information about Mr. Lucia’s employment agreement and our agreements with the other named executive officers and the benefits provided to Mr. Lucia and the other named executive officers under their respective agreements, along with estimates of the value of such benefits under various circumstances, under the heading “Potential Payments Upon Termination of Employment or Change in Control” below.
Other Pay Policies and Practices
EQUITY AWARD GRANT PRACTICES
Annual equity awards to eligible employees, including the named executive officers, are generally considered by the Compensation Committee at its regularly scheduled meeting held in the first quarter of each year. At this meeting, the Compensation Committee meets with management and FW Cook to discuss and consider annual long-term incentive awards and to approve individual award amounts and terms for the executive officers and other employees subject to Section 16 of the Exchange Act. The grant date for equity awards to employees is established as the third business day after the date of filing of HMS’s next Form 10-K or 10-Q with the SEC, whichever is sooner.
The Compensation Committee also approves off-cycle initial equity grants to attract and retain key new hires. Generally, the equity mix for new hire awards is consistent with the equity mix for annual long-term incentive awards, which is predetermined based on management level. If the Company is in a blackout period when an individual is hired, then the grant date is established as the third business day after the date of filing of the Company’s next Form 10-K or 10-Q with the SEC, whichever is sooner. If the Company is not in a blackout period when an individual is hired, then the grant date is (x) the date of the newly hired employee’s commencement of employment with the Company or any subsidiary of the Company to the extent the new hire award is approved by the CEO on or before such date or (y) such later date not in a blackout period as the CEO approves the new hire award. Equity grants to new hires are subject to service-based vesting over four years. The Compensation Committee has delegated authority to the CEO to grant new hire awards, subject to certain limitations, on terms pre-established by the Compensation Committee to employees who are not subject to Section 16 of the Exchange Act. Grants approved by the CEO pursuant to this delegation are reviewed at the Compensation Committee’s next regularly scheduled meeting.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS
The Board has established significant stock ownership guidelines for our executive officers to encourage them to own and hold a meaningful equity stake in HMS in order to further align their interests and actions with the interests of HMS and its shareholders. The guidelines for executive officers are based on a multiple of the executive’s base salary.

Title	Value of Shares Required to be Owned
CEO	5 X Annual Base Salary
Other Executive Officers	2 X Annual Base Salary

For purposes of satisfying these guidelines, an executive officer’s shares owned outright, directly or indirectly, and restricted stock and restricted stock units, whether or not vested, are counted in determining the executive’s stock ownership. Each executive is required to meet his or her respective ownership guideline within five years after election (or promotion to a covered position), or in the case of executives in office at the time the guidelines were adopted, within five years of the date of adoption. To mitigate the impact of stock price fluctuation, the number of shares required to be held by each executive to satisfy the guidelines is determined every three years based on each executive’s annual base salary in effect, and their respective stock ownership multiple, on the determination date and the average closing price of the Company's common stock for the month immediately preceding the
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determination date. The latest determination date was December 1, 2019, and the number of shares required to be held remains fixed through December 1, 2022. The Compensation Committee monitors compliance with these guidelines on an annual basis.
The following graph summarizes the stock ownership of each of our named executive officers as of December 1, 2019, as a multiple of base salary in effect as of December 1, 2019, based on the average closing price of our common stock for the month of November 2019, of $28.47 per share, pursuant to our Stock Ownership Guidelines.

STOCK OWNERSHIP AS OF DECEMBER 1, 2019
Mr. Lucia
5X
31X
Mr. Sherman
2X
10X
Mr. O'Gara
2X
2X
Ms. South
2X
3X
Mr. Williams
2X
3X
Required
Actual(1)
(1) Rounded down to the nearest multiple

PROHIBITION ON HEDGING AND PLEDGING
Our Insider Trading Policy prohibits our employees (including officers) and directors and certain of their respective family members and controlled entities from, among many other actions, purchasing our securities on margin, borrowing against our securities held in a margin account, pledging our securities as collateral for a loan and entering into hedging and derivative transactions with respect to our securities. The anti-hedging provisions restrict·(i) short sales of Company securities, (ii) purchases or sales of puts, calls or other derivative securities based on the Company’s securities; and (iii) transactions involving financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds, or similar transactions) that are designed to hedge or offset any decrease in the market value of the Company securities by transferring to another, in whole or in part, the economic benefits or risks of ownership of Company securities.
CLAWBACK POLICY
The Board has adopted a clawback policy that covers each of our current and former executive officers and applies to all forms of executive incentive compensation. Our clawback policy provides that the Board (or a Board committee) is authorized to recover from any current or former executive officer any bonus, incentive compensation or equity-based compensation gains resulting from certain misconduct occurring after January 1, 2015 that causes a restatement of our financial statements. The Board is required to review all circumstances and actions causing such restatement and to take action as it deems appropriate. We are monitoring this policy to ensure that it is consistent with applicable laws, and to the extent that the SEC adopts rules for clawback policies, we will revise our policy to reflect any necessary changes.
TAX DEDUCTIBILITY
Section 162(m) of the Code prohibits us from deducting from taxable income any compensation in excess of $1 million paid to "covered employees", which were previously our CEO and the three other most highly
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compensated named executive officers employed at the end of the year (other than our Chief Financial Officer). Prior to January 1, 2018, certain compensation paid pursuant to a shareholder-approved plan upon the attainment of specified performance objectives was excluded from the deductibility limit as "performance based compensation." Pursuant to the Tax Cuts and Jobs Act passed in December 2017, this "performance-based compensation" exception was eliminated, effective for taxable years beginning after December 31, 2017, so that compensation paid to a public company's "covered employees" in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. In addition, the Tax Cuts and Jobs Act amended the definition of "covered employees" to include a company's chief financial officer. As such, effective January 1, 2018, "covered employees" include a company's chief executive officer, chief financial officer and the next three other most highly compensated officers serving at the end of the taxable year. Further, under the Tax Cuts and Jobs Act, once an officer is a "covered employee," his or her compensation will remain subject to Section 162(m) indefinitely.
The Compensation Committee has historically believed that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Compensation Committee has periodically reviewed the potential consequences of Section 162(m) of the Code in making compensation decisions.
Executive Compensation Changes for 2020
In furtherance of our commitment to operate responsibly and sustainably and based on input from our largest shareholders, the Compensation Committee added an ESG component to the strategic objectives under the short-term incentive plan for 2020. A detailed description of our executive compensation program for fiscal 2020 will be included in the proxy statement for our 2021 annual meeting of shareholders.

Compensation Committee Report
The Compensation Committee of the Board of HMS Holdings Corp. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement for the Company’s 2020 Annual Shareholders’ Meeting.
By the Compensation Committee of the Board of Directors of HMS Holdings Corp.
Craig R. Callen, Chair
Robert Becker
Cora M. Tellez

The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

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Compensation Tables
Summary Compensation Table
The following table sets forth the cash and non-cash compensation awarded to or earned by our named executive officers for the fiscal years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compen- sation(5) ($)	All Other Compen- sation(6) ($)	Total Compen- sation ($)
William C. Lucia	2019	720,192	—	2,000,000	2,000,000	725,000	33,042	5,478,234
Chairman, President	2018	700,000	—	1,500,000	1,500,000	1,071,000	34,482	4,805,482
and CEO	2017	690,385	—	1,500,000	1,500,000	459,200	33,993	4,183,578
Jeffrey S. Sherman	2019	546,240	—	900,000	900,000	412,500	32,918	2,791,658
EVP, Chief Financial	2018	527,479	—	800,000	800,000	608,691	31,714	2,767,884
Officer and Treasurer	2017	515,000	—	850,000	850,000	234,325	32,976	2,482,301
Emmet W. O’Gara(7)	2019	420,192	—	550,000	550,000	276,250	21,511	1,817,954
Group President, Population	2018	383,077	50,000	400,000	400,000	397,800	17,022	1,647,899
Health Management	2017	—	—	—	—	—	—	—
Douglas M. Williams Jr.	2019	543,269	—	800,000	800,000	412,500	19,628	2,575,398
EVP, Chief Operating	2018	512,115	—	550,000	550,000	512,168	10,069	2,134,352
Officer	2017	500,000	—	600,000	600,000	204,750	17,912	1,922,662
Tracy A. South	2019	414,664	—	475,000	475,000	271,538	35,907	1,672,108
Former EVP, Chief	2018	399,450	—	400,000	400,000	399,491	31,706	1,630,647
Administrative Officer	2017	390,000	—	450,000	450,000	169,845	33,974	1,493,819

(1)The amounts in this column consist of base salary earned for the fiscal year.
(2)The amount in this column consists of a sign-on bonus paid in 2018, pursuant to the terms of Mr. O’Gara’s employment agreement.
(3)The amounts in this column represent the aggregate grant date fair value of the restricted stock unit awards computed in accordance with FASB guidance on stock-based compensation. The grant date fair value of restricted stock units is determined based on the number of units awarded and the fair value of our common stock on the grant date, which is the closing sales price per share of our common stock reported on the Nasdaq Global Select Market on that date.
(4)The amounts in this column represent the aggregate grant date fair value of the stock option awards computed in accordance with FASB guidance on stock-based compensation. The relevant assumptions made in the valuations for the 2019, 2018 and 2017 stock option awards may be found in (i) Notes 1 and 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, (ii) Notes 1 and 13 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and (iii) Notes 1 and 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, respectively. The grant date fair value of stock options is determined based on the number of options awarded and the fair value of the stock option on the grant date. The fair value of each option grant with only service-based conditions is estimated using the Black-Scholes pricing model. The fair value of each option grant with market and service-based conditions is estimated using a Monte Carlo simulation model.
(5)The amounts in this column consist of amounts earned pursuant to the short-term (cash) incentive plan for the fiscal year reported, which are paid in the following fiscal year.
(6)The table below shows the components of “All Other Compensation” for the named executive officers for 2019.
(7)Mr. O’Gara joined the Company on January 2, 2018; therefore, no information is available for 2017.
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Fiscal 2019 All Other Compensation Table

Name	401(k) Savings Plan Employer Matching Contributions(1) ($)	Executive Disability Insurance(2) ($)	Financial Counseling(3) ($)	Preventative Health Program(4) ($)	Total All Other Compensation ($)
Mr. Lucia	12,600	3,748	16,694	—	33,042
Mr. Sherman	12,600	3,524	16,694	—	32,918
Mr. O’Gara	12,600	4,602	—	4,309	21,511
Mr. Williams	12,600	3,744	—	3,284	19,628
Ms. South	12,600	3,749	16,694	2,864	35,907
(1)These amounts represent Company matching contributions to our named executive officers in the Company’s 401(k) savings plan.
(2)These amounts represent the premiums paid by the Company on behalf of our named executive officers for executive disability insurance.
(3)These amounts represent the amounts paid on behalf of our named executive officers for financial counseling services.
(4)These amounts represent the amounts paid on behalf of our named executive officers for preventative health program benefits received in 2019.

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Grants of Plan-Based Awards for the Year Ended December 31, 2019
The following table provides information concerning each grant of an award made to our named executive officers in fiscal 2019 under our AIP, 2019 STIP and 2016 Omnibus Plan.

Name	Award Type	Grant Date	Compensa- tion Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Options(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
				Threshold ($)	Target ($)	Maximum ($)
Mr. Lucia	AIP/2019 STIP	—	—	210,250	725,000	5,000,000	—	—	—	—
	Stock Options (6)	2/28/2019	2/14/2019	—	—	—	—	145,033	39.63	2,000,000
	RSUs (6)	2/28/2019	2/14/2019	—	—	—	58,038	—	—	2,000,000
Mr. Sherman	AIP/2019 STIP	—	—	119,625	412,500	5,000,000	—	—	—	—
	Stock Options (6)	2/28/2019	2/14/2019	—	—	—	—	65,265	39.63	900,000
	RSUs (6)	2/28/2019	2/14/2019	—	—	—	26,117	—	—	900,000
Mr. O’Gara	AIP/2019 STIP	—	—	80,113	276,250	5,000,000	—	—	—	—
	Stock Options (6)	2/28/2019	2/14/2019	—	—	—	—	39,884	39.63	550,000
	RSUs (6)	2/28/2019	2/14/2019	—	—	—	15,961	—	—	550,000
Mr. Williams	AIP/2019 STIP	—	—	119,625	412,500	5,000,000	—	—	—	—
	Stock Options (6)	2/28/2019	2/14/2019	—	—	—	—	58,013	39.63	800,000
	RSUs (6)	2/28/2019	2/14/2019	—	—	—	23,215	—	—	800,000
Ms. South	AIP/2019 STIP	—	—	78,746	271,538	5,000,000	—	—	—	—
	Stock Options (6)	2/28/2019	2/14/2019	—	—	—	—	34,445	39.63	475,000
	RSUs (6)	2/28/2019	2/14/2019	—	—	—	13,784	—	—	475,000
(1)Amounts represent possible cash payouts for 2019 performance upon satisfaction of the pre-established performance conditions under the 2019 STIP and the AIP. The target amount shown is 100% of the individual’s target annual award opportunity. The maximum amount shown is the shareholder-approved maximum payout under the AIP. The amounts included in the “Threshold” column (i) reflect the threshold amounts payable for the financial performance metrics, which are weighted at 75% of the overall short-term incentive compensation program, (ii) do not reflect any payout for achievement of the strategic objectives metric because there is no formal threshold payout level for that metric and (iii) assume that no discretionary modifications are made based on business unit and individual performance. To ensure a minimum amount of earnings is achieved before bonuses are paid, the Compensation Committee determined that if either the adjusted EBITDA or adjusted EPS results for fiscal 2019 did not meet the minimum threshold for funding under the 2019 STIP, the Committee could use negative discretion to reduce the entire bonus plan funding from the calculated amount. Actual cash payouts for 2019, as determined by the Compensation Committee in the first quarter of 2020, are reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. The 2019 STIP and the AIP are described in the CD&A, under the heading “Annual Short-Term Incentive Compensation.” For 2019, the target award opportunity, expressed as a percentage of base salary, for each of Mr. Lucia, Mr. Sherman, Mr. O’Gara, Mr. Williams and Ms. South was 100%, 75%, 65%, 75% and 65%, respectively.
(2)Amounts represent the restricted stock unit award made to each named executive officer in 2019 that is conditioned on continued service. These restricted stock unit awards are discussed in the CD&A under the heading “Annual Long-Term Incentive Compensation.”
(3)Amounts represent the non-qualified stock option award made to each named executive officer in 2019 that is conditioned on continued service. These stock option awards are discussed in the CD&A under the heading “Annual Long-Term Incentive Compensation.”
(4)Represents 115% of the closing price of our common stock on the date of grant.
(5)Amounts in this column represent the grant date fair value of each stock option grant and each restricted stock unit grant computed in accordance with FASB guidance on stock-based compensation, and exclude the impact of estimated forfeitures related to service-based vesting conditions. The relevant assumptions made in the valuations may be found in Notes 1 and 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
(6)The non-qualified stock options and restricted stock units generally vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to continued employment with the Company. The non-qualified stock
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options are premium-priced stock options having an exercise price of 115% of the closing price on the date of grant and expire ten years after the date of grant.
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Outstanding Equity Awards at December 31, 2019

			Option Awards				Stock Awards
Name	Grant Date	Award Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(1) ($)
Mr. Lucia	06/09/17	Stock Options	129,366	64,683(2)	19.04	06/09/27	—	—
	03/02/18	Stock Options	73,207	146,412(3)	19.48	03/02/28	—	—
	02/28/19	Stock Options	—	145,033(4)	39.63	02/28/29	—	—
	06/09/17	RSUs	—	—	—	—	26,262(2)	777,355
	03/02/18	RSUs	—	—	—	—	59,032(3)	1,747,347
	02/28/19	RSUs	—	—	—	—	58,038(4)	1,717,925
Mr. Sherman	06/09/17	Stock Options	73,307	36,654(2)	19.04	06/09/27	—	—
	03/02/18	Stock Options	39,044	78,086(3)	19.48	03/02/28	—	—
	02/28/19	Stock Options	—	65,265(4)	39.63	02/28/29	—	—
	06/09/17	RSUs	—	—	—	—	14,882(2)	440,507
	03/02/18	RSUs	—	—	—	—	31,484(3)	931,926
	02/28/19	RSUs	—	—	—	—	26,117(4)	773,063
Mr. O’Gara	03/02/18	Stock Options	—	19,522(3)	19.48	03/02/28	—	—
	03/02/18	Stock Options	—	19,659(5)	16.94	03/02/28	—	—
	02/28/19	Stock Options	—	39,884(4)	39.63	02/28/29	—	—
	03/02/18	RSUs	—	—	—	—	7,871(3)	232,982
	03/02/18	RSUs	—	—	—	—	8,855(5)	262,108
	02/28/19	RSUs	—	—	—	—	15,961(4)	472,446
Mr. Williams	11/11/15	Stock Options	100,000	—	11.20	11/10/22	—	—
	03/02/16	Stock Options	91,575	—	13.94	03/03/23	—	—
	06/09/17	Stock Options	51,746	25,874(2)	19.04	06/09/27	—	—
	03/02/18	Stock Options	26,842	53,685(3)	19.48	03/02/28	—	—
	02/28/19	Stock Options	—	58,013(4)	39.63	02/28/29	—	—
	06/09/17	RSUs	—	—	—	—	10,505(2)	310,948
	03/02/18	RSUs	—	—	—	—	21,646(3)	640,722
	02/28/19	RSUs	—	—	—	—	23,215(4)	687,164
Ms. South	06/09/17	Stock Options	4,991	19,405(2)	19.04	06/09/27	—	—
	03/02/18	Stock Options	—	39,043(3)	19.48	03/02/28	—	—
	02/28/19	Stock Options	—	34,445(4)	39.63	02/28/29	—	—
	06/09/17	RSUs	—	—	—	—	7,878(2)	233,189
	03/02/18	RSUs	—	—	—	—	15,742(3)	465,963
	02/28/19	RSUs	—	—	—	—	13,784(4)	408,006
(1)The market value of shares or units of stock that have not vested is calculated by multiplying the closing market price per share of our common stock on December 31, 2019, of $29.60 per share by the number of shares or units of stock that have not vested.
(2)Represents stock options and restricted stock units granted on June 9, 2017. One-half of the stock options and restricted stock units granted are subject to time-based vesting in one-third annual increments. The remaining one-third of these time-based awards that were unexercisable or that had not vested as of December 31, 2019, vested on March 3, 2020. The other one-half of the stock options and restricted stock units granted were subject to performance conditions that have been satisfied and are subject to time-based vesting conditions. The remaining performance-based stock options and restricted stock units that had not vested as of December 31, 2019, vested on March 3, 2020.
(3)Represents stock options and restricted stock units granted on March 2, 2018. Of the remaining two-thirds of these awards that were unexercisable or that had not vested as of December 31, 2019, one-third vested on March 2, 2020 and one-third are scheduled to vest on March 2, 2021.
(4)Represents stock options and restricted stock units granted on February 28, 2019. One-third of the stock options and restricted stock units vested on February 28, 2020, and one-third are scheduled to vest on each of February 28, 2021 and February 28, 2022.
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(5)Represents stock options and restricted stock units granted on March 2, 2018. Of the remaining three-fourths of these awards that were unexercisable or that had not vested as of December 31, 2019, one-fourth vested on March 2, 2020, and one-fourth are scheduled to vest on each of March 2, 2021 and March 2, 2022.

Option Exercises and Stock Vested in 2019
The following table sets forth certain information regarding the stock options exercised and stock awards that vested for our named executive officers during the year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Mr. Lucia	457,523	8,213,016	96,106	3,355,060
Mr. Sherman	536,159	11,265,358	51,455	1,796,294
Mr. O’Gara	16,314	330,521	6,886	240,390
Mr. Williams	139,393	3,120,700	38,534	1,345,222
Ms. South	250,268	5,133,334	27,878	973,221
(1)The value realized on the exercise of stock options is based on the difference between the exercise price of the options and the closing price of our common stock on the date of exercise.
(2)The value realized on vesting represents the number of shares acquired on vesting multiplied by the closing price of our common stock on the applicable vesting date.

Potential Payments Upon Termination of Employment or Change in Control
The information and table in this section summarize the estimated compensation payable to each of our named executive officers in the event of termination of employment or a change in control on December 31, 2019. This compensation is payable pursuant to (i) the terms of the employment agreement with each of our named executive officers, and (ii) the terms of our equity incentive plans and related award agreements. Regardless of the manner in which the named executive officer’s employment terminates, each executive is generally entitled to receive earned, unpaid salary and accrued but unused paid time off through the date of termination under his or her employment agreement. Under the employment agreement with the CEO, the CEO is also entitled to receive any earned, unpaid bonus for the calendar year preceding the calendar year in which his employment ends unless such termination is for Cause. The definitions of “Cause,” “Change in Control,” “Disability,” and “Good Reason” appear at the end of the next section under the heading “Key Definitions.”
In addition to the compensation discussed above, the following table reflects the compensation and benefits that would have been paid to the named executive officers had their employment terminated on December 31, 2019 under the termination scenarios shown below, and assumes a closing price of our common stock as of December 31, 2019 ($29.60). The table also assumes that each named executive officer executes a separation agreement and general release, as required under the terms of their employment agreements, and complies with certain restrictive covenants and confidentiality provisions contained in their employment agreements and Restrictive Covenants Agreements (as defined and described under the heading “Restrictive Covenants Agreements”). The table does not include any amounts due for unused paid time off for 2019 or the value of immediately exercisable stock options at the date of termination (where vesting was not accelerated as a result of the termination). Due to a number of factors that may affect the availability, nature and amount of compensation upon termination, any actual amounts paid or distributed to named executive officers may be different from the amounts provided in this section. In addition, in connection with any actual termination or change in control situation, we may determine to enter into agreements or establish arrangements that alter the terms below. The table should be read in
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conjunction with the narrative description of the potential payments upon a termination or change in control set forth in this section.

Named Executive Officer and Type of Payment	Termination without Cause or Resignation for Good Reason(1) ($)	Termination without Cause or Resignation for Good Reason following a Change in Control(2) ($)	Disability(3) ($)	Death(4) ($)	Retirement(5) ($)	Retirement following a Change in Control(12) ($)
Mr. Lucia
Cash severance	1,450,000	1,450,000	1,450,000	—	—	—
Bonus compensation(6)	1,450,000	1,450,000	1,450,000	—	—	—
Health insurance	26,191	26,191	26,191	—	—	—
RSUs(7)(9)(11)	4,242,627	4,242,627	4,242,627	4,242,627	3,669,985	4,242,627
Stock Options(8)(10)(11)	2,164,742	2,164,742	2,164,742	2,164,742	2,164,742	2,164,742
Total	9,333,560	9,333,560	9,333,560	6,407,369	5,834,727	6,407,369
Mr. Sherman
Cash severance	550,000	550,000	—	—	—	—
Health insurance	19,908	19,908	—	—	—	—
RSUs(7)(9)	—	2,145,496	2,145,496	2,145,496	—	—
Stock Options(8)(10)	—	1,177,297	1,177,297	1,177,297	—	—
Total	569,908	3,892,701	3,322,793	3,322,793	—	—
Mr. O’Gara
Cash severance	425,000	425,000	—	—	—	—
Health insurance	20,409	20,409	—	—	—	—
RSUs(7)(9)	—	967,536	967,536	967,536	—	—
Stock Options(8)(10)	—	446,446	446,446	446,446	—	—
Total	445,409	1,859,390	1,413,982	1,413,982	—	—
Mr. Williams
Cash severance	550,000	550,000	—	—	—	—
Health insurance	12,712	12,712	—	—	—	—
RSUs(7)(9)	—	1,638,834	1,638,834	1,638,834	1,409,760	1,638,834
Stock Options(8)(10)	—	816,522	816,522	816,522	816,522	816,522
Total	562,712	3,018,067	2,455,356	2,455,356	2,226,281	2,455,356
Ms. South(13)
Cash severance	417,750	417,750	—	—	—	—
Health insurance	19,908	19,908	—	—	—	—
RSUs(7)(9)	—	1,107,158	1,107,158	1,107,158	971,146	1,107,158
Stock Options(8)(10)	—	600,032	600,032	600,032	600,032	600,032
Total	437,658	2,144,848	1,707,190	1,707,190	1,571,178	1,707,190
(1)The amounts in this column represent the amounts payable to the named executive officer in the event he or she were terminated without Cause or resigns for Good Reason, as defined in his or her employment agreement, as described below.
(2)The amounts in this column represent the amounts payable to the named executive officer in the event he or she were terminated without Cause or resigns for Good Reason within a specified period after a Change of Control under his or her employment agreement and equity award agreements, as described below. In addition, as described below, if Mr. Lucia is terminated without Cause or resigns for Good Reason within six months prior to a Change in Control, Mr. Lucia would receive a lump sum cash payment equal to the excess of the amount he would have received for any equity awards outstanding or deemed to be outstanding, or canceled or forfeited, as a result of termination or Change in Control, over the amount he actually received. Since the employment agreements of named executive officers and the equity awards have double-trigger Change in Control provisions (except with respect to equity awards not assumed by the acquiring entity), the table assumes that both a Change in Control and a subsequent termination of employment has occurred.
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(3)In the event the employment of Messrs. O’Gara, Sherman or Williams, or Ms. South is terminated due to the executive’s Disability, all outstanding stock awards will immediately vest and all option awards will become vested and fully exercisable pursuant to the terms of the applicable award agreements. A termination of Mr. Lucia’s employment due to Disability would be treated as a termination without Cause pursuant to his employment agreement.
(4)The amounts in this column represent the amounts payable to the named executive officer under his or her equity award agreements if his or her employment is terminated upon death, as described below.
(5)The amounts in this column represent the amounts payable to the named executive officer under his or her equity award agreements if his or her employment is terminated upon Retirement, as described below. Messrs. Lucia and Williams and Ms. South each qualified for Retirement as of December 31, 2019.
(6)Amounts represent the target annual short-term (cash) incentive compensation that Mr. Lucia would be entitled to receive under his employment agreement as of the date his employment ends, and not the amount that the Compensation Committee determined to pay Mr. Lucia as set forth in the Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(7)For each named executive officer, the estimated market value of the unvested restricted stock units is calculated based on the aggregate number of his or her accelerated restricted stock units multiplied by the closing market price per share of our common stock on December 31, 2019, of $29.60 per share.
(8)For each named executive officer, the estimated market value of outstanding stock options is calculated based on the difference between the aggregate exercise price of all of his or her accelerated in-the-money options and the aggregate market value of the underlying shares as of December 31, 2019, based on the closing market price per share of our common stock on December 31, 2019, of $29.60 per share.
(9)Except for the amounts reported for Mr. Lucia in the columns entitled Termination Without Cause or Resignation for Good Reason, the amounts reported represent the estimated market value of unvested restricted stock units (including any performance-based restricted stock units) that would have vested as of December 31, 2019 under the termination scenarios in the table.
(10)Except for the amounts reported for Mr. Lucia in the columns entitled Termination Without Cause or Resignation for Good Reason, the amounts reported represent the estimated market value of outstanding stock options, which are not then exercisable (including any performance-based stock options), that would have become exercisable as of December 31, 2019 under the termination scenarios in the table.
(11)The amounts reported for Mr. Lucia in the columns entitled Termination Without Cause or Resignation for Good Reason represent the estimated market value of his (i) unvested restricted stock units (including any performance-based restricted stock units) as of December 31, 2019, and (ii) outstanding stock options, which are not then exercisable (including any performance-based stock options) as of December 31, 2019, which would continue to vest under these termination scenarios pursuant to the terms of his employment agreement. The amounts reported assume that these restricted stock units and stock options are earned, to the extent such awards are performance-based, and fully vest.
(12)The amounts in this column represent the amounts payable to the named executive officer under his or her equity award agreements if his or her employment is terminated upon Retirement within 24 months after a Change in Control, as described below. Since the employment agreements of named executive officers and the equity awards have double-trigger Change in Control provisions, the table assumes that both a Change in Control and a subsequent Retirement has occurred.
(13)Ms. South resigned from the position of Executive Vice President, Chief Administrative Officer on April 6, 2020, subsequent to the end of the 2019 fiscal year. The description of the terms of her employment below reflect the terms in effect as of December 31, 2019.
Executive Employment Agreements
EMPLOYMENT AGREEMENT WITH MR. LUCIA
HMS and Mr. Lucia entered into the third amendment to his executive employment agreement, effective March 1, 2018, extending the term of his agreement to February 28, 2021. Under his employment agreement, Mr. Lucia is entitled to a minimum annual base salary of $650,000, subject to increase from time to time by the Board or the Compensation Committee, and a targeted annual short-term (cash) incentive award opportunity of 100% of his base salary. If we terminate Mr. Lucia’s employment without Cause, in connection with a Change in Control or otherwise, or if his employment ceases because of his disability or if he terminates his employment with Good Reason, then provided that Mr. Lucia executes and does not revoke a separation agreement and release, and complies with his Restrictive Covenants Agreement, (i) he will be entitled to receive cash severance in an amount equal to (a) 24 times his monthly base salary paid ratably in equal installments over a 24 month period (unless his
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termination/resignation is in connection with a Change in Control, in which case the payment will be in a single lump sum), and (b) twice his bonus component that will vary depending upon whether the bonus for the year of termination is intended to be “performance-based” compensation and performance is satisfied, in which case it will be paid when bonuses are paid to our other senior executive officers, or whether the bonus is under a different program, in which case it will be his target bonus and will be paid on the same schedule as (a) above (unless his termination/resignation is in connection with a Change in Control, in which case the payment will be in a single lump sum), (ii) he will be entitled to continued health coverage for 24 months or until he becomes eligible for health coverage from another employer, whichever is earlier, and (iii) he will be treated as continuing in service for purposes of the vesting of any equity award until the earliest of: (x) the end of the Noncompetition Period (as defined in Mr. Lucia’s Restrictive Covenants Agreement), (y) the last of the applicable vesting dates under such awards, or (z) the termination or violation of the Restrictive Covenants Agreement.
In addition, if we terminate Mr. Lucia’s employment without Cause or Mr. Lucia resigns for Good Reason, and such termination occurs within a six-month period before a Change in Control, Mr. Lucia will receive a cash payment equal to the excess of the amount he would have received for such equity awards if he were continuing in service as of the date of the Change in Control and terminated immediately thereafter over the amount actually received, paid in a single lump sum payment at the time provided in the agreement. In the event that any payments and benefits, including any benefits provided to Mr. Lucia or for Mr. Lucia’s benefit under the agreement or any other company plan or agreement, become subject to the excise tax under Section 4999 of the Code, such payments and benefits will be “cut-back” to an amount that is less than such amount that would cause the excise tax to the extent that such reduction would result in Mr. Lucia retaining a larger amount on an after-tax basis.
EMPLOYMENT AGREEMENTS WITH OTHER NAMED EXECUTIVE OFFICERS
The employment agreements with Mr. O’Gara, Mr. Sherman, Ms. South and Mr. Williams are at-will, subject to certain notice and/or severance provisions. These employment agreements set forth the annual base salary for each named executive officer as follows: (i) Mr. O’Gara at $400,000, (ii) Mr. Sherman at $530,450, (iii) Ms. South at $401,700 and (iv) Mr. Williams at $515,000, subject to increase from time to time by the Board or the Compensation Committee. In addition, under the terms of these agreements, the named executive officers are eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the term of their employment, in each case as may be determined by our Compensation Committee in its sole discretion on the basis of such performance-based or other criteria as it determines appropriate. The target bonus opportunity for each named executive officer other than the CEO for 2019, expressed as a percentage of annual base salary, was as follows: (i) Mr. O’Gara 65%, (ii) Mr. Sherman 75%, (iii) Ms. South 65% and (iv) Mr. Williams 75%.
In the event any of these named executive officers is terminated without Cause or resigns for Good Reason, or if such termination without Cause or resignation for Good Reason occurs within 24 months following a Change in Control, then provided that such named executive officer executes and does not revoke a separation agreement and release and complies with the Restrictive Covenants Agreement, the executive would be entitled to receive (i) cash severance in an amount equal to 12 times the executive’s monthly base salary paid ratably in equal installments over a 12 month period (or, if the termination occurs within 24 months following a Change in Control, in a single lump sum payment) and (ii) a lump sum amount equal to 12 times the difference between the monthly COBRA coverage premium for the same type of medical and dental coverage (single, family, or other) in which the executive is enrolled as of the date employment ends and his or her then-monthly employee contribution, which amount may be used for any purpose.
Restrictive Covenants Agreements
We also have entered into a Noncompetition, Nonsolicitation, Proprietary and Confidential Information and Developments Agreement (the “Restrictive Covenants Agreement”) with each of our named executive officers. Under the terms of the Restrictive Covenants Agreements, in Mr. Lucia’s case, for the 24 months following the termination of his employment for any reason, and in the case of the other named executive officers, for the 12 months following the termination of employment for any reason, the named executive officer is generally prohibited from (i) engaging or assisting others in engaging in any business or enterprise in the United States that
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competes with HMS’s business, products or services, (ii) soliciting or diverting, or attempting to solicit or divert, the business of any of HMS’s current or prospective clients, (iii) (a) soliciting, recruiting or inducing, or attempting to solicit, recruit or induce, any company employee or independent contractor to leave HMS’s service or (b) soliciting, recruiting, hiring or engaging as an employee or independent contractor, or attempting to solicit, recruit, hire or engage as an employee or independent contractor, any company employee or independent contractor, and (iv) disclosing or utilizing for the benefit of any entity other than HMS, any system or product development ideas discussed or explored, even if not implemented, during the named executive officer’s employment with HMS. The Restrictive Covenants Agreements also set forth certain obligations with respect to proprietary and confidential information and developments and inventions.
Equity Incentive Plans
All named executive officers participated in the Company’s equity plans in 2019.
With respect to stock awards and option awards under the Company's Fourth Amended and Restated 2006 Stock Plan, as amended (the "2006 Stock Plan"), the 2016 Omnibus Plan, the 2019 Omnibus Plan and the related award agreements, such awards generally require that the named executive officer remain employed by the Company (or continue to serve on the Board if no longer employed by the Company) during the period designated by the Compensation Committee, subject to acceleration of vesting or continued vesting of equity awards in the termination scenarios described in the table under “Potential Payments Upon Termination of Employment or Change in Control.” If the named executive officer’s employment or Board membership ends before the designated period for any reason (other than upon death, Disability, Retirement, termination without Cause or resignation for Good Reason following a Change in Control, or as otherwise specified in the executive’s employment agreement), all unvested restricted stock units will be forfeited and all unexercisable portions of option awards will expire immediately. If we terminate the named executive officer’s employment or Board membership for Cause, all stock awards and option awards will immediately terminate without regard to whether such awards are vested or exercisable, respectively.
If the named executive officer’s employment is terminated as a result of death, all outstanding stock awards will immediately vest and all option awards will become vested and fully exercisable upon termination pursuant to the terms of the applicable award agreements. If the named executive officer’s employment is terminated as a result of Retirement (except with respect to a termination upon Retirement within 24 months after a Change in Control, in which case restricted stock units are treated as described below), the named executive officer will be treated as continuing in service for vesting purposes and the vested portion of options shall remain exercisable until the second anniversary of such executive’s Retirement, or until the last applicable vesting date or option expiration date under the applicable award agreement, whichever is sooner. Under the award agreements, “Retirement” means cessation of employment on or after attaining the age of 60 and having at least 5 years of continuous service with the Company.
Upon a Change in Control, and unless provided otherwise in the terms of an award agreement or employment agreement, awards granted under the 2006 Stock Plan, the 2016 Omnibus Plan and the 2019 Omnibus Plan vest on an accelerated basis only if a qualifying termination occurs during the 24-month period following the Change in Control. In this case, (i) restricted stock unit awards will immediately vest and become free of restrictions, (ii) outstanding option awards which are not then vested and exercisable will become immediately fully vested and exercisable and will remain exercisable for 12 months following the qualifying termination, but not beyond the option expiration date set forth in the applicable award agreement, and (iii) performance-based awards will be considered to be earned and payable in full, based on the applicable performance criteria or, if not determinable, at the target level, and any restriction will lapse and the performance based awards will be immediately settled or distributed. To the extent an award under the 2006 Stock Plan, the 2016 Omnibus Plan or the 2019 Omnibus Plan is not assumed or substituted in a Change in Control, accelerated vesting generally occurs immediately prior to the Change in Control and any performance-based award will be deemed fully earned at the target amount as of the date on which the Change in Control occurs.
Key Definitions
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The capitalized terms used in the sections under the headings “Potential Payments Upon Termination of Employment or Change in Control” and “Executive Employment Agreements” are defined as below. These definitions are subject to further limitations if necessary to conform to Section 409A of the Code.
“CAUSE”
▪Under the employment agreements for each of the named executive officers, “Cause” means: (i) fraud with respect to HMS or any of its subsidiaries and affiliates; (ii) material misrepresentation to any regulatory agency, governmental authority, outside or internal auditors, internal or external company counsel, or the Board concerning the operation or financial status of HMS or of any of its subsidiaries and affiliates; (iii) theft or embezzlement of assets of HMS or any of its subsidiaries or affiliates; (iv) conviction, or plea of guilty or nolo contendere to any felony (or to a felony charge reduced to a misdemeanor), or, with respect to the named executive officer’s employment, to any misdemeanor (other than a traffic violation); (v) material failure to follow HMS’s conduct and ethics policies that have been provided or made available to the named executive officer; (vi) a material breach of the named executive officer’s employment agreement or Restrictive Covenants Agreement; and/or (vii) continued failure to attempt in good faith to perform his/her duties as reasonably assigned by the Board, in Mr. Lucia’s case, or by his/her supervisor in the case of the other named executive officers. Certain of the foregoing definitions permit the named executive officer to attempt to cure the grounds for Cause prior to termination.

▪Under the 2006 Stock Plan and the related award agreements, “Cause” is equated with “gross misconduct,” and is determined by the Compensation Committee or our Board.

▪Under the related award agreements to the 2016 Omnibus Plan and the 2019 Omnibus Plan, “Gross Misconduct” is equated with “Cause” as defined in the employment agreements for the named executive officers. For participants that have not entered into employment agreements with HMS, “Gross Misconduct” means, for purposes of these awards, a conviction of any felony, or a misdemeanor with respect to the participant’s employment, or the entering of a plea guilty or nolo contendere to such charge, the embezzlement or theft of HMS property, or a violation of a restrictive covenants or similar agreement with HMS.

“CHANGE IN CONTROL”
▪Under the employment agreements and the terms of the 2006 Stock Plan, the 2016 Omnibus Plan and the 2019 Omnibus Plan, a “Change in Control” generally occurs, subject to specific exceptions, when:

–a person or group beneficially owns 50.01% or more of our outstanding shares of common stock or of the combined voting power of outstanding Company securities entitled to vote in the election of directors;

–there is a merger, consolidation, reorganization, recapitalization or share exchange involving HMS or a sale or other disposition of all or substantially all of HMS’s assets, unless, immediately after the transaction (i) all or substantially all of the beneficial owners of HMS’s outstanding common stock and outstanding voting securities prior to the transaction own, directly or indirectly, more than 50% of such securities after the transaction in substantially the same proportions as their initial ownership and (ii) no person beneficially owns 50.01%, or more of the outstanding shares of common stock or voting securities of the acquiring corporation (unless such ownership level existed prior to the transaction); or

–during any one year-period, the individuals who are the continuing directors (as determined under 2006 Stock Plan, the 2016 Omnibus Plan or the 2019 Omnibus Plan) cease for any reason to constitute a majority of the Board or the Board of a successor corporation.

“DISABILITY”
▪Under the employment agreements, “Disability” exists when the Company determines that based upon appropriate medical evidence, the named executive officer has become physically or mentally incapacitated
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so as to render such executive incapable of performing the executive’s usual and customary duties, with or without a reasonable accommodation, for at least 180 days , whether or not consecutive, during any 12-month period, or if the named executive officer is found to be disabled within the Company’s long-term disability insurance as then in effect.

▪Under the related award agreements to the 2006 Stock Plan, the 2016 Omnibus Plan and the 2019 Omnibus Plan, “Disability” means permanent and total disability as defined by Section 22(e)(3) of the Code.

“GOOD REASON”
▪Under the employment agreements, “Good Reason” means, the occurrence, without the named executive officer’s prior written consent, of any of the following events: (i) a material diminution in his/her authority, duties or responsibilities (in Mr. Lucia’s case, other than in connection with a portion of his authority, duties or responsibilities being assigned to or carried out by a President); (ii) a requirement that, in Mr. Lucia’s case, he report to an officer rather than to the Board, and in the case of the other named executive officers, that they report to a new supervisor who has materially diminished authority, duties or responsibilities in comparison to his/her previous supervisor; (iii) a material reduction in the named executive officer’s base salary; (iv) HMS’s requiring, (a) in the case of Messrs. Lucia, Sherman and Williams and Ms. South, that they perform their principal services in a geographic area more than 50 miles from HMS’s offices in Irving, Texas, or such other place at which they have agreed to provide such services, and (b) in the case of Mr. O’Gara, that he performs his principal services primarily in a geographic area more than 50 miles from HMS’s offices in Danvers, Massachusetts, or such other place of primary employment at which they have agreed to provide such services; or (v) a material breach by HMS of any material provision of the named executive officer’s employment agreement. Good Reason is also subject to certain timing restrictions and our ability to cure the proposed Good Reason.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Lucia, our CEO. There has been no change in our employee population or employee compensation arrangements since 2018 that we believe would significantly impact the pay ratio disclosure for 2019, other than approximately 29 employees hired as a result of our acquisition of VitreosHealth in 2019 and approximately 559 employees hired as a result of our acquisition of Accent in 2019, which are permitted by the SEC rules to be omitted in the year of acquisition; therefore, the same median employee was used to calculate the pay ratio for 2017, 2018 and 2019.
We estimate that for 2019, our last completed fiscal year:

▪the median of the annual total compensation of all employees of our Company (other than our CEO) was $88,669;
▪the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $5,478,234; and
▪the ratio of the annual total compensation of Mr. Lucia, our Chief Executive Officer, to the median of the annual total compensation of all employees was 62 to 1.

To identify the median of the annual total compensation of all our employees in 2017, we compared the total gross wages, calculated as described below, for all individuals (other than the CEO) who were employed by us and our subsidiaries on December 17, 2017, the last day of our payroll year. We selected December 17, 2017 as the date upon which we would identify the “median employee” because it enabled us to make such identification based on payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. We included all active employees, including full-time, part-time and temporary employees, all of whom are located in the United States.
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We used total gross wages, less certain immaterial adjustments, as a compensation measure because we believe it reasonably reflects the total annual compensation of our employees and can be consistently applied to all of our employees included in the calculation in an efficient and economical manner. For purposes of identifying the median employee, we annualized the base salaries of the permanent employees (full-time and part-time) who were employed by us on December 17, 2017 but did not work for us for the entire fiscal year. The resulting total gross wages calculated for all employees (other than the CEO) were sorted from high to low, and the median employee was identified.
Once we identified our median employee, we calculated annual total compensation for such employee for 2017 using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table. This calculation revealed certain anomalies in the compensation of the median employee that would have had a significant impact on the pay ratio since the median employee worked for us for approximately seven months during 2017. Therefore, in 2017 we substituted another employee with substantially similar compensation to the original median employee based on total gross wages calculated as discussed above, the same compensation measure we used to identify the original median employee. We have used that same median employee to calculate the pay ratio in 2017, 2018 and 2019.
To calculate the annual total compensation for such median employee for 2019, we used the same methodology that we use for our named executive officers as set forth in the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this Proxy Statement.

The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to adopt a variety of methodologies and apply various assumptions. As a result, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. A multitude of factors that could cause ratios to be less meaningful for company-to-company comparisons include the following, among others:
Differences in industry and business type;
Variations in the way companies organize their workforces to accomplish similar tasks;
Differences in the geographical distribution of employees;
Degree of vertical integration;
Reliance on contract and outsourced workers; and
Ownership structure.

Compensation Committee Interlocks and Insider Participation
None of the persons who served on the Compensation Committee during 2019 (Messrs. Becker, Stowe and Callen and Ms. Tellez) were or are an officer or employee of HMS or had a related person transaction involving HMS requiring disclosure under Item 404 of Regulation S-K. During 2019, none of our executive officers (i) served as a member of the Board or compensation committee (or equivalent entity) of any other entity that had one or more of its executive officers serving as a member of our Compensation Committee or (ii) served as a member of the compensation committee (or equivalent entity) of any other entity that had one or more of its executive officers serving as a member of our Board.
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PROPOSAL TWO: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
We are providing our shareholders the opportunity to vote to approve, on an advisory basis, the compensation of Messrs. Lucia, O’Gara, Sherman and Williams and Ms. South, whom we refer to as our named executive officers and whose compensation is disclosed in this Proxy Statement in accordance with the SEC’s rules, for fiscal 2019. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.
Our Board is asking shareholders for advisory approval of our 2019 executive compensation as described in this Proxy Statement:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the proxy statement for the Company’s 2020 Annual Meeting of Shareholders, is hereby approved.
Our executive compensation program is designed to attract, develop, motivate, and retain talented executives to lead our business. Under this program, our executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The program contains elements of cash and equity-based compensation and is designed to align the interests of our executives with those of our shareholders.
As we describe in the CD&A, “pay-for-performance” is the underlying philosophy for our executive compensation program. The program is designed and administered to align the interests of our senior executives with the interests of our shareholders, thus rewarding individual and team achievements that contribute to the attainment of our business goals; and to provide a balance of total compensation opportunities, including salary, short-term cash incentives and long-term equity incentives that are competitive with similarly situated companies and reflective of our performance. The Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.
Shareholder Outreach
As discussed above under "Shareholder Outreach Regarding Executive Compensation," we continued our annual shareholder outreach in 2019 and received additional feedback on our executive compensation program, which was previewed in our 2019 proxy statement. We highly value the opinions of our shareholders, and the insight gained through our engagement process regarding our shareholders’ views of our executive compensation program contributed to the Compensation Committee’s decision-making process for 2019.
We are committed to continuing our engagement with our shareholders from time to time on matters of executive compensation and corporate governance. As our shareholders’ views and market practices on executive compensation evolve, the Compensation Committee will continue to evaluate and, if needed, make changes to our executive compensation program, ensuring that the program continues to reflect our pay-for-performance compensation philosophy and objectives.
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PROPOSAL TWO: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Effect of Your Vote on This Proposal
As an advisory vote, the results of the vote on this proposal are not binding and thus do not overrule any decision by HMS or the Board (or any committee thereof), or create or imply any change or addition to the fiduciary duties of HMS or the Board (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future executive compensation decisions.
Vote Required
The affirmative vote of a majority of the votes cast at the 2020 Annual Meeting on such matter (and voting affirmatively or negatively) is required to approve, on an advisory basis, our 2019 executive compensation as reported in this Proxy Statement.

☑	The Board of Directors recommends a vote “FOR” the proposal to approve, on an advisory basis, the 2019 compensation of our named executive officers.

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PROPOSAL THREE: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and our shareholders are asked to ratify this selection. The Audit Committee first engaged Grant Thornton as our independent registered public accounting firm on August 24, 2017. The Company expects representatives of Grant Thornton to be present at the 2020 Annual Meeting, where they will be available to respond to appropriate questions from shareholders and make a statement if they desire to do so.
Audit and Non-Audit Fees
The aggregate fees for professional services rendered by Grant Thornton during fiscal 2019 and 2018 are set forth in the table below. A description of these services follows the table. All audit and non-audit services disclosed in the table were pre-approved by the Audit Committee prior to the provision of the services.

Type of Fee	2019 ($)	2018 ($)
Audit Fees	1,023,492	1,044,574
Audit-Related Fees	273,398	281,015
Tax Fees	—	—
All Other Fees	—	—
Total	1,296,890	1,325,589

Audit Fees
The aggregate audit fees billed for professional services rendered by Grant Thornton for 2019 and 2018 include fees and related expenses associated with the annual integrated audit of our consolidated financial statements and internal control over financial reporting and reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q for those years. In addition, for 2019, the aggregate fees billed include fees and related expenses for (i) procedures performed in connection with the VitreosHealth and Accent acquisitions and (ii) procedures related to the issuance of our Registration Statement on Form S-8.
Audit-Related Fees
Audit-Related Fees consist of fees and related expenses related to the performance of the audit or review of our consolidated financial statements that are not reported under “Audit Fees.” The aggregate fees billed for audit-related services rendered by Grant Thornton for 2019 and 2018 include fees for (i) service organization controls testing and reporting and (ii) service organization controls readiness assessments.
Audit Committee Pre-Approval Policies and Procedures
In accordance with its Charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. At the time of the annual engagement of our independent registered public accounting firm or as soon as practicable thereafter, the Audit Committee pre-approves specific services and/or categories of services that may be provided during the year by the independent registered public accounting firm and the estimated fees for such services. During the year, circumstances may arise when it may become necessary or appropriate to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In such circumstances, our senior management seeks approval from the Audit Committee to engage the independent registered public accounting firm for such additional services. A description of any proposed non-audit services is provided to the Audit Committee along with the estimated fees for its pre-approval. For each proposed service, the independent
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PROPOSAL THREE: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
registered public accounting firm is required to provide detailed supporting documentation at the time of approval to permit the Audit Committee to make a determination whether the performance of such services would impair the auditor’s independence. The Audit Committee is regularly informed of any non-audit services provided by the independent auditor pursuant to this pre-approval process. In connection with the engagement of a new independent registered public accounting firm, the Audit Committee approves the continuation of any permissible non-audit services being performed by that firm that commenced prior to the engagement.
Effect of Your Vote on This Proposal
The submission of this matter for approval by shareholders is not required by law and the results of the vote on this proposal are not binding. If this proposal is not approved at the 2020 Annual Meeting, the Audit Committee may reconsider its selection of Grant Thornton. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
Vote Required
The affirmative vote of a majority of the votes cast at the 2020 Annual Meeting on such matter (and voting affirmatively or negatively) is required to ratify the selection of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

☑
The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

76 | 2020 Proxy Statement

AUDIT COMMITTEE REPORT
In accordance with its Charter, the Audit Committee of the Board of Directors of HMS Holdings Corp., among its other duties, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. The Audit Committee consists of four non-employee directors who meet the independence and financial literacy requirements of Nasdaq and the additional, heightened independence criteria applicable to members of the Audit Committee under SEC and Nasdaq Marketplace Rules. During 2019, the Audit Committee met 13 times.
In discharging its oversight responsibility as to our financial reporting process, the Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2019 with management. Management has the responsibility for the preparation of our financial statements and HMS’s independent registered public accounting firm, Grant Thornton, has the responsibility for the examination of those statements.
The Audit Committee discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the Securities and Exchange Commission.

The Audit Committee has received from Grant Thornton a formal written statement describing all relationships between Grant Thornton and HMS that might bear on Grant Thornton’s independence, as required by applicable requirements of the PCAOB, and has discussed with Grant Thornton any relationships that may impact its objectivity and independence. The Audit Committee has also considered whether the provision of non-audit services by Grant Thornton is compatible with its independence. Based on the foregoing, the Audit Committee has concluded that Grant Thornton is independent from HMS and its management.
Based on the above-mentioned review and discussions with management and Grant Thornton, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.
By the Audit Committee of the Board of Directors of HMS Holdings Corp.
Ellen A. Rudnick, Chair
Robert Becker
Bart M. Schwartz
Cora M. Tellez
The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

| 2020 Proxy Statement 77

OWNERSHIP OF HMS COMMON STOCK
The following tables set forth information known to us with respect to the beneficial ownership of our common stock as of April 1, 2020 by (i) each of our directors and nominees for director, (ii) Messrs. Lucia, O’Gara, Sherman and Williams and Ms. South, whom we refer to in this Proxy Statement as our named executive officers, (iii) all of our directors and current executive officers as a group and (iv) each person (or group of affiliated persons) known by us to be the beneficial owner of more than 5% of our common stock.
The tables are based upon information supplied to us by directors, executive officers and principal shareholders and filings under the Exchange Act, as amended. We have based our calculation of the percentage of beneficial ownership on 88,410,877 shares of our common stock outstanding as of April 1, 2020, unless otherwise noted. The beneficial ownership reported in the following tables is determined in accordance with the applicable rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. For purposes of the following tables, an entity or individual is considered the beneficial owner of shares of common stock if the entity or individual directly or indirectly has or shares voting power or investment power, as defined in the rules of the SEC, with respect to such shares or has the right to acquire beneficial ownership of such shares within 60 days of April 1, 2020.
Unless otherwise noted and subject to applicable community property laws, to our knowledge each shareholder named in the following table possesses sole voting and investment power over the shares listed. The address of each person listed in the table is c/o HMS Holdings Corp., 5615 High Point Drive, Irving, Texas 75038. To our knowledge, as of April 1, 2020, none of our officers or directors has pledged any of the shares that they respectively beneficially own as security.
Security Ownership of Directors and Executive Officers

Name of Beneficial Owner	Number of Outstanding Shares of Common Stock		Number of Shares Underlying Options Exercisable Within 60 Days(1)	Number of Shares Underlying Restricted Stock Units that will Vest Within 60 Days(2)(3)	Percent of Class
Directors and Nominees for Director (who are not officers):
Katherine Baicker	—		—	—	*
Robert Becker	5,000		9,545	—	*
Craig R. Callen	19,000		35,329	—	*
William F. Miller III	138,807	(4)	35,152	4,178	*
Jeffrey A. Rideout	—		—	—	*
Ellen A. Rudnick	52,992		20,962	2,089	*
Bart M. Schwartz	28,652		17,918	2,089	*
Richard H. Stowe	—		35,152	—	*
Cora M. Tellez	630		9,645	—	*
Named Executive Officers:
William C. Lucia	681,775	(5)	388,807	—	1.2%
Emmet W. O’Gara	9,231		29,608	—	*
Jeffrey S. Sherman	145,739	(6)	209,802	—	*
Douglas M. Williams, Jr.	24,434	(7)	342,217	—	*
Tracy A. South	12,225		55,398	—	*
All current directors and executive officers as a group (17 persons)(8)	1,137,590	(9)	1,238,913	14,928	2.7%
* Less than 1% of outstanding shares
78 | 2020 Proxy Statement

OWNERSHIP OF HMS COMMON STOCK
(1)Includes the number of shares that could be purchased by exercise of options exercisable at April 1, 2020 or within 60 days thereafter. The amounts reported in this column are excluded from the amounts reported in the column “Number of Outstanding Shares of Common Stock.”
(2)Includes the number of shares underlying restricted stock units that are not subject to outstanding performance conditions and vest within 60 days of April 1, 2020, and excludes vested and unvested deferred stock units acquired pursuant to the Director Deferred Compensation Plan. Restricted stock units do not have voting power and are payable solely in shares of HMS common stock. The amounts reported in this column are excluded from the amounts reported in the column “Number of Outstanding Shares of Common Stock.”
(3)Excludes deferred stock units (whether or not vested) held by non-employee directors pursuant to the Director Deferred Compensation Plan as follows: Dr. Baicker (3,182), Mr. Becker (27,290), Mr. Callen (36,468), Mr. Miller (4,058), Dr. Rideout (3,182), Ms. Rudnick (22,101), Mr. Schwartz (38,459), Mr. Stowe (82,318), and Ms. Tellez (66,174).
(4)Includes 3,900 shares of common stock held in trusts for the benefit of Mr. Miller’s family. Mr. Miller disclaims beneficial ownership of the shares of common stock held by the trusts.
(5)Includes 636,191 shares of common stock held by the William C. Lucia Family Trust, a revocable trust for which Mr. Lucia serves as trustee.
(6)Includes 10,760 shares of common stock held by a revocable family trust for the benefit of Mr. Sherman’s children and for which Mr. Sherman and his spouse serve as trustees.
(7)Includes 2,500 shares held jointly with Mr. William’s spouse.
(8)Includes the named executive officers (other than Ms. South), the current directors, Mses. Bjorck and Perrin and Messrs. Alexander and Sims.
(9)Includes the shares reported in footnotes (4), (5), (6) and (7).

Based on a review of filings with the SEC, the following entities hold more than 5% of our outstanding shares of common stock as of the date indicated in the respective filing.
Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Outstanding Shares of Common Stock (#)		Percent of Class (%)
BlackRock, Inc.	13,587,857	(1)	15.4
The Vanguard Group	9,483,314	(2)	10.7
Wellington Management Group LLP and affiliated entities	7,111,562	(3)	8.0
(1)Represents shares of HMS common stock beneficially owned as of December 31, 2019 based solely on a Schedule 13G/A filed with the SEC on February 4, 2020. According to the Schedule 13G/A, BlackRock, Inc., in its capacity as a parent holding company or control person of subsidiaries that acquired the reported securities, has sole voting power over 13,437,407 shares and sole dispositive power over 13,587,857 shares. The Schedule 13G/A was filed on BlackRock’s behalf and on behalf of its subsidiaries BlackRock (Netherlands) B.V.; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Limited; BlackRock Investment Management, LLC. According to the Schedule 13G/A, BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of the class. BlackRock’s principal business address is 55 East 52nd Street, New York, NY 10055.
(2)Represents shares of HMS common stock beneficially owned as of December 31, 2019 based solely on a Schedule 13G/A filed with the SEC on February 12, 2020. According to the Schedule 13G/A, The Vanguard Group, a registered investment advisor, has sole voting power over 183,759 shares, shared voting power over 15,459 shares, sole dispositive power over 9,294,464 shares and shared dispositive power over 188,850 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 173,391 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 25,827 shares as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group’s principal business address is 100 Vanguard Boulevard, Malvern, PA 19355.
| 2020 Proxy Statement 79

OWNERSHIP OF HMS COMMON STOCK
(3)Represents shares of HMS common stock beneficially owned as of December 31, 2019 based solely on a Schedule 13G/A filed with the SEC on January 27, 2020. According to the Schedule 13G/A, Wellington Management Group LLP (“Wellington Management”), Wellington Group Holdings LLP (“Wellington Holdings”) and Wellington Investment Advisors Holdings LLP (“Wellington Advisors”) have shared voting power over 6,116,396 shares and shared dispositive power over 7,111,562 shares and Wellington Management Company LLP (“Wellington Company”) has shared voting power over 5,912,740 shares and shared dispositive power over 6,222,762 shares. The Schedule 13G/A reports beneficial ownership is held through Wellington Group Holdings LLP, Wellington Investment Advisors LLP, Wellington Management Global Holdings, Ltd. and the Wellington Investment Advisors (as defined below), as direct and indirect subsidiaries of Wellington Management, Wellington Holdings and Wellington Advisors. These shares are owned of record by clients of one or more of the following investment advisors directly or indirectly owned by Wellington Management: Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd (collectively, the “Wellington Investment Advisors”). Wellington Advisors controls directly or indirectly through Wellington Management Global Holdings Ltd. the Wellington Investment Advisors. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client is known to have such right or power with respect to more than 5% of this class of securities. Wellington Management's principal business address is 280 Congress Street, Boston, MA 02210.

Delinquent Section 16(a) Reports
Pursuant to Section 16(a) of the Exchange Act our executive officers, directors and persons owning more than 10% of a registered class of our equity securities are required to file reports of ownership and changes in ownership of common stock with the SEC. Copies of such reports are required to be furnished to us.
Based solely on a review of such reports and amendments thereto filed electronically with the SEC during fiscal 2019, and written representations that no other reports were required, we believe that during fiscal 2019, all of the reporting persons complied with the requirements of Section 16(a), except that, due to administrative error, Mr. Schwartz, Mr. Stowe and Ms. Tellez were each late in filing two reports involving a total of two transactions, Mr. Alexander was late in filing two reports involving a total of four transactions, and Mr. O'Gara was late in filing one report involving a single transaction. All of such transactions were subsequently reported on a Form 4 or Form 5.
80 | 2020 Proxy Statement

ADDITIONAL INFORMATION
Shareholder Proposals and Director Nominations for 2021 Annual Meeting
Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in our proxy statement relating to, and for consideration at, the 2021 Annual Meeting of Shareholders, or the 2021 Annual Meeting, by submitting their proposals to us in a timely manner. Such proposals will be so included if they are received in writing at our principal executive office no later than December 18, 2020 and if they otherwise comply with the requirements of Rule 14a-8. Proposals should be addressed to: Meredith W. Bjorck, Corporate Secretary, HMS Holdings Corp., 5615 High Point Drive, Irving, Texas 75038.
With regard to any proposal by a shareholder not seeking to have such proposal included in the proxy statement, but seeking to have such proposal considered at the 2021 Annual Meeting or seeking to nominate a candidate for director at the 2021 Annual Meeting, in order for such proposal/nomination to be considered timely it must be received in writing by the Corporate Secretary at our principal executive office between January 27, 2021 and February 26, 2021. If a shareholder fails to timely notify us of such proposal/nomination, the chairman of the meeting may determine that the proposal/nomination may not be brought before the annual meeting. Any proposals submitted by shareholders must comply in all respects with (i) the rules and regulations of the SEC, (ii) the provisions of our Certificate of Incorporation and our Bylaws and (iii) applicable Delaware law.
You may contact the Corporate Secretary at our principal place of business for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. Our Second Amended and Restated Bylaws are also available on our website under the “Investors—Corporate Governance” tabs at http://investor.hms.com/corporate-governance.cfm.
Shareholder Communication with the Board of Directors
Shareholders and other outside parties who wish to communicate with a director should address their correspondence to such director in care of the Corporate Secretary at the address specified on our website at http://investor.hms.com/corporate-governance/contact-the-board. The Board has instructed the Corporate Secretary to review and determine whether to forward all such correspondence in her discretion. Generally, correspondence will not be forwarded if it is deemed to be irrelevant to or inconsistent with HMS’s operations or policies, or of a commercial nature.
Annual Report
Our 2019 Annual Report is concurrently being provided or mailed to shareholders. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

| 2020 Proxy Statement 81

OTHER BUSINESS
As of the date of this Proxy Statement, the Board knows of no business to be presented at the 2020 Annual Meeting other than as set forth herein. If other matters properly come before the 2020 Annual Meeting, the persons named as proxies will vote on such matters in their discretion.

BY ORDER OF THE BOARD OF DIRECTORS
Meredith W. Bjorck
Executive Vice President,
Chief Legal Officer and Corporate Secretary

Dated: April 17, 2020

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  THEREFORE, SHAREHOLDERS ARE URGED TO SUBMIT THEIR VOTE AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THEIR PROXY CARD OR VOTING INSTRUCTION FORM FOR VOTING OVER THE INTERNET OR BY TELEPHONE, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY OR VOTING INSTRUCTION FORM BY MAIL, BY COMPLETING, SIGNING, DATING AND RETURNING THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

82 | 2020 Proxy Statement

ANNEX A
The Company believes that the non-GAAP financial measures presented in the CD&A provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. The non-GAAP measures presented in the CD&A may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to financial measures calculated in accordance with GAAP.

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Twelve Months Ended
(in thousands, except percentages)	December 31, 2019	December 31, 2018
Net income	$87,224	$54,989

Net interest expense	6,865	10,221
Income taxes	17,138	(1,972)
Depreciation and amortization of property and equipment and intangible assets	42,984	57,596
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$154,211	$120,834
Stock-based compensation expense	21,901	21,507
Transaction and integration costs	3,489	—

Settlement Expense	—	20,000
Adjusted EBITDA	$179,601	$162,341
% of Revenue	28.7%	27.1%
Adjusted EBITDA, excluding Reserve Releases and 3Q 2019 Gain on Investment[1]	$163,701	$156,041
% of Revenue	26.6%	26.4%

(1)Excludes for 2019 a net benefit of $8.2 million related to the 2Q 2019 Reserve Release and $7.7 million related to the 3Q 2019 Gain on Investment, and for 2018 a net benefit of $6.3 million related to the 1Q 2018 Reserve Release, as further described in the CD&A.
| 2020 Proxy Statement A-1

ANNEX A
Reconciliation of Net Income to GAAP EPS (Diluted) and Adjusted EPS (Diluted)

	Twelve Months Ended
(in thousands, except per share amounts)	December 31, 2019	December 31, 2018
Net income	$87,224	$54,989

Stock-based compensation expense	21,901	21,507
Transaction and integration costs	3,489	—
Settlement expense	—	20,000
Amortization of acquisition related software and intangible assets	16,999	32,975
Income tax related to adjustments¹	(11,784)	(19,216)

Adjusted net income	$117,829	$110,255

Weighted average common shares, diluted	89,317	86,144

Diluted GAAP EPS²	$0.98	$0.64
Diluted adjusted EPS²	$1.32	$1.28

Discrete tax benefits	$0.07	$0.19
Reserve Releases benefit³	$0.07	$0.05
3Q 2019 Gain on Investment³	$0.06	$—
Diluted adjusted EPS excluding Reserve Releases, 3Q 2019 Gain on Investment, and discrete tax benefits	$1.12	$1.04

(1)Tax effect of adjustments is computed as the pre-tax effect of the adjustments multiplied by the adjusted annual effective tax rate at period end.
(2)Diluted GAAP EPS and Diluted Adjusted EPS included (i) discrete tax benefits of $0.07 per diluted share primarily related to the exercise of employee stock options, $0.07 per diluted share related to the Reserve Releases benefit and a $0.06 per diluted share benefit related to the 3Q 2019 Gain on Investment benefit for the twelve months ended December 31, 2019, and (ii) discrete tax benefits of $0.19 per diluted share and $0.05 per diluted share related to the Reserve Releases benefit for the twelve months ended December 31, 2018. The discrete tax benefits recorded in the twelve months ended December 31, 2018 primarily related to state tax apportionments, the closure of routine outstanding prior year tax audits, the exercise of employee stock options, the abandonment of subsidiary stock related to a 2010 acquisition, and year-end federal and state tax adjustments or provision true ups.
(3)The Reserve Releases benefit of $0.07 per diluted share for the twelve months ended December 31, 2019 is net of income tax of approximately $0.03 per diluted share and the 3Q 2019 Gain on Investment benefit of $0.06 per diluted share for the twelve months ended December 31, 2019 is net of income tax of approximately $0.02 per diluted share. The Reserve Releases benefit of $0.05 per diluted share for the twelve months ended December 31, 2018 is net of income tax of approximately $0.02 per diluted share.

A-2 | 2019 Proxy Statement

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 26, 2020, the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 26, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D01130-P33658

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HMS HOLDINGS CORP.

The Board of Directors recommends you vote FOR the listed Nominees and FOR Proposals 2 and 3.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Katherine Baicker	☐	☐	☐
1b. Robert Becker	☐	☐	☐
1c. Craig R. Callen	☐	☐	☐
1d. William C. Lucia	☐	☐	☐
1e. William F. Miller III	☐	☐	☐
1f. Jeffrey A. Rideout	☐	☐	☐
1g. Ellen A. Rudnick	☐	☐	☐
1h. Bart M. Schwartz	☐	☐	☐
1i. Richard H. Stowe	☐	☐	☐
1j. Cora M. Tellez	☐	☐	☐
2. Advisory approval of the Company's 2019 executive compensation.	☐	☐	☐
3. Ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D01131-P33658

HMS HOLDINGS CORP.
Annual Meeting of Shareholders
May 27, 2020
This proxy is solicited on behalf of the Board of Directors.

The shareholder(s) whose signature(s) appear(s) on the reverse side hereby appoint(s) Meredith W. Bjorck, William C. Lucia and Jeffrey S. Sherman, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HMS HOLDINGS CORP. that the shareholder(s) whose signature(s) appear(s) on the reverse side is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, CDT on Wednesday, May 27, 2020, and any adjournment or postponement thereof. This proxy revokes all prior proxies given by the shareholder(s) whose signature(s) appear(s) on the reverse side. The availability of the proxy statement dated April 17, 2020 is acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS: FOR ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side